Exhibit 10.1

EXECUTION COPY

$400,000,000

SENIOR SECURED SUPERPRIORITY

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of March 18, 2009

Among

CHEMTURA CORPORATION,
as Debtor and Debtor-in-Possession

as Borrower

and

THE GUARANTORS PARTY HERETO,
as Debtors and Debtors in Possession under Chapter 11 of the Bankruptcy Code

and

CITIBANK, N.A.

as Administrative Agent

and

ROYAL BANK OF SCOTLAND PLC

as Syndication Agent

and

CITIBANK, N.A.

as Initial Issuing Bank

THE INITIAL LENDERS AND THE OTHER LENDERS PARTY HERETO

CITIGROUP GLOBAL MARKETS INC.

as Sole Lead Arranger and Sole Bookrunner

Section 3.04 Determinations Under Sections 3.01 and 3.03	71

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Loan Parties	72

ARTICLE V

COVENANTS OF THE LOAN PARTIES

Section 5.01 Affirmative Covenants	76
Section 5.02 Negative Covenants	80
Section 5.03 Reporting Requirements	86
Section 5.04 Financial Covenants	89

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01 Events of Default	90
Section 6.02 Actions in Respect of the Letters of Credit upon Default	94

ARTICLE VII

THE AGENTS

Section 7.01 Appointment and Authorization of the Agents	94
Section 7.02 Administrative Agent Individually	94
Section 7.03 Duties of Administrative Agent; Exculpatory Provisions	95
Section 7.04 Reliance by Administrative Agent	96
Section 7.05 Delegation of Duties	96
Section 7.06 Resignation of Administrative Agent	97
Section 7.07 Non-Reliance on Administrative Agent and Other Lender Parties	98
Section 7.08 No other Duties, etc.	99
Section 7.09 Indemnification of Agents	99
Section 7.10 Administrative Agent May File Proofs of Claim	99
Section 7.11 Collateral and Guaranty Matters	100

ARTICLE VIII

SUBSIDIARY GUARANTY

Section 8.01 Subsidiary Guaranty	100
Section 8.02 Guaranty Absolute	101
Section 8.03 Waivers and Acknowledgments	102
Section 8.04 Subrogation	102

SCHEDULES

Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Intellectual Property
Schedule III	-	Material IP Agreements
Schedule IV	-	Initial Pledged Equity
Schedule V	-	Initial Pledged Debt
Schedule VI	-	Designated Account Debtors
Schedule VII	-	Form of Invoices
Schedule VIII	-	Non-Filing Domestic Subsidiaries
Schedule 4.01(a)	-	Equity Investments; Subsidiaries
Schedule 4.01(b)	-	Loan Parties
Schedule 4.01(i)	-	Disclosures
Schedule 4.01(m)	-	Environmental Liabilities
Schedule 4.01(t)	-	Surviving Debt
Schedule 4.01(u)	-	Lien
Schedule 5.02(g)	-	Investments in Joint Ventures
Schedule 5.02(p)	-	Sale and Lease Backs

EXHIBITS

Exhibit A-1	-	Form of Term Note
Exhibit A-2	-	Form of Non-rollup Revolving Credit Note
Exhibit A-3	-	Form of Rollup Revolving Credit Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D-1	-	Form of Opinion of Kirkland & Ellis LLP
Exhibit E	-	Interim Order
Exhibit F	-	Form of Borrowing Base Certificate
Exhibit G	-	Form of IP Security Agreement Supplement
Exhibit H	-	Form of Guaranty Supplement

SENIOR SECURED SUPERPRIORITY
DEBTOR-IN-POSSESSION CREDIT AGREEMENT

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this “Agreement”) dated as of March 18, 2009 among CHEMTURA CORPORATION, a Delaware corporation and a debtor and debtor-in-possession in a case pending under chapter 11 of the Bankruptcy Code (as hereinafter defined) (the “Borrower”), and each of the direct and indirect Subsidiaries of the Borrower signatory hereto (each, a “Guarantor”, and together with any person that becomes a Guarantor hereunder pursuant to Section 8.05, the “Guarantors”), each of which is a debtor and debtor-in-possession in a case pending under chapter 11 of the Bankruptcy Code, the Initial Lenders (as hereinafter defined) and the other banks, financial institutions and other institutional lenders party hereto (each, a “Lender”, and together with the Initial Lenders and any other person that becomes a Lender hereunder pursuant to Section 10.07, the “Lenders”), CITIBANK, N.A. (“Citibank”), as the initial issuing bank (in such capacity, the “Initial Issuing Bank”), Citibank, as administrative agent (or any successor appointed pursuant to Article VII, the “Administrative Agent”) for the Lender Parties and the other Secured Parties (each as hereinafter defined), ROYAL BANK OF SCOTLAND PLC (“RBS”), as syndication agent (the “Syndication Agent”) and CITIGROUP GLOBAL MARKETS INC., as sole lead arranger and sole bookrunner (the “Lead Arranger”).

PRELIMINARY STATEMENTS

(1)           On March 18, 2009 (the “Petition Date”), the Borrower and the Guarantors filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) for relief, and commenced proceedings (the “Cases”) under chapter 11 of the U.S. Bankruptcy Code (11 U.S.C. §§ 101 et seq.; the “Bankruptcy Code”) and have continued in the possession of their assets and in the management of their businesses pursuant to sections 1107 and 1108 of the Bankruptcy Code.

(2)           The Borrower has requested that the Agents and the Lender Parties (each as hereinafter defined) enter into term, revolving credit and letter of credit facilities (collectively, the “Facilities”) in an aggregate principal amount not to exceed $400,000,000.  The Lender Parties have agreed to enter into the Facilities on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Collateral” has the meaning specified in Section 9.01(f).

“Account Debtor” means, with respect to any Account, the Person obligated on such Account.

“Accounts” has the meaning set forth in the UCC.

“Activities” has the meaning specified in Section 7.02(b).

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent with Citibank and identified to the Borrower and the Lender Parties from time to time.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a Term Advance, a Rollup Revolving Credit Advance, a Non-rollup Revolving Credit Advance, a Rollup Letter of Credit Advance or a Non-rollup Letter of Credit Advance.

“Affected Lender” has the meaning specified in Section 2.20.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“After-Acquired Intellectual Property” has the meaning specified in Section 9.04(g)(v).

“Agent’s Group” has the meaning specified in Section 7.02(b).

“Agents” means the Administrative Agent and the Lead Arranger.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent equal to:  (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement were being terminated early on such date of determination, (ii) such Loan Party or Subsidiary were the sole “Affected Party,” and (iii) the Administrative Agent were the sole party determining such payment amount (with the Administrative Agent reasonably making such determination pursuant to the provisions of the form of Master Agreement); (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement reasonably determined by the Administrative Agent based on the settlement price of such Hedge Agreement on such date of determination; or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement reasonably determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Loan Party or Subsidiary pursuant to such Hedge Agreement;

capitalized terms used and not otherwise defined in this definition or this Agreement shall have the respective meanings set forth in the above described Master Agreement or any other document governing such Hedge Agreement.

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means (a) in respect of the Term Facility, 7.5% per annum, in the case of Eurodollar Advances, and 6.5% per annum, in the case of Base Rate Advances, (b) in respect of the Non-rollup Revolving Credit Facility, 7.5% per annum, in the case of Eurodollar Rate Advances, and 6.5% per annum, in the case of Base Rate Advances and (c) in respect of the Rollup Revolving Credit Facility, 3.5% per annum, in the case of Eurodollar Rate Advances, and 2.5% per annum, in the case of Base Rate Advances; provided that during any Specified Interest Accrual Period, the Applicable Margin stated herein for each Facility shall be increased by 2.5% per annum.

“Appropriate Lender” means, at any time, with respect to (a) the Non-rollup Revolving Credit Facility, the Rollup Revolving Credit Facility or the Term Facility, a Lender that has a Commitment or Advances outstanding, in each case with respect to or under such Facility at such time, and (b) the Letter of Credit Sublimit, (i) any Issuing Bank, (ii) if the Non-rollup Revolving Credit Lenders have made Non-rollup Letter of Credit Advances pursuant to Section 2.03(c) that are outstanding at such time, each such Non-rollup Revolving Credit Lender and (iii) if the Rollup Revolving Credit Lenders have made Rollup Letter of Credit Advances pursuant to Section 2.21(c) that are outstanding at such time, each such Rollup Revolving Credit Lender.

“Approved Electronic Communications” means each Communication that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, solely with respect to delivery of any such Communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any Notice of Borrowing, Letter of Credit Application, notice of Conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.06 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 10.02(d).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 10.07 and in substantially the form of Exhibit C hereto.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Availability” means, at any time, (a) the lesser of (i) the Borrowing Base at such time (based on the most recent Borrowing Base Certificate), and (ii) the aggregate Commitments at such time minus (b) the sum of (i) the Advances outstanding at such time plus (ii) the aggregate Available Amount of all Letters of Credit outstanding at such time.  Availability at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.03(p).

“Bank Product Reserves” means all reserves which the Administrative Agent from time to time establishes in its reasonable judgment for the Obligations under the Secured Cash Management Agreements and the Secured Hedge Agreements then outstanding.

“Bankruptcy Code” has the meaning specified in the Preliminary Statements.

“Bankruptcy Court” has the meaning specified in the Preliminary Statements and means the United States District Court for the Southern District of New York when such court is exercising direct jurisdiction over the Cases.

“Base Rate” means the higher of (a) 4% per annum and (b) a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of (i) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate and (ii) ½ of 1% per annum above the Federal Funds Rate.

“BBA LIBOR” has the meaning specified in the definition of “Eurodollar Rate”.

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means the account of the Borrower maintained by the Borrower and specified in writing to the Administrative Agent from time to time.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by the Appropriate Lenders.

“Borrowing Base” means:

(a) prior to the Final Term Advance Date, $190,000,000; and

(b) on or after the Final Term Advance Date, (i) 80% of the value of Eligible Receivables, plus (ii) the lesser of (A) 85% of the Net Orderly Liquidation Value Percentage of Eligible Inventory and (B) 75% of the cost of Eligible Inventory, plus (iii) $125,000,000, minus (iv) Reserves.

“Borrowing Base Certificate” means a certificate in substantially the form of Exhibit F hereto (with such changes therein as may be required in accordance with the terms of this

Agreement by the Administrative Agent or the Initial Lenders to reflect the components of, and reserves against, the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Borrower or by the controller of the Borrower, which shall include detailed calculations as to the Borrowing Base as reasonably requested by the Administrative Agent or the Initial Lenders.

“Budget Variance Report” means a report, in each case certified by a Responsible Officer of the Borrower, in form reasonably satisfactory to the Initial Lenders, delivered in accordance with Section 5.03(e), showing actual cash flows and the aggregate maximum amount of utilization of the Commitments for each such week as of the end of the week immediately preceding the week during which such Budget Variance Report is delivered and the variance (as a percentage) of such amounts from the corresponding anticipated amounts therefor set forth in the DIP Budget.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the sum (without duplication) of all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person.  For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Carve-Out” means (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee under Section 1930(a) of title 28 of the United States Code, (ii) Professional Fees that are incurred prior to an Event of Default, and invoiced and payable under sections 330 and 331 of the Bankruptcy Code, whether prior to or after an Event of Default (the “Pre-Trigger Pipeline Claims”) (but only to the extent that such fees are payable pursuant to an order of the Bankruptcy Court), and (iii) without duplication of the amounts described in clause (ii) above, Professional Fees in an aggregate amount not to exceed $8,000,000 (the “Carve-Out Cap”) incurred after the occurrence and during the continuance of an Event of Default (but only to the extent such fees are payable pursuant to an order of the Bankruptcy Court); provided, however (to the extent allowed by the Bankruptcy Court), that the Borrower and each Guarantor shall be permitted to pay the Pre-Trigger Pipeline Claims, and the Carve-Out Cap shall not be reduced by the amount of any compensation and reimbursement of expenses incurred prior to the occurrence of an Event of Default (to the extent allowed by the Bankruptcy Court), whether paid prior to or after an Event of Default, or any fees, expenses, indemnities or other amounts paid to the Administrative Agent or the Lenders and their respective attorneys and agents under this Agreement or otherwise; and provided further that nothing herein shall be construed to impair the ability of any party to object to any of the fees, expenses, reimbursement or compensation described above in accordance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, The Local Bankruptcy Rules for the Southern District of New York,

Guidelines for Reviewing Applications for Compensation & Reimbursement of Expenses Filed Under 11 U.S.C. Section 330, and any applicable order of the Bankruptcy Court.

“Cases” has the meaning specified in the Preliminary Statements.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Banks and the Non-rollup Revolving Credit Lenders or Rollup Revolving Credit Lenders, as applicable, as collateral for the L/C Obligations, cash or deposit account balances in an amount not less than 105% of the face amount of such L/C Obligations, pursuant to customary documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Banks.  Derivatives of such term have corresponding meanings.

“Cash Equivalents” means any of the following, to the extent having a maturity of not greater than 12 months from the date of issuance thereof:  (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) certificates of deposit of or time deposits with any commercial bank that is a Lender Party or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (c), is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $1,000,000,000, (c) commercial paper in an aggregate amount of no more than $25,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P, and (d) Investments, classified in accordance with GAAP, as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P and which are approved by the Bankruptcy Court.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender Party or an Affiliate of a Lender Party, in its capacity as a party to such Cash Management Agreement.

“CFC” means an entity that is a controlled foreign corporation of the Borrower under Section 957 of the Internal Revenue Code.

“Change of Control” means and shall be deemed to have occurred upon the occurrence of any of the following events:  (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Borrower; or (ii) after the date of this Agreement, individuals who as of the date of this Agreement were directors of the Borrower, together with each individual on the board of directors of the Borrower who was either (x) elected or appointed by a majority of those members of the board of directors of the Borrower who were members at the time of such election or appointment or (y) nominated for election or appointment by a majority of those members of the board of directors of the Borrower who were members at the time of such nomination, shall cease for any reason to constitute a majority of the board of directors of the Borrower.

“Citibank” has the meaning specified in the recital of parties to this Agreement.

“Collateral” means all “Collateral” referred to in the Collateral Documents and all other property of the Loan Parties that is or is purported to be subject to any Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Access Agreement” means any landlord waiver, mortgagee waiver, bailee letter, or any similar acknowledgment or agreement of any warehouseman or processor that owns or is in possession of property where any Inventory is stored or located, pursuant to which a Person shall waive or subordinate its rights and claims as landlord, mortgagee, bailee, warehouseman or processor in any Inventory of a Loan Party and grant access to the Administrative Agent for the repossession and sale of such Inventory, in each case in form and substance reasonably satisfactory to the Agent.

“Collateral Documents” means, collectively, the provisions of Article IX of this Agreement, the Intellectual Property Security Agreement, the Mortgages and any other agreement that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment, a Rollup Revolving Credit Commitment, a Non-rollup Revolving Credit Commitment or a Letter of Credit Commitment.

“Committee” means the unsecured creditors’ committee appointed in the Cases.

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating this Agreement, the other Loan Documents, any Loan Party or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

“Computer Software” has the meaning specified in Section 9.01(g)(iv).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Contract” means an agreement between any Loan Party and an Account Debtor in any written form acceptable to such Loan Party, or in the case of any open account agreement as evidenced by one of the forms of invoices set forth in Schedule VII hereto or otherwise approved by the Administrative Agent from time to time (which approval shall not be unreasonably withheld), pursuant to or under which such Account Debtor shall be obligated to pay for goods or services from time to time.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Conversion”, “Convert” and “Converted” each refers to the conversion of Advances from one Type to Advances of the other Type.

“Copyrights” has the meaning specified in Section 9.01(g)(iii).

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 90 days incurred in the ordinary course of such Person’s business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Guarantee Obligations and Synthetic Debt of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.

“Debtor Relief Law” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or any other applicable jurisdiction from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulted Advance” means, with respect to any Lender at any time, the portion of any Advance required to be made by such Lender to the Borrower pursuant to Section 2.01, 2.02, 2.03 or 2.21 at or prior to such time which has not been made by such Lender or by the Administrative Agent for the account of such Lender pursuant to Section 2.02(e) as of such time.  In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.15(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.

“Defaulted Amount” means, with respect to any Lender Party at any time, any amount required to be paid by such Lender Party to the Administrative Agent or any other Lender Party hereunder or under any other Loan Document at or prior to such time which has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender Party to (a) any Issuing Bank pursuant to Section 2.03(d) to purchase a portion of a Non-rollup Letter of Credit Advance made by such Issuing Bank, (b) the Administrative Agent pursuant to

Section 2.02(e) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender Party, (c) any other Lender Party pursuant to Section 2.13 to purchase any participation in Advances owing to such other Lender Party, (d) the Administrative Agent or any Issuing Bank pursuant to Section 7.07 to reimburse the Administrative Agent or such Issuing Bank for such Lender Party’s ratable share of any amount required to be paid by the Lender Parties to the Administrative Agent or such Issuing Bank as provided therein and (e) any Issuing Bank pursuant to Section 2.21(d) to purchase a portion of a Rollup Letter of Credit Advance made by such Issuing Bank.  In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.15(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

“Defaulting Lender” means, at any time, a Lender Party as to which the Administrative Agent has notified the Borrower that (a) such Lender Party has failed for two or more Business Days to comply with its obligations under this Agreement to make an Advance or make a payment to an Issuing Bank in respect of an Unreimbursed mount (each a “funding obligation”), (b) such Lender Party has notified the Administrative Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder, or has defaulted on its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement, (c) such Lender Party has, for two or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, or (d) a Lender Insolvency Event has occurred and is continuing with respect to such Lender Party.  Any determination that a Lender Party is a Defaulting Lender under any of clauses (a) through (d) above (to the extent such a determination is contemplated in the preceding sentence in order for the relevant Lender Party to be considered a Defaulting Lender pursuant to such clause) will be made by the Administrative Agent in its sole discretion acting in good faith.

“Designated Litigation Liabilities” means all criminal and civil judgments rendered against, and all civil and criminal settlements entered into by, the Borrower and any of its Subsidiaries in connection with the antitrust investigations and related matters described under the heading “Antitrust Investigation and Related Matters” set forth in the Borrower’s Form 10-K filed with the SEC in respect of the Borrower’s fiscal year ended December 31, 2008 and all costs and expenses related thereto.

“DIP Budget” means, at any time, collectively (a) the forecast delivered pursuant to Section 3.01(a)(ix) detailing the Borrower’s anticipated weekly cash receipts and disbursements and anticipated weekly cash flow projections, on a Consolidated basis for the Borrower and its Subsidiaries, and setting forth the anticipated aggregate maximum amount of utilization of the Commitments for each such week, together with a written set of assumptions supporting such projections, for the thirteen week period commencing with the week in which the Petition Date occurs and (b) the most recent supplement to such forecast, and all intervening supplements to such forecast, delivered in accordance with Section 5.03(f).

“DIP Financing Orders” means the Interim Order and the Final Order.

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“EBITDA” means, for any Person for any period, (a) net income (or net loss) plus (b) without duplication, to the extent included in the calculation of net income of such Person for such period in accordance with GAAP, the sum of (i) Interest Expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) non-cash charges related to restructuring, asset impairment or other extraordinary items and costs and expenses and legal and other advisor fees and expenses incurred in connection with the Cases and any related plan of reorganization, and fees and expenses incurred in connection with European Receivables Financing, (vi) charges for legal and other expenses in connection with Designated Litigation Liabilities in an aggregate amount not to exceed $40,000,000, (vii) the amount of all Designated Litigation Liabilities incurred for such period in excess of $1,000,000 in the aggregate to the extent that the same were deducted in arriving at net income (or net loss) for such period, (viii) any losses from sales of assets other than in the ordinary course of business, (ix) the amount of all fees, expenses and premiums incurred in connection with obtaining and attempting to obtain debtor-in-possession financing and receivables financing expense, including but not limited to fees, expenses and premiums incurred in connection with the execution and delivery of this Agreement and (x) non-cash expenses in respect of employees’ compensation payable in Equity Interests, minus (c) without duplication, (i) cash payments for non-cash restructuring charges reserved in a prior period to the extent a charge or expense for such payments was included in EBITDA for a prior period pursuant to clause (b) above and (ii) to the extent included in the calculation of net income of such Person for such period in accordance with GAAP, any gains from sales of assets other than in the ordinary course of business and any other extraordinary gains.  For the purposes of calculating EBITDA for any period, if during such period the Borrower or any of its Subsidiaries shall have made an acquisition, EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition occurred on the first day of such period.

“Effective Date” means the date on which this Agreement became effective pursuant to Section 3.01.

“Eligible Assignee” means with respect to any Facility (other than the Letter of Credit Facility), (i) a Lender Party; (ii) an Affiliate of a Lender Party; (iii) an Approved Fund; and (iv) any other Person (other than an individual) approved by (x) the Administrative Agent and (y) in the case of an assignment of a Non-rollup Revolving Credit Commitment, each Issuing Bank; provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

“Eligible Inventory” means, at the time of any determination thereof, without duplication, the Inventory Value of the Loan Parties at such time that is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (m) below.  No Inventory shall be deemed Eligible Inventory if, without duplication:

(a)           a Loan Party does not have good, valid and unencumbered title thereto, subject only to Liens granted to the Administrative Agent for the benefit of the Secured Parties under the Loan Documents and Permitted Liens; or

(b)           it is not located in the United States; or

(c)           it is either (i) not located on property owned by a Loan Party or (ii) located at a third party processor or (except in the case of consigned Inventory, which is covered by clause (f) below) in another location not owned by a Loan Party (it being understood that the Borrower will provide its best estimate of the value of such Inventory to be agreed to by the Administrative Agent and reflected in the Borrowing Base Certificate), and either (A) is not covered by a Collateral Access Agreement, (B) a Rent Reserve has not been taken with respect to such Inventory or, in the case of any third party processor, a Reserve has not been taken by the Administrative Agent in the exercise of its reasonable discretion or (C) is not subject to an enforceable agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which the relevant Loan Party has validly assigned its access rights to such Inventory and property to the Administrative Agent; or

(d)           it is operating supplies, labels, packaging or shipping materials, cartons, repair parts, labels or miscellaneous spare parts, nonproductive stores inventory and other such materials, in each case not considered used for sale in the ordinary course of business of the Loan Parties by the Administrative Agent in its reasonable discretion from time to time; or

(e)           it is not subject to a valid and perfected first priority Lien in favor of the Administrative Agent subject only to Permitted Liens; or

(f)            it has been sold or is consigned at a customer, supplier or contractor location but still accounted for in the Loan Party’s inventory balance; or

(g)           it is in transit (unless it is in transit from one location within the United States of a Loan Party to another location of a Loan Party within the United States and as to which a Reserve has been taken by the Administrative Agent in the exercise of its reasonable discretion); or

(h)           it is obsolete, slow-moving, nonconforming or unmerchantable or is identified as a write-off, overstock or excess by a Loan Party, or does not otherwise conform to the representations and warranties contained in this Agreement and the other Loan Documents applicable to Inventory; or

(i)            it is Inventory used as a sample or prototype, display or display item; or

(j)            and to the extent any portion of Inventory Value thereof is attributable to intercompany profit among Loan Parties or their Affiliates; or

(k)           it is damaged, defective or marked for return to vendor, has been deemed by a Loan Party to require rework or is being held for quality control purposes; or

(l)            it does not meet all material applicable standards imposed by any Governmental Authority having regulatory authority over it; or

(m)          as to which the Administrative Agent shall not have completed its due diligence investigation in scope, and with results, satisfactory to the Administrative Agent.

“Eligible Receivables” means, at the time of any determination thereof, each Account that satisfies the following criteria: such Account (i) has been invoiced to, and represents the bona fide amounts due to a Loan Party from, the purchaser of goods or services, in each case originated in the ordinary course of business of such Loan Party and (ii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (v) below.  In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (A) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Loan Party may be obligated to rebate to a customer pursuant to the terms of any written agreement or understanding), (B) the aggregate amount of all limits and deductions provided for in this definition and elsewhere in this Agreement, if any, and (C) the aggregate amount of all cash received in respect of such Account but not yet applied by a Loan Party to reduce the amount of such Account.  No Account shall be an Eligible Receivable if, without duplication:

(a)   any representation or warranty contained in this Agreement or any other Loan Document with respect to such specific Account is not true and correct with respect to such Account; or

(b)   the Account Debtor on such Account has disputed liability or made any claim with respect to such Account or any other Account due from such Account Debtor to any Loan Party but only to the extent of such dispute or claim; or

(c)   the Account Debtor in respect of such Account or any of its Affiliates is also a supplier to any Loan Party; provided that such Account shall be ineligible pursuant to this clause (c) only to the extent of an amount equal to the aggregate amount of accounts payable or other indebtedness owing by the Loan Parties to such Account Debtor or any of its Affiliates as at such date, unless the Account Debtor has executed a satisfactory no-offset letter; or

(d)   the transaction represented by such Account is to an Account Debtor which, if a natural person, is not a resident of the United States or, if not a natural person, is organized under the laws of a jurisdiction outside the United States or has its chief executive office outside the United States, unless (i) such Account is backed by a letter of credit in customary and reasonable form from an issuer reasonably deemed creditworthy by the Administrative Agent, which letter of credit is reasonably acceptable to the Administrative Agent in its reasonable discretion and such letter of credit names the Administrative Agent as the beneficiary or the issuer of such letter of credit has consented to the assignment of the proceeds thereof to the Administrative Agent, (ii) such Account Debtor is, if a natural person, a resident of Canada or the United Kingdom or, if not a natural person, is organized under the laws of the United Kingdom, Canada or a province of Canada and has its chief executive office in the United Kingdom or Canada, as applicable, and such Account is denominated in U.S. Dollars, (iii) such Account Debtor is listed on Schedule VI or (iv) such Account is backed by insurance reasonably acceptable to the Administrative Agent and the relevant insurance policy names the Administrative Agent as additional insured and loss payee; provided that if the Account Debtor is located in a jurisdiction outside the United States, the United Kingdom or Canada, this clause (d) shall not apply with respect to Accounts to the extent that such Accounts are denominated in U.S. Dollars and arise from sales of inventory shipped from the United States and the face amount thereof does not exceed 10% of the face amount of all Eligible Receivables; or

(e)   the sale to the Account Debtor on such Account is on a bill-and-hold, guaranteed sale, sale-and-return, sale-on-approval or consignment basis; or

(f)    such Account is not subject to a valid and perfected first priority Lien in favor of the Administrative Agent for the benefit of the Secured Parties; or

(g)   such Account is subject to any deduction, offset, counterclaim, return privilege or other conditions; or

(h)   the Account Debtor on such Account is located in any State of the United States requiring the holder of such Account, as a precondition to commencing or maintaining any action in the courts of such State either to (i) receive a certificate of authorization to do business in such State or be in good standing in such State or (ii) file a Notice of Business Activities Report with the appropriate office or agency of such State, in each case unless the holder of such Account has received such a certificate of authority to do business, is in good standing or, as the case may be, has duly filed such a notice in such State; or

(i)    the Account Debtor on such Account is a Governmental Authority, unless the applicable Loan Party has assigned its rights to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a federal Governmental Authority, and pursuant to applicable law, if any, in the case of any other Governmental Authority, and such assignment has been accepted and acknowledged by the appropriate government officers; or

(j)    50% or more of the face amount of the Accounts of the Account Debtor are not, or are determined by the Administrative Agent not to be, Eligible Receivables as a result of the provisions of clause (o) below; or

(k)   the payment obligation represented by such Account is denominated in a currency other than U.S. Dollars; or

(l)    such Account is not evidenced by an invoice or other writing in form acceptable to the Agent, in its sole discretion; or

(m)  any Loan Party, in order to be entitled to collect such Account, is required to deliver any additional goods or merchandise to, perform any additional service for, or perform or incur any additional obligation to, the Person to whom or to which it was made; or

(n)   the total Accounts of the Account Debtor on such Account to the Loan Parties (taken as a whole) represent (a) if such Account Debtor has an Investment Grade Rating, more than 15% of the face amount of the Eligible Receivables of the Loan Parties (taken as a whole) at such time, or (b) if such Account Debtor does not have an Investment Grade Rating, more than 5% of the face amount of the Eligible Receivables of the Loan Parties (taken as a whole) at such time, but in each case only to the extent of such excess; or

(o)   such Account (or any portion thereof) remains unpaid for more than (x) 60 days from the original payment due date, or (y) 90 days from the original invoice date thereof, except that for purposes of clause (y) above, in the case of an Account that is a Long Term Account, such Account shall be an Eligible Receivable for the period commencing with the day that is 180 days prior to the original payment due date for such Account until the day that is 60 days after the original payment due date for such Account, notwithstanding that such Account remains unpaid for more than 90 days from the original invoice date thereof; provided that the total Long Term Accounts that represent (A) on any day in the month of January, February, March, April, May or June, more than 35%, (B) on any day in the month of July, more than 20%, (C) on any day in the month of August, September or October, more than 10% or (D) on any day in the month of November or December, more than 15%, in each case, of the face amount of the Eligible Receivables of the Account Debtors (taken as a whole) at such time, shall not be Eligible Receivables to the extent of such excess); or

(p)   the Account Debtor on such Account has (i) filed a petition for bankruptcy or any other relief under any Debtor Relief Law, (ii) made an assignment for the benefit of creditors, (iii) had filed against it any petition or other application for relief under any Debtor Relief Law, (iv) failed, suspended business operations, become insolvent, called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation or (v) had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs; or

(q)   such Account is not payable into a deposit account maintained with the Administrative Agent or which is the subject of an account control agreement described in Section 5.01(k); or

(r)    such Account does not arise under a Contract which has been duly authorized and which, together with such Account, is in full force and effect and constitutes the legal, valid and binding obligation of the Account Debtor of such Account enforceable against such Account Debtor in accordance with its terms; or

(s)   such Account, together with the Contract related thereto, contravenes in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) or with respect to which any party to the Contract related thereto is in violation of any such law, rule or regulation in any material respect; or

(t)    the inventory giving rise to such Account has not been sent to the Account Debtor or the services giving rise to such Account have not yet been rendered to the Account Debtor; or

(u)   the sale to such Account Debtor on such Account is not a final sale; or

(v)   such Account relates to inventory not yet shipped or services not yet rendered.

For the avoidance of doubt, it is acknowledged and agreed that any calculation of ineligibility made pursuant to more than one clause above shall be made without duplication.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Environmental Action” means any action, suit, written demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit, any Hazardous Material, or arising from alleged injury or threat to public or employee health or safety, as such relates to exposure to Hazardous Material, or to the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any applicable federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction or decree, or judicial or agency interpretation, relating to pollution or protection of the environment, public or employee health or safety, as such relates to exposure to Hazardous Material, or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equipment” has the meaning specified in the UCC.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any ERISA Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of an ERISA Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such ERISA Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to an ERISA Plan; (c) the provision by the administrator of any ERISA Plan of a notice of intent to terminate such ERISA Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of

ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a Lien under Section 302(f) of ERISA shall have been met with respect to any ERISA Plan; (g) the adoption of an amendment to an ERISA Plan requiring the provision of security to such ERISA Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate an ERISA Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such ERISA Plan.

“ERISA Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Euro”, “€” and “EUR” means the single currency of participating member states of the EMU.

“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Advance, a rate per annum equal to the higher of (a) 3% per annum and (b) the rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Rate Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate and such other commercially available alternative is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Advance being made, continued or converted by Citibank and with a term equivalent to such Interest Period would be offered by Citibank’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Rate Advance shall be adjusted automatically as of the effective date of any change in the Eurodollar Rate Reserve Percentage.

“European Receivables Financing” means (a) (i) the non-recourse factoring agreements in effect as of the date hereof between Mediofactoring Spa and the Foreign Subsidiaries named therein, and (ii) the non-recourse factoring agreement to be entered into after the date hereof between Mediofactoring Spa and Chemtura Sales France SA, each as referred to in the letter agreement dated February 25, 2009 between the Borrower and Mediofactoring Spa and in effect as of the date hereof (as such agreements may hereafter be amended, restated, supplemented or otherwise modified (or in the case of the agreement described in clause (a)(ii), entered into), so long as the terms thereof (other than Permitted Modifications) are not less favorable to the Borrower, the Subsidiaries and the Lenders than as in effect on the date hereof (or, in the case of the agreement described in clause (a)(ii), than the agreements described in clause (a)(i)), and (b) any other receivables factoring or any receivables securitization financing for Foreign Subsidiaries, in each case (covered by this clause (b)) on terms acceptable to the Required Lenders.

“Events of Default” has the meaning specified in Section 6.01.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of July 1, 2005 and amended and restated as of July 31, 2007, among the Borrower, Citibank, as administrative agent and the other lenders signatory thereto from time to time.

“Existing Receivables Facility” means the sale and securitization of certain Accounts of the Borrower and certain of its Subsidiaries pursuant to the (a) Receivables Sale Agreement, dated as of January 23, 2009, among the Borrower, Great Lakes Chemical Corporation, GLCC Laurel, LLC, Biolab, Inc. and Chemtura Receivables LLC, and (b) Receivables Purchase Agreement, dated as January 23, 2009, among Chemtura Receivables LLC, the Borrower, Citicorp USA, Inc., Citigroup Global Markets Inc., The Royal Bank of Scotland PLC and the other purchasers party thereto from time to time.

“Extraordinary Receipt” means any proceeds of property or casualty insurance (in any event excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) and condemnation awards in respect of any equipment and fixed assets (and payments in lieu thereof).

“Facility” means the Term Facility, the Rollup Revolving Credit Facility, the Non-rollup Revolving Credit Facility or the Letter of Credit Sublimit.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter dated March 5, 2009 between the Borrower and the Lead Arranger.

“Final Order” has the meaning specified in Section 3.02(b)(i)(C).

“Final Term Advance Date” means the date on which the Term Advances are made pursuant to Section 2.01(a)(ii).

“First Day Orders” means all orders entered by the Bankruptcy Court on, or within five days of, the Petition Date or based on motions filed on or about the Petition Date.

“Fiscal Year” means a fiscal year of the Borrower and its Subsidiaries ending on December 31.

“Fitch” means Fitch Ratings Ltd.

“Flow-Through Entity” has the meaning specified in Section 9.01(e)(iii).

“Foreign Subsidiary” means, at any time, any of the direct or indirect Subsidiaries of the Borrower that are organized outside of the laws of the United States or any state or political subdivision thereof at such time.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” has the meaning specified in Section 1.03.

“General Intangibles” has the meaning specified in the UCC.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank.

“Granting Lender” has the meaning specified in Section 10.07(k).

“Guarantee Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof.  The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guarantee Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Guaranteed Obligations” has the meaning specified in Section 8.01.

“Guarantor” has the meaning specified in the recital of parties to this Agreement, but in any event shall exclude Non-Filing Domestic Subsidiaries.

“Guaranty” has the meaning specified in Section 8.01.

“Guaranty Supplement” has the meaning specified in Section 8.05.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, mold and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous, toxic or words of similar import under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Hedge Bank” means any Person that, at the time it enters into a Hedge Agreement, is a Lender Party or an Affiliate of a Lender Party, in its capacity as a party to such Hedge Agreement.

“Indemnified Liabilities” has the meaning specified in Section 10.04(b).

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.09.

“Initial Extension of Credit” means the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit hereunder.

“Initial Issuing Bank” has the meaning specified in the recital of parties to this Agreement.

“Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders; provided that any such bank, financial institution or other institutional lender shall cease to be an Initial Lender on any date on which it ceases to have a Commitment.

“Initial Pledged Debt” means Debt in existence on the Petition Date which is evidenced by a promissory note payable to a Loan Party by a third party with a principal face amount in excess of $100,000 as listed opposite such Loan Party’s name on and as otherwise described in Schedule V hereto.

“Initial Pledged Equity” means the shares of stock and other Equity Interests in any Subsidiary of a Loan Party as set forth opposite each Loan Party’s name on and as otherwise described in Schedule IV hereto.

“Intellectual Property” has the meaning specified in Section 9.01(g).

“Intellectual Property Security Agreement” has the meaning specified in Section 3.01(a)(vii).

“Interest Expense” means the sum of (a) interest on, and amortization of debt discount in respect of, Debt of the Borrower and its Subsidiaries and (b) amortization of discount of receivables or other assets of the Borrower and its Subsidiaries that are subject to factoring or securitization programs.  For the purposes of calculating Interest Expense for any period, if during such period the Borrower or any of its Subsidiaries shall have made an acquisition, Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such acquisition occurred on the first day of such period.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one, two or three months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a)           the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance under a Facility that ends after the Stated Maturity Date;

(b)           Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c)           whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d)           whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Interim Order” has the meaning specified in Section 3.01(b).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Inventory” has the meaning specified in the UCC.

“Inventory Value” means with respect to any Inventory of a Loan Party at the time of any determination thereof, (a) the lower of market value and standard cost determined on a first-in-first-out basis and carried on the general ledger or inventory system of such Loan Party stated on a basis consistent with its current and historical accounting practices, in U.S. Dollars, determined in accordance with the standard cost method of accounting less, (b) without duplication, (i) any markup on Inventory from an affiliate and (ii) in the event variances under the standard cost method are expensed, a reserve reasonably determined by the Administrative Agent as appropriate in order to adjust the standard cost of Eligible Inventory to approximate actual cost.

“Investment” means, with respect to any Person, (a) any direct or indirect purchase or other acquisition (whether for cash, securities, property, services or otherwise) by such Person of, or of a beneficial interest in, any Equity Interests or Debt of any other Person, (b) any direct or indirect purchase or other acquisition (whether for cash, securities, property, services or otherwise) by such Person of all or substantially all of the property and assets of any other Person or of any division, branch or other unit of operation of any other Person, (c) any direct or indirect loan, advance, other extension of credit or capital contribution by such Person to, or any other investment by such Person in, any other Person (including, without limitation, any arrangement pursuant to which the investor incurs indebtedness of the types referred to in clause (i) or (j) of the definition of “Debt” set forth in this Section 1.01 in respect of such other Person) and (d) any agreement irrevocably binding such Person to make any Investment prior to the Stated Maturity Date.

“Investment Grade Rating” with respect to a Person means that the Public Debt Rating of such Person is at least BBB- by S&P and Baa3 by Moody’s and such rating shall not be accompanied by either, in the case of S&P, a negative outlook, creditwatch negative or the equivalent thereof, or in the case of Moody’s, a negative outlook, a review for possible downgrade or the equivalent thereof (or, if such Person does not have a Public Debt Rating from S&P and Moody’s, the Public Debt Rating of such Person is at least BBB- by Fitch, and such rating shall not be accompanied by a negative watch or the equivalent thereof).

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means each Initial Issuing Bank and any other Non-rollup Revolving Credit Lender approved as an Issuing Bank by the Administrative Agent and any Eligible Assignee to which a Letter of Credit Commitment hereunder has been assigned pursuant to Section 7.09 or 10.07.

“L/C Cash Collateral Account” means the account established by the Borrower in the name of the Administrative Agent and under the sole and exclusive control of the Administrative Agent  that shall be used solely for the purposes set forth herein.

“L/C Obligations” means Non-rollup L/C Obligations or Rollup L/C Obligations.

“Lead Arranger” has the meaning specified in the recital of parties to this Agreement.

“Lender Insolvency Event” means that (a) a Lender Party or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender Party or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender Party or its Parent Company, or such Lender Party or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lender Party” means any Lender or any Issuing Bank.

“Lender Party Appointment Period” has the meaning specified in Section 7.06(a).

“Lenders” has the meaning specified in the recital of parties to this Agreement.

“Letter of Credit” means a Non-rollup Letter of Credit or Rollup Letter of Credit.

“Letter of Credit Advance” means a Non-rollup Letter of Credit Advance or Rollup Letter of Credit Advance.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Issuing Bank.

“Letter of Credit Commitment” means with respect to any Issuing Bank, at any time, the obligation of such Issuing Bank to issue Letters of Credit pursuant to the terms and conditions of this Agreement in (a) the dollar amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or (b) if such Issuing Bank has entered into one or more Assignment and Acceptances, set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 10.07(d) as such Issuing Bank’s Letter of Credit Commitment,” in each case as the amount of such obligation may be reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Expiration Date” means the day that is 10 Business Days prior to the Stated Maturity Date, or such later date as the applicable Issuing Bank may, in its sole discretion, specify.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time and (b) $50,000,000 as such amount may be reduced from time to time pursuant to Section 2.05.  The Letter of Credit Sublimit is part of, and not in addition to, the Non-rollup Revolving Credit Commitments and the Rollup Revolving Credit Commitments.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means (i) this Agreement, (ii) the Notes, if any, (iii) the DIP Financing Orders, (iv) the Collateral Documents, (v) the Fee Letter, (vi) solely for purposes of the Collateral Documents, each Secured Hedge Agreement and Secured Cash Management Agreement and (vii) any other document, agreement or instrument executed and delivered by a Loan Party in connection with the Facilities, in each case as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“Long Term Account” means an Account that relates to a Contract (a) which has an original payment due date that is more than 90 days after the invoice date specified in such Contract and (b) pursuant to or under which the Account Debtor is obligated to pay for crop protection goods or services or consumer goods or services (including pool and spa treatment products and household cleaning products).

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means any event or occurrence which has resulted in or would reasonably be expected to result in any material adverse change in the business, condition (financial or otherwise), operations, performance, properties, contingent liabilities, material agreements or prospects of the Borrower and each Guarantor, individually, and the Borrower, the Guarantors and their respective Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties, contingent liabilities, material agreements or prospects of the Borrower and each Guarantor, individually, and the Borrower, the Guarantors and their respective Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender Party under any Loan Document or (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party.

“Material Contract” means, with respect to any Person, each contract evidencing such Person’s Debt for borrowed money in an aggregate principal amount exceeding $10,000,000.

“Material Real Property” means any real property owned or leased by any Loan Party reasonably determined by the Administrative Agent to be material.

“Material Subsidiary” means, on any date of determination, (a) any Subsidiary of the Borrower that, on such date, has (i) assets with a fair value equal to or in excess of $3,000,000, or (ii) annual net income in excess of $3,000,000 or (b) any other Subsidiary designated by the Borrower as a Material Subsidiary; provided that in no event shall all Subsidiaries of the Borrower that are not Material Subsidiaries have (A) assets with an aggregate book value in excess of $10,000,000, (B) aggregate annual net income in excess of $10,000,000 or (C) liabilities in an aggregate amount in excess of $10,000,000.

“Maturity Date” means the earlier of (a) the Stated Maturity Date and (b) the effective date of a Reorganization Plan.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgages” means, collectively, the deeds of trust, trust deeds, mortgages, leasehold mortgages and leasehold deeds of trust executed by the Loan Parties in favor of the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, (a) with respect to any sale, lease, transfer or other disposition of any asset of the Borrower or any Guarantor consummated after the Petition Date (other than any sale, lease, transfer or other disposition of assets pursuant to Section 5.02(h)(i), (ii), (iii), (v), (vi), (vii), (viii) or (ix) or any single sale, lease, transfer or other disposition (or series of related sales, leases, transfers or other dispositions) of assets for cash proceeds of less than $50,000), the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such sale, lease, transfer or other disposition (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the amount required to be paid in respect of any Debt permitted hereunder (other than Debt under the Loan Documents) that is secured by a lien permitted under Section 5.02(a) on such asset and that is required to be repaid in connection with such sale, lease, transfer or other disposition thereof, (B) the reasonable and customary out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Borrower or its Subsidiaries, (C) federal, state, provincial, foreign and local taxes reasonably estimated (on a Consolidated basis) to be actually payable within the current or the immediately succeeding tax year as a result of such sale, lease, transfer of other disposition, and (D) a reasonable reserve (which reserve shall be deposited into an escrow account with the Administrative Agent) for any purchase price adjustment or any indemnification payments (fixed and contingent) or other liabilities attributable to the seller’s obligations to the purchaser undertaken by the Borrower or any of its Subsidiaries in connection with such sale, lease, transfer or other disposition (but excluding any purchase price adjustment or any indemnity which, by its terms, will not under any circumstances be made prior to the Stated Maturity Date); and

(b) with respect to any Extraordinary Receipt of the Borrower or any Guarantor after the Petition Date that is not otherwise included in clauses (a) above, the excess, if any, of (i) the sum of the cash and Cash Equivalents received in connection therewith in respect of an event that occurred after the Petition Date over (ii) the sum of (A) the amount required to be paid in respect of any Debt permitted hereunder (other than Debt under the Loan Documents) that is secured by a lien permitted under Section 5.02(a) on the assets giving rise to such Extraordinary Receipt and that is required to be repaid in connection with such Extraordinary Receipt, (B) the amount required to be paid with such Extraordinary Receipt under the terms of any contractual obligations permitted hereunder then in effect, (C) the reasonable and customary out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Borrower or its Subsidiaries, and (D) federal, state, provincial, foreign and local taxes reasonably estimated (on a Consolidated basis) to be actually payable within the current or the immediately succeeding tax year as a result of such Extraordinary Receipt.

“Net Orderly Liquidation Value Percentage” means, with respect to Inventory at any time, the quotient (expressed as a percentage) of (a) the Net Orderly Liquidation Value of all Inventory owned by the Borrower and the Guarantors divided by (b) the gross inventory cost of such Inventory, determined on the basis of the then most recently conducted third party appraisal in form and substance, and performed by an independent appraisal firm, reasonably satisfactory to the Administrative Agent.

“Net Orderly Liquidation Value” means, with respect to Inventory, the orderly liquidation value with respect to such Inventory, net of expenses estimated to be incurred in connection with such liquidation, based on the most recent third party appraisal in form and substance, and by an independent appraisal firm, reasonably satisfactory to the Administrative Agent.

“Non-Consenting Lender” means, in the event that the Supermajority Lenders have agreed to any consent, waiver or amendment pursuant to Section 10.01 that requires the consent of one or more Lenders in addition to the Supermajority Lenders or (other than in the case of any consent, waiver or amendment that solely requires the consent of the Supermajority Lenders) the Required Lenders, any Lender whose agreement is necessary for the effectiveness of such consent, waiver or amendment but who does not so agree.

“Non-Defaulting Lender” means, at any time, a Lender Party that is not a Defaulting Lender or a Potential Defaulting Lender.

“Non-Filing Domestic Subsidiary” means Chemtura Receivables LLC and each other direct or indirect Subsidiary of the Borrower that is organized under the laws of the United States or any state or other political subdivision thereof that is not a guarantor under the Pre-Petition Document and is not a party to a Case.  As of the Effective Date, except as listed on Schedule VIII, Chemtura Receivables LLC is the only Non-Filing Domestic Subsidiary.

“Non-Loan Party” means any Subsidiary of a Loan Party that is not a Loan Party.

“Non-rollup Honor Date” has the meaning specified in Section 2.03(c).

“Non-rollup L/C Obligations” means, as at any date of determination, the aggregate Available Amount of all outstanding Non-rollup Letters of Credit plus the aggregate of all Non-rollup Unreimbursed Amounts, including all Non-rollup Letter of Credit Advances.

“Non-rollup Letter of Credit” means any letter of credit issued under Section 2.03.

“Non-rollup Letter of Credit Advance” means an advance made by any Issuing Bank or Non-rollup Revolving Credit Lender pursuant to Section 2.03(c).

“Non-rollup Reduction Amount” has the meaning specified in Section 2.06(b)(iv).

“Non-rollup Revolving Credit Advance” has the meaning specified in Section 2.01(b).

“Non-rollup Revolving Credit Commitment” means, with respect to any Lender at any time, the amount set forth for such time opposite such Lender’s name on Schedule I hereto under the caption “Non-rollup Revolving Credit Commitment” or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 10.07(d) as such Lender’s “Non-rollup Revolving Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.  The aggregate principal amount of the Non-rollup Revolving Credit Commitments shall be (a) $25,000,000 as of the Effective Date and (b) increased to an amount not in excess of $63,532,482 as of the Final Term Advance Date in accordance with Section 2.05(b).

“Non-rollup Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Non-rollup Revolving Credit Commitments at such time.

“Non-rollup Revolving Credit Lender” means any Lender that has a Non-rollup Revolving Credit Commitment.

“Non-rollup Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Non-rollup Revolving Credit Lender, in substantially the form of Exhibit A-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Non-rollup Revolving Credit Advances made by such Lender.

“Non-Rollup Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Note” means a Term Note, a Rollup Revolving Credit Note or a Non-rollup Revolving Credit Note.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding under any Debtor Relief Law.  Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, reasonable attorneys’ fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Other Taxes” has the meaning specified in Section 2.12(b).

“Outstanding Amount” means (a) with respect to Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Advances, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Letter of Credit Advance occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the Available Amount of any Letter of Credit taking effect on such date.

“Outstanding Financing Amount” means, at any time, with respect to any European Receivables Financing, the aggregate cash amount invested by investors that are not Affiliates of the Borrower and paid to the Foreign Subsidiaries of the Borrower pursuant to such European Receivables Financing, as reduced by the aggregate amounts received by such investors from the collection or payment of receivables in connection therewith and applied to reduce such invested amount.

“Parent Company” means, with respect to a Lender Party, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender Party, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender Party.

“Patents” has the meaning specified in Section 9.01(g)(i).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Discretion” means the Administrative Agent’s determination based upon such credit and collateral considerations as it may deem appropriate, in its sole discretion acting in a commercially reasonable manner and in accordance with its customary business practices.

“Permitted Lien” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (or if commenced, shall have been stayed):  (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially and adversely affect the use of the property to which they relate; (c) pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) Liens securing judgments (or the payment of money not constituting a Default under Section 9.01(g) or securing appeal or other surety bonds related to such judgments; (e) any banker’s Lien or right of offset on moneys of the Borrower or any of its Subsidiaries in favor of any lender or holder of its commercial paper deposited with such lender or holder in the ordinary course of business; (f) interest of lessees in property owned by the Borrower or any of its Subsidiaries where such interests are created in the ordinary course of their respective leasing activities and are not created directly or indirectly in connection with the borrowing of money or the securing of Debt by the Borrower or any of its Subsidiaries; (g) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (h) Liens arising from or related to precautionary UCC or like personal property security financing statements regarding operating leases (if any) entered into by the Borrower and its Subsidiaries in the ordinary course of business; (i) licenses, sublicenses, leases and subleases, to the extent that such would be an encumbrance, in each case entered into in the ordinary course of business and not materially interfering with the business of the Borrower or any of its Subsidiaries, and (k) easements, restrictions (including zoning restrictions), rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

“Permitted Modifications” means the modifications to the non-recourse factoring agreements in effect as of the date hereof between Mediofactoring Spa and the Foreign Subsidiaries named therein, as referred to in the letter agreement dated February 25, 2009 between the Borrower and Mediofactoring Spa, as in effect as of the date hereof (a) to implement full “with notification” provisions, (b) to reduce to 60 days the maximum payment term for receivables to which the factor’s risk assumption applies under section 6.1 of the general conditions to such factoring agreements, (c) to increase the interest spread to a rate not in excess of 4.0% per annum and (d) to impose additional factoring fees of not more than 1.0% of the amount of factored invoices.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Petition Date” has the meaning specified in Preliminary Statement (1).

“Pledged Collateral” means, collectively, (a) the Initial Pledged Equity, (b) the Initial Pledged Debt, (c) Pledged Equity which is Equity Interests in any domestic Subsidiary of a Loan Party (other than the Initial Pledged Equity) acquired after the Petition Date, (d) Pledged Debt (other than the Initial Pledged Debt) which has a face principal amount in excess of $100,000 and which arises after the Petition Date and (e) any Pledged Investment Property (other than an Equity Interest), subject in the case of each of the foregoing to the limitations and exclusions set forth in this Agreement.

“Pledged Debt” has the meaning specified in Section 9.01(e)(iv).

“Pledged Equity” has the meaning specified in Section 9.01(e)(iii).

“Pledged Investment Property” has the meaning specified in Section 9.01(e)(v).

“Potential Defaulting Lender” means, at any time, a Lender Party directly or indirectly Controlled by a Person as to which an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of such Person.  Any determination that a Lender Party is a Potential Defaulting Lender (to the extent the preceding sentence contemplates such a determination in order for the relevant Lender Party to be considered a Potential Defaulting Lender) will be made by the Administrative Agent in its sole discretion acting in good faith.

“Pre-Petition Agent” means Citibank in its capacity as agent under the Pre-Petition Security Agreement.

“Pre-Petition Collateral” means the “Collateral” as defined in the Pre-Petition Security Agreement.

“Pre-Petition Debt” means Debt of the Loan Parties outstanding and unpaid on the Effective Date.

“Pre-Petition Document” means the “Credit Agreement” as defined in the Pre-Petition Security Agreement.

“Pre-Petition Secured Creditors” means the Persons from time to time holding Pre-Petition Secured Indebtedness.

“Pre-Petition Secured Indebtedness” means all indebtedness and other Obligations of the Borrower and the Guarantors that are secured pursuant to the Pre-Petition Security Agreement.

“Pre-Petition Security Agreement” means the Second Amended and Restated Pledge and Security Agreement dated as of December 30, 2008 from the Borrower and the other grantors referred to therein to Citibank, as agent.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Commitment (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Commitment as in effect immediately prior to such termination) under the applicable Facility or Facilities at such time and the denominator of which is the amount of such Facility or Facilities at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the amount of such Facility or Facilities as in effect immediately prior to such termination).

“Professional Fees” means the fees and expenses of any and all professional Persons, retained by the Borrower or the Committee.

“Public Debt Rating” means, with respect to any Person, as of any date, the rating that has been most recently announced by either S&P, Moody’s or Fitch, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by such Person or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency for such debt of such Person.  For purposes of the foregoing, (a) if any rating established by S&P, Moody’s or Fitch shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (b) if S&P, Moody’s or Fitch shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody’s or Fitch, as the case may be.

“RBS” has the meaning specified in the recital of parties to this Agreement.

“Redeemable” means, with respect to any Equity Interest, Debt or other right or Obligation, any such right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Register” has the meaning specified in Section 10.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Contracts” has the meaning specified in Section 9.01(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates’ respective administrators, trustees, partners, directors, officers, employees, agents, fund managers and advisors.

“Related Security” means,  with respect to any Account, (a) all of the applicable Loan Party’s right, title and interest in and to the goods (including returned or repossessed goods), if any, relating to the sale which gave rise to such Account, (b) all other security interests or Liens and property subject thereto from time to time purporting to secure payment of such Account, whether pursuant to the obligation giving rise to such Account or otherwise, (c) all guarantees and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Account whether pursuant to the obligation giving rise to such Account or otherwise, (d) all records relating to the foregoing and (e) all proceeds of the foregoing.

“Rent Reserve” means, with respect to any plant, warehouse distribution center or other operating facility where any Inventory subject to landlords’ Liens or other Liens arising by operation of law is located and a Collateral Access Agreement has not been duly executed and delivered by the lessor or bailee at such location, a reserve equal to three (3) month’s rent at such plant, warehouse distribution center, or other operating facility, and such other reserve amounts that may be determined by the Administrative Agent in its reasonable discretion.

“Reorganization Plan” means a chapter 11 plan of reorganization in any of the Cases of the Borrower or a Guarantor.

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, (c) the aggregate Unused Term Commitments at such time, (d) the aggregate Unused Non-rollup Revolving Credit Commitments at such time and (e) the aggregate Unused Rollup Revolving Credit Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (i) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (ii) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time, (iii) the Unused Term Commitment of such Lender at such time, (iv) the Unused Non-rollup Revolving Credit Commitment of such Lender at such time and (v) the Unused Rollup Revolving Credit Commitment of such Lender at such time.  For purposes of this definition, (A) the aggregate principal amount of Non-rollup Letter of Credit Advances owing to the Issuing Banks and the Available Amount of each Non-rollup Letter of Credit shall be considered to be owed to the Lenders ratably in accordance with their respective Non-rollup Revolving Credit Commitments and (B) the aggregate principal amount of Rollup Letter of Credit Advances owing to the Issuing Banks and the Available Amount of each Rollup Letter of Credit shall be considered to be owed to the Lenders ratably in accordance with their respective Rollup Revolving Credit Commitments.

“Reserves” means, at any time of determination, (a) Bank Product Reserves, (b) Rent Reserves, (c) the Carve-Out and (d) such other reserves as determined from time to time in the

Permitted Discretion of the Administrative Agent to preserve and protect the value of the Collateral.

“Responsible Officer” means the chief executive officer, president, any executive vice president, chief financial officer, principal accounting officer, controller, chief restructuring officer or treasurer of a Loan Party.  Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricting Information” has the meaning specified in Section 10.10.

“Rollup Honor Date” has the meaning specified in Section 2.21(c).

“Rollup L/C Obligations” means, as at any date of determination, the aggregate Available Amount of all outstanding Rollup Letters of Credit plus the aggregate of all Rollup Unreimbursed Amounts, including all Rollup Letter of Credit Advances.

“Rollup Letter of Credit” means any letter of credit issued under Section 2.21.

“Rollup Letter of Credit Advance” means an advance made by any Issuing Bank or Rollup Revolving Credit Lender pursuant to Section 2.21(c).

“Rollup Reduction Amount” has the meaning specified in Section 2.06(b)(v).

“Rollup Revolving Credit Advance” has the meaning specified in Section 2.01(b).

“Rollup Revolving Credit Commitment” means, with respect to any Lender at any time, the amount set forth for such time opposite such Lender’s name on Schedule I hereto under the caption “Rollup Revolving Credit Commitment” or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 10.07(d) as such Lender’s “Rollup Revolving Credit Commitment”, in each case as such amount may be reduced at or prior to such time pursuant to Section 2.05.  As of the Effective Date, the aggregate principal amount of the Rollup Revolving Credit Commitments is $86,467,518.

“Rollup Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Rollup Revolving Credit Commitments at such time.

“Rollup Revolving Credit Lender” means any Lender that has a Rollup Revolving Credit Commitment.

“Rollup Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Rollup Revolving Credit Lender, in substantially the form of Exhibit A-3 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Rollup Revolving Credit Advances made by such Lender.

“Rollup Unreimbursed Amount” has the meaning specified in Section 2.21(c)(i).

“S&P” means Standard & Poor’s, a division of The Mc-Graw Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission or any governmental authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement permitted under Article V that is entered into by and between any Loan Party and any Cash Management Bank after the Petition Date, in each case solely to the extent that the obligations in respect of such Cash Management Agreement are not cash collateralized or otherwise secured (other than pursuant to the Collateral Documents); provided that the aggregate principal or notional amount of Obligations (in terms of Agreement Value in the case of Secured Hedge Agreements) under all Secured Cash Management Agreements and Secured Hedge Agreements shall not exceed $10,000,000 at any time outstanding.

“Secured Hedge Agreement” means any Hedge Agreement permitted under Article V that is entered into by and between any Loan Party and any Hedge Bank after the Petition Date, in each case solely to the extent that the obligations in respect of such Hedge Agreement are not cash collateralized or otherwise secured (other than pursuant to the Collateral Documents); provided that the aggregate principal or notional amount of Obligations (in terms of Agreement Value in the case of Secured Hedge Agreements) under all Secured Cash Management Agreements and Secured Hedge Agreements shall not exceed $10,000,000 at any time outstanding.

“Secured Obligation” has the meaning specified in Section 9.01.

“Secured Parties” means, collectively, the Administrative Agent, the Lender Parties, the Cash Management Banks and the Hedge Banks.

“Security Collateral” has the meaning specified in Section 9.01(e).

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SPC” has the meaning specified in Section 10.07(k).

“Specified Interest Accrual Period” means any period of time commencing (whether before or after the Effective Date) at such time that the aggregate Outstanding Financing Amount under all European Receivables Financings plus, if any other financing for Foreign Subsidiaries on terms acceptable to the Required Lenders is in effect, the aggregate principal amount thereof, shall be less than 40,000,000 Euros and ending at such time thereafter that either (a) the aggregate Outstanding Financing Amount under all European Receivables Financings (then in effect) plus the aggregate principal amount of such other financing shall equal or exceed 40,000,000 Euros or (b) the Borrower shall have implemented European Receivables Financings and/or alternative arrangements with respect to financing the operations of the Subsidiaries of the Borrower in Europe that are, in the aggregate, reasonably acceptable to the Administrative Agent or the Required Lenders.

“Stated Maturity Date” means the date that is 364 days following the Effective Date.

“Subagent” has the meaning specified in Section 9.06(b).

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Superpriority Claim” means a claim against the Borrower or a Guarantor in any of the Cases that is a superpriority administrative expense claim having priority over any or all administrative expenses and other claims of the kind specified in, or otherwise arising or ordered under, any sections of the Bankruptcy Code (including, without limitation, sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 546(c) and/or 726 thereof), whether or not such claim or expenses may become secured by a judgment Lien or other non-consensual Lien, levy or attachment.

“Supermajority Lenders” means, at any time, Lenders owed or holding at least 66 2/3% in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, (c) the aggregate Unused Term Commitments at such time, (d) the aggregate Unused Non-rollup Revolving Credit Commitments at such time and (e) the aggregate Unused Rollup Revolving Credit Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (i) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (ii) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time, (iii) the Unused Term Commitment of such Lender at such time, (iv) the Unused Non-rollup Revolving Credit Commitment of such Lender at such time and (iv) the Unused Rollup Revolving Credit Commitment of such Lender at such time.  For purposes of this definition, (A) the aggregate principal amount of Non-rollup Letter of Credit Advances owing to the Issuing Banks and the Available Amount of each Non-rollup Letter of Credit shall be considered to be owed to the Lenders ratably in accordance with their respective Non-rollup Revolving Credit Commitments and (B) the aggregate principal amount of Rollup Letter of Credit Advances owing to the Issuing Banks and the Available Amount of each Rollup Letter of Credit shall be considered to be owed to the Lenders ratably in accordance with their respective Rollup Revolving Credit Commitments.

“Surviving Debt” means Debt of each Loan Party and its Subsidiaries outstanding immediately before and after giving effect to the Initial Extension of Credit.

“Syndication Agent” has the meaning specified in the recital of parties to this Agreement.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all Obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Debt” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Taxes” has the meaning specified in Section 2.12(a).

“Term Advance” has the meaning specified in Section 2.01(a).

“Term Commitment” means, with respect to any Term Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Term Commitment” or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 10.07(d) as such Lender’s “Term Commitment”, in each case as such amount may be reduced at or prior to such time pursuant to Section 2.05.  Before giving effect to any Term Advances, the aggregate principal amount of the Term Commitments shall be $250,000,000 as of the Effective Date.

“Term Facility” means, at any time, the aggregate amount of the Term Lenders’ Term Commitments at such time.

“Term Lender” means any Lender that has a Term Commitment.

“Term Note” means a promissory note of the Borrower payable to the order of any Term Lender, in substantially the form of Exhibit A-1 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term Advance made by such Lender.

“Termination Date” means the earliest to occur of (i) the Maturity Date and (ii) the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01.

“Testing Period” means for any calendar week (the “subject week”) with respect to which compliance with Section 5.04(c) is being calculated, the period commencing with the first day of the first calendar week of the DIP Budget and ending with the last day of such subject week.

“Trade Secrets” has the meaning specified in Section 9.01(g)(v).

“Trademarks” has the meaning specified in Section 9.01(g)(ii).

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“UCC” means the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unreimbursed Amount” means a Non-rollup Unreimbursed Amount or Rollup Unreimbursed Amount.

“Unrolled Pre-Petition Secured Indebtedness” means Pre-Petition Secured Indebtedness that shall not be refinanced with the proceeds of the Rollup Revolving Credit Advances pursuant to the Final Order.

“Unused Non-rollup Revolving Credit Commitment” means, with respect to any Lender at any time, (a) such Lender’s Non-rollup Revolving Credit Commitment at such time minus

(b) the sum of (i) the aggregate principal amount of all Non-rollup Revolving Credit Advances and Non-rollup Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Non-rollup Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Non-rollup Letter of Credit Advances made by the Issuing Banks pursuant to Section 2.03(c) and outstanding at such time.

“Unused Rollup Revolving Credit Commitment” means, with respect to any Lender at any time, (a) such Lender’s Rollup Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Rollup Revolving Credit Advances and Rollup Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Rollup Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Rollup Letter of Credit Advances made by the Issuing Banks pursuant to Section 2.21(c) and outstanding at such time.

“Unused Term Commitment” means, with respect to any Term Lender at any time (a) such Lender’s aggregate Term Commitments at such time minus (b) the aggregate principal amount of all Term Advances made by such Lender (in its capacity as a Lender).

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

Section 1.02  Computation of Time Periods; Other Definitional Provisions.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document in any Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document) and (b) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 1.03  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(f) (“GAAP”).

Section 1.04  Terms Generally.  (a) When any Reserve is to be established or a change in any amount, percentage, reserve, eligibility criteria or other item in the definitions of the terms “Bank Product Reserves”, “Borrowing Base”, “Eligible Inventory”, “Eligible Receivables”, “Rent Reserve” and “Reserves” is to be determined in each case in the Administrative Agent’s “reasonable discretion” or “Permitted Discretion”, such Reserve shall be implemented or such change shall become effective on the second Business Day after the date of delivery of a written notice thereof to the Borrower (a “Borrowing Base Change Notice”), or immediately, without prior written notice, during the continuance of an Event of Default.

(b)                                 Nothing in this Agreement or any other Loan Document (other than the DIP Financing Orders) shall be construed as limiting the amount of Pre-Petition Secured Indebtedness or shall prejudice the right of the Administrative Agent or any Lender Party to contest such amount.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES
AND THE LETTERS OF CREDIT

Section 2.01  The Advances.  (a)  The Term Advances.  Each Term Lender severally agrees, on the terms and conditions hereinafter set forth, to (i) make a single advance to the Borrower (together with any outstanding Non-rollup Revolving Credit Advance converted pursuant to the second proviso to this sentence, “Term Advances”) on the Effective Date in an amount not to exceed the lesser of (x) such Lender’s Pro Rata Share of $165,000,000, (y) such Lenders’ Term Commitment at such time and (z) such Lender’s Pro Rata Share of Availability at such time, and (ii) make a single advance to the Borrower on any Business Day within two Business Days after the entry of the Final Order, in an amount not to exceed the lesser of (x) such Lender’s Pro Rata Share of the amount of (1) $250,000,000 minus (2) the aggregate Term Advances made on the Effective Date, (y) such Lender’s Term Commitment at such time and (z) such Lender’s Pro Rata Share of Availability at such time; provided that the aggregate amount of Advances that may be made at any time shall not exceed the Availability at such time (without double-counting Non-rollup Revolving Credit Advances that are to be converted into Term Advances); provided further that to the extent a Lender holds both an Unused Term Commitment and any outstanding Non-rollup Revolving Credit Advance immediately prior to the time when the Term Advance is required to be made under Section 2.01(a)(ii), (A) on the Final Term Advance Date, such outstanding Non-rollup Revolving Credit Advance shall be automatically converted into a Term Advance of such Lender in the same Type and in the case of an Eurodollar Rate Advance, with the same continued Interest Period (and the Borrower shall be deemed to have requested such Term Advance on the Final Term Advance Date in such Type and with such Interest Period) and (B) the amount so converted shall be deemed to constitute for all purposes a Term Advance (such that the amount of the single advance that such Term Lender is obligated to make on the Final Term Advance Date shall be reduced by such amount).  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

(b)                                 The Revolving Credit Advances.  (i) Each Non-rollup Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, a “Non-rollup Revolving Credit Advance”) to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount for each such Advance not to exceed the lesser of (A) such Non-rollup Revolving Credit Lender’s Non-rollup Revolving Credit Commitment at such time and (B) such Non-rollup Revolving Credit Lender’s Pro Rata Share of Availability at such time; provided that the aggregate amount of Advances that may be made at any time shall not exceed the Availability at such time.

(ii) Each Rollup Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, a “Rollup Revolving Credit Advance”) to the Borrower from time to time on any Business Day during the period from the Final Term Advance Date until the Termination Date in an amount for each such Advance not to exceed the lesser of (A) such Rollup Revolver Credit Lender’s Rollup Revolving Credit Commitment at such time and (B) such Rollup Revolving Credit Lender’s Pro Rata Share of Availability at such time; provided that the aggregate amount of Advances that may be made at any time shall not exceed the Availability at such time.

(c)                                  Borrowings.  Each Borrowing shall be in a principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (other than (x) a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Letter of Credit Advances and (y) a Borrowing in an amount equal to the aggregate unused principal amount of the Commitments under any Facility) and shall consist of Advances made simultaneously by the Lenders under the applicable Facility ratably according to the Lenders’ Commitments under such Facility.  Within the limits of each Lender’s Unused Non-rollup Revolving Credit Commitment in effect from time to time, the Borrower may borrow under Section 2.01(b)(i), prepay pursuant to Section 2.06, and reborrow under Section 2.01(b).  Within the limits of each Lender’s Unused Rollup Revolving Credit Commitment in effect from time to time, the Borrower may borrow under Section 2.01(b)(ii), prepay pursuant to Section 2.06, and reborrow under Section 2.01(b).

Section 2.02  Making the Advances.  (a)   Except as otherwise provided in Section 2.02(b), 2.03 or 2.21, each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) (or (5:30 P.M. (New York City time) in the case of any Base Rate Advance in the Initial Extension of Credit)) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telex or telecopier.  Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed promptly in writing, or telex or telecopier, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) the Facility under which such Borrowing is to be made, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing and (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance.  Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments of such Lender and the other Lenders.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account or such other account as the Borrower shall request; provided, however, that, in the case of Non-rollup Revolving Credit Advances, the Administrative Agent shall first apply such funds to prepay ratably the aggregate principal amount of any Letter of Credit Advances outstanding on the date of such Borrowing, plus interest accrued and unpaid thereon to and as of such date.

(b)                                 Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for the initial Borrowing hereunder or for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.10, (ii) the Non-rollup Revolving Credit Advances may not be outstanding as part of more than 15 separate Borrowings and (iii) the Rollup Revolving Credit Advances may not be outstanding as part of more than 15 separate Borrowings.

(c)                                  Each Notice of Borrowing shall be irrevocable and binding on the Borrower.  In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d)                                 Unless the Administrative Agent shall have received notice from any Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate.  If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes of this Agreement.

(e)                                  The failure of any Lender to make the Advance to be made by it shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance or make available on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by it.

Section 2.03  Issuance of and Drawings and Reimbursement Under Non-rollup Letters of Credit.

(a)  The Letter of Credit Commitment.

(i)                                     Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the other Non-rollup Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Non-rollup Letters of Credit for the account of the Borrower or any of its Subsidiaries, and to amend Non-rollup Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Non-rollup Letters of Credit; and (B) the Non-rollup Revolving Credit Lenders severally agree to participate in Non-rollup Letters of Credit issued for the account of the Borrower or any of its Subsidiaries; provided that the Issuing Banks shall not be obligated to issue any Non-rollup Letter of Credit, and no Non-rollup Revolving Credit Lender shall be obligated to participate in any Non-rollup Letter of Credit, if as of the date of such issuance, (x) the Available Amount for all Letters of Credit issued by such Issuing Bank would exceed the lesser of the Letter of Credit Sublimit at such time and such Issuing Bank’s Letter of Credit Commitment at such time, (y) the Available Amount of such Non-rollup Letter of Credit would exceed the aggregate Unused Non-rollup Revolving Credit Commitments or (z) the Available Amount of such Non-rollup Letter of Credit would exceed the Availability at such time.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Non-rollup Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Non-rollup Letters of Credit to replace Non-rollup Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)                                  No Issuing Bank shall be under any obligation to issue any Non-rollup Letter of Credit if:  (A) any order, judgment or decree of any governmental authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Non-rollup Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Non-rollup Letter of Credit in particular or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which such Issuing Bank in good faith deems material to it; (B) the expiry date of such requested Non-rollup Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Non-rollup Revolving Credit Lenders have approved such expiry date; (C) the issuance of such Non-rollup Letter of Credit would violate one or more policies of such Issuing Bank; or (D) such Non-rollup Letter of Credit is in an initial amount less than $100,000 (unless such Issuing Bank agrees otherwise), or is to be denominated in a currency other than U.S. dollars.

(iii)                               No Issuing Bank shall be under any obligation to amend any Non-rollup Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue such Non-rollup Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Non-rollup Letter of Credit does not accept the proposed amendment to such Non-rollup Letter of Credit.

(iv)                              Non-rollup Letters of Credit may be issued for the account of a Subsidiary that is not a Loan Party so long as such Subsidiary is primarily liable for its reimbursement obligations thereunder pursuant to a separate reimbursement agreement entered into between such Subsidiary and the applicable Issuing Bank, to the extent practicable (in the Issuing Bank’s sole discretion).

(v)                                 In addition to the other conditions precedent herein set forth, if any Non-rollup Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, no Issuing Bank shall be required to issue any Non-rollup Letter of Credit or to amend any outstanding Non-rollup Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless such Issuing Bank is satisfied that any exposure that would result therefrom is eliminated or fully covered by the Non-rollup Revolving Credit Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof reasonably satisfactory to such Issuing Bank.

(b)                                 Procedures for Issuance and Amendment of Non-rollup Letters of Credit.

(i)                                     Each Non-rollup Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the applicable Issuing Bank and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as such Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Non-rollup Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank: (A) the proposed issuance date of the requested Non-rollup Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such Issuing Bank may reasonably require.  In the case of a request for an amendment of any outstanding Non-rollup Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank (A) the Non-rollup Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such Issuing Bank may reasonably require.

(ii)                                  Promptly after receipt of any Letter of Credit Application for a Non-rollup Letter of Credit, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof.  Upon receipt by such Issuing Bank of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Non-rollup Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices.  Immediately upon the issuance of each Non-rollup Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuing Bank a risk participation in such Non-rollup Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share in respect of the Non-rollup Revolving Credit Facility times the amount of such Non-rollup Letter of Credit.

(iii)                               Promptly after its delivery of any Non-rollup Letter of Credit or any amendment to a Non-rollup Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Non-rollup Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participations.

(i)                                     Upon receipt from the beneficiary of any Non-rollup Letter of Credit of any notice of a drawing under such Non-rollup Letter of Credit, the applicable Issuing Bank shall notify the Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. on the Business Day following the date of any payment by the applicable Issuing Bank under a Non-rollup Letter of Credit, so long as the Borrower has received notice of such drawing by 10:00 a.m. on such following Business Day (each such date, an “Non-rollup Honor Date”), the Borrower shall reimburse such Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing (together with interest thereon at the rate set forth in Section 2.07 for Non-rollup Revolving Credit Advances bearing interest at the Base Rate).  If the Borrower fails to so reimburse the applicable Issuing Bank by such time, the Administrative Agent shall promptly notify each Non-rollup Revolving Credit Lender of the Non-rollup Honor Date, the amount of the unreimbursed drawing (the “Non-rollup Unreimbursed Amount”), and the amount of such Non-rollup Revolving Credit Lender’s Pro Rata Share thereof.  In such event, the Borrower shall be deemed to have requested a Borrowing to be disbursed on the Non-rollup Honor Date in an amount equal to the Non-rollup Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Borrowings, but subject to the amount of the Unused Non-rollup Revolving Credit Commitments and the conditions set forth in Section 3.02 (other than the delivery of a Notice of Borrowing).  Any notice given by an Issuing Bank or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each Non-rollup Revolving Credit Lender (including a Non-rollup Revolving Credit Lender acting as Issuing Bank) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable Issuing Bank at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Non-rollup Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Non-rollup Revolving Credit Lender that so makes funds available shall be deemed to have made a Non-rollup Letter of Credit Advance to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable Issuing Bank.

(iii)                               With respect to any Non-rollup Unreimbursed Amount that is not fully refinanced by a Borrowing because the conditions set forth in Section 3.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Bank a Non-rollup Letter of Credit Advance in the amount of the Non-rollup Unreimbursed Amount that is not so refinanced, which Non-rollup Letter of Credit Advance shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Non-rollup Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such Non-rollup Letter of Credit Advance and shall constitute a Non-rollup Letter of Credit Advance from such Non-rollup Revolving Credit Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                              Until each Non-rollup Revolving Credit Lender funds its Non-rollup Revolving Credit Advance or Non-rollup Letter of Credit Advance pursuant to this Section 2.03(c) to reimburse the applicable Issuing Bank for any amount drawn under any Non-rollup Letter of Credit, interest in respect of such Non-rollup Revolving Credit Lender’s Pro Rata Share of such amount shall be solely for the account of such Issuing Bank.

(v)                                 Each Non-rollup Revolving Credit Lender’s obligation to make Non-rollup Letter of Credit Advances to reimburse the applicable Issuing Bank for amounts drawn under Non-rollup Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Non-rollup Revolving Credit Lender may have against such Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.  No such making of a Non-rollup Letter of Credit Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable Issuing Bank for the amount of any payment made by such Issuing Bank under any Non-rollup Letter of Credit, together with interest as provided herein.

(vi)                              If any Non-rollup Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Non-rollup Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such Issuing Bank shall be entitled to recover from such Non-rollup Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the such Issuing Bank at a rate per annum equal to the Federal Funds Rate from time to time in effect.  A certificate of the applicable Issuing Bank submitted to any Non-rollup Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.

(i)                                     At any time after any Issuing Bank has made a payment under any Non-rollup Letter of Credit and has received from any Non-rollup Revolving Credit Lender such Non-rollup Revolving Credit Lender’s Non-rollup Letter of Credit Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the applicable Issuing Bank any payment in respect of the related Non-rollup Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Non-rollup Revolving Credit Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Non-rollup Revolving Credit Lender’s Non-rollup Letter of Credit Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.03(c)(i) is required to be returned under any circumstances (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Non-rollup Revolving Credit Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Non-rollup Revolving Credit Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e)                                  Obligations Absolute.  The obligation of the Borrower to reimburse any Issuing Bank for each drawing under each Non-rollup Letter of Credit and to repay each Non-rollup Letter of Credit Advance shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Non-rollup Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)                                  the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Non-rollup Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Non-rollup Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Non-rollup Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Non-rollup Letter of Credit;

(iv)                              any payment by the Issuing Bank under such Non-rollup Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Non-rollup Letter of Credit; or any payment made by such Issuing Bank under such Non-rollup Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Non-rollup Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)                                 any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Non-rollup Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable Issuing Bank.  The Borrower shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f)                                    Role of Issuing Bank.  Each Non-rollup Revolving Credit Lender and the Borrower agree that, in paying any drawing under a Non-rollup Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Non-rollup Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the Issuing Banks, any of their Related Parties nor any of the respective correspondents, participants or assignees of any Issuing Bank shall be liable to any Non-rollup Revolving Credit Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Non-rollup Revolving Credit Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Non-rollup Letter of Credit or Letter of Credit Application therefor.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Non-rollup Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the Issuing Banks, any of their Related Parties, nor any of the respective correspondents, participants or assignees of any Issuing Bank, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an Issuing Bank, any of its Related Parties, any of their respective correspondents, participants or assignees of such Issuing Bank or of their Related Parties, and they may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s, any such Related Party’s, or any of such respective correspondents, participants or assignees of such Issuing Bank or of any such Related Party’s willful misconduct or gross negligence or such Issuing Bank’s willful failure to pay under any Non-rollup Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Non-rollup Letter of Credit.  In furtherance and not in limitation of the foregoing, the applicable Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Non-rollup Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)                                 Cash Collateral; Defaulting Lenders.  (i) Upon the request of the Administrative Agent, if, as of the Letter of Credit Expiration Date, any Non-rollup Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all Non-rollup L/C Obligations (in an amount equal to 105% of such Outstanding Amount determined as of the date of such Non-rollup Letter of Credit Advance or the Letter of Credit Expiration Date, as the case may be).  The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Non-rollup Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Such cash collateral shall be maintained in the L/C Cash Collateral Account.

(ii)                                  If any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, if any Non-rollup Letter of Credit is at the time outstanding, the Issuing Bank that issued such Non-rollup Letter of Credit may, by notice to the Borrower and such Defaulting Lender or Potential Defaulting Lender through the Administrative Agent, require the Borrower to Cash Collateralize the obligations of the Borrower to such Issuing Bank in respect of such Non-rollup Letter of Credit in amount equal to 105% of the aggregate amount of the Obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Non-rollup Letter of Credit, and the Borrower shall thereupon either Cash Collateralize such obligations or make other arrangements satisfactory to the Administrative Agent, and to such Issuing Bank, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender.

(iii)                               In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, each Issuing Bank is hereby authorized by the Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, Notices of Borrowing pursuant to Section 2.02 in such amounts and in such times as may be required to (A) reimburse an outstanding Non-rollup Unreimbursed Amount and/or (B) Cash Collateralize the Obligations of the Borrower in respect of outstanding Non-rollup Letters of Credit in an amount equal to 105% of the aggregate amount of the Obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Non-rollup Letters of Credit.

(h)                                 Applicability of ISP and UCP.  Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Non-rollup Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Non-rollup Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Non-rollup Letter of Credit.

(i)                                     Conflict with Letter of Credit Application.  In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

Section 2.04  Repayment of Advances.  (a) Term Advances.  The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders on the Termination Date the aggregate outstanding principal amount of the Term Advances then outstanding together with exit fees then due and payable under Section 2.08(e).

(b)                                 Non-rollup Revolving Credit Advances.  The Borrower shall repay to the Administrative Agent for the ratable account of the Non-rollup Revolving Credit Lenders on the Termination Date the aggregate outstanding principal amount of the Non-rollup Revolving Credit Advances then outstanding.  In addition, on the Final Term Advance Date, the Borrower shall repay to the Administrative Agent for the ratable account of the Non-rollup Revolving Credit Lenders (other than those that are converting their Non-rollup Revolving Credit Advances into Term Advances pursuant to Section 2.01(a)) a principal amount of the Non-rollup Revolving Credit Advances owing to such Non-rollup Revolving Credit Lenders then outstanding such that after giving effect to such repayment, the amount of Non-rollup Revolving Credit Advances held by all Non-rollup Revolving Credit Lenders shall be ratable in accordance with their respective Non-rollup Revolving Credit Commitments.

(c)                                  Rollup Revolving Credit Advances.  The Borrower shall repay to the Administrative Agent for the ratable account of the Rollup Revolving Credit Lenders on the Termination Date the aggregate outstanding principal amount of the Rollup Revolving Credit Advances then outstanding.

(d)                                 Non-rollup Letter of Credit Advances.  The Borrower shall repay to the Administrative Agent for the account of the Issuing Banks and each Non-rollup Revolving Credit Lender that has made a Non-rollup Letter of Credit Advance the outstanding principal amount of each Non-rollup Letter of Credit Advance made by each of them on the earlier of (i) the date of demand therefor and (ii) the Termination Date.

(e)                                  Rollup Letter of Credit Advances.  The Borrower shall repay to the Administrative Agent for the account of the Issuing Banks and each Rollup Revolving Credit Lender that has made a Rollup Letter of Credit Advance the outstanding principal amount of each Rollup Letter of

Credit Advance made by each of them on the earlier of (i) the date of demand therefor and (ii) the Termination Date.

Section 2.05  Termination, Reduction or Automatic Increase of Commitments.  (a)  Optional.  The Borrower may, upon at least three Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Letter of Credit Sublimit or of the other Commitments (which shall be applied ratably to the Unused Term Commitments, Unused Non-rollup Revolving Credit Commitments and the Unused Rollup Revolving Credit Commitments (it being understood that such “unused” portion of any such Commitments shall include any portion that becomes unused as a result of any repayment occurring concurrently with such Commitment reduction or termination)); provided, however, that each partial reduction shall be in an aggregate amount of $10,000,000 or an integral multiple of $5,000,000 in excess thereof.

(b)                                 Mandatory.

(i)                                     Upon the making of the Term Advances pursuant to Section 2.01(a)(ii), the Term Commitments shall be automatically and permanently reduced to zero.

(ii)                                  The Non-rollup Revolving Credit Facility and the Rollup Revolving Credit Facility shall be automatically and permanently reduced on each date on which prepayment thereof is required to be made pursuant to Section 2.06(b)(i), by an amount equal to the Non-rollup Reduction Amount or the Rollup Reduction Amount, as applicable.

(iii)                               The Letter of Credit Sublimit shall be automatically and permanently reduced from time to time on the date of each reduction in the Non-rollup Revolving Credit Facility and the Rollup Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Sublimit exceeds the sum of the Non-rollup Revolving Credit Facility and the Rollup Revolving Credit Facility after giving effect to such reduction of the Non-rollup Revolving Credit Facility and the Rollup Revolving Credit Facility.

(c)                                  Application of Commitment Reductions.  Upon each reduction of the Rollup Revolving Credit Facility pursuant to this Section 2.05, the Rollup Revolving Credit Commitment of each of the Rollup Revolving Credit Lenders shall be reduced by such Rollup Revolving Credit Lender’s Pro Rata Share of the amount by which the Rollup Revolving Credit Facility is reduced in accordance with the Lenders’ respective Non-rollup Revolving Credit Commitments.  Upon each reduction of the Non-rollup Revolving Credit Facility pursuant to this Section 2.05, the Non-rollup Revolving Credit Commitment of each of the Non-rollup Revolving Credit Lenders shall be reduced by such Non-rollup Revolving Credit Lender’s Pro Rata Share of the amount by which the Non-rollup Revolving Credit Facility is reduced in accordance with the Lenders’ respective Non-rollup Revolving Credit Commitments; provided that this sentence shall not apply to any repayment of Non-rollup Revolving Credit Advances on the Final Term Advance Date pursuant to the second sentence of Section 2.04(b).

(d)                                 Rollup Revolving Credit Commitments.  Any reduction or termination of Rollup Revolving Credit Commitments pursuant to this Section 2.05 shall be made together with the payment of exit fees then due and payable under Section 2.08(c).

(e)                                  Non-rollup Revolving Credit Commitments.  Any reduction or termination of Non-rollup Revolving Credit Commitments pursuant to this Section 2.05 shall be made together with the payment of exit fees then due and payable under Section 2.08(e).

(f)                                    Term Commitments.  Any reduction or termination of Term Commitments pursuant to Section 2.05(a) above shall be made together with the payment of exit fees then due and payable under Section 2.08(e).

(g)                                 Increase of Non-rollup Revolving Credit Commitments.  Upon the making of the Term Advances pursuant to Section 2.01(a)(ii), the Non-rollup Revolving Credit Commitments shall be automatically and permanently increased to an amount equal to $63,532,482 in accordance with Schedule I.

Section 2.06  Prepayments.  (a)  Optional.  The Borrower may, upon at least three Business Days’ notice in the case of Eurodollar Rate Advances and one Business Day’s notice in the case of Base Rate Advances, in each case to the Administrative Agent received not later than 11:00 A.M. (New York, New York time) stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of Advances, in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that each partial prepayment shall be (i) in the case of Term Advances, in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof or, if less, the aggregate outstanding principal amount of any Advance and (ii) in the case of Non-rollup Revolving Credit Advances and in the case of Rollup Revolving Credit Advances, in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof or, if less, the aggregate outstanding principal amount of any Advance.  Any prepayment of Advances pursuant to this Section 2.06(a) shall be applied to any one or more of the Facilities as directed by the Borrower.

(b)                                 Mandatory.

(i)                                     The Borrower shall, on the Business Day following the date of receipt of any Net Cash Proceeds by any Loan Party or any of its Subsidiaries, prepay an aggregate principal amount of the Advances equal to such Net Cash Proceeds; provided, however, that (A) the Borrower shall not be required to make any prepayment hereunder with Net Cash Proceeds unless and until the aggregate amount of all such Net Cash Proceeds (excluding Net Cash Proceeds from Extraordinary Receipts) that have not theretofore been applied to prepay the Advances pursuant to this Section 2.06(b)(i) exceeds $5,000,000 (at such time the Borrower shall be required to make a prepayment hereunder with all such excess Net Cash Proceeds except to the extent such prepayment is not required under clause (B), (C) or (D) of this proviso), (B) to the extent the aggregate amount of all Net Cash Proceeds (excluding Net Cash Proceeds from Extraordinary Receipts) received by the Loan Parties and their Subsidiaries shall exceed $10,000,000, only 75% of any amount of such excess amount of Net Cash Proceeds received shall be required to be applied to prepayment hereunder, (C) in the case of Net Cash Proceeds that are Extraordinary Receipts in respect of any casualty or condemnation event (“Extraordinary Receipts Proceeds”), to the extent such Extraordinary Receipts Proceeds are used to repair, restore or replace the assets that are the subject of such event in substantially the same location promptly after the receipt of such Extraordinary Receipts Proceeds by a Loan Party or any of its Subsidiaries, no such Extraordinary Receipts Proceeds shall be required to be applied to any prepayment hereunder, and (D) in the case of Extraordinary Receipts Proceeds received with respect to a casualty or condemnation event in respect of Inventory, no such Extraordinary Receipts Proceeds shall be required to be applied to any prepayment hereunder.  Each such prepayment shall be applied first ratably to the outstanding Term Advances, second ratably to the outstanding Non-rollup Revolving Credit Facility as set forth in clause (iv) below and the Rollup Revolving Credit Facility as set forth in clause (v) below, and third, if required under Section 2.03(g) or 2.21(g), deposited in the L/C Cash Collateral Account.

(ii)                                  The Borrower shall, on each Business Day, if applicable, prepay an aggregate principal amount of the Non-rollup Revolving Credit Advances, the Rollup Revolving Credit Advances, the Non-rollup Letter of Credit Advances or the Rollup Letter of Credit Advances or deposit an amount in the L/C Collateral Account in an amount equal to the amount by which (A) the sum of (x) the Non-rollup Revolving Credit Advances, the Rollup Revolving Credit Advances, the Non-rollup Letter of Credit Advances and the Rollup Letter of Credit Advances then outstanding plus (y) the aggregate Available Amount of all Letters of Credit then outstanding exceeds (B) the lesser of (x) the sum of the aggregate Non-rollup Revolving Credit Commitments and the Rollup Revolving Credit Commitments and (y) (1) the Borrowing Base minus (2) the aggregate principal amount of the Term Advances then outstanding.

(iii)                               The Borrower shall, on each Business Day, if applicable, pay to the Administrative Agent for deposit in the L/C Cash Collateral Account an amount sufficient to cause the aggregate amount on deposit in such L/C Cash Collateral Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Sublimit on such Business Day.

(iv)                              Prepayments of the Non-rollup Revolving Credit Facility made pursuant to clauses (i) and (ii) above shall be first applied to prepay Non-rollup Letter of Credit Advances then outstanding, if any, until such Advances are paid in full, second applied ratably to prepay Non-rollup Revolving Credit Advances then outstanding, if any, until such Advances are paid in full and third, if required under Section 2.03(g), deposited in the L/C Cash Collateral Account; and, in the case of any prepayment of the Non-rollup Revolving Credit Facility pursuant to clause (i) above, the amount remaining, if any, from the Non-rollup Revolving Credit Facility’s ratable portion of such Net Cash Proceeds after the prepayment of the Non-rollup Letter of Credit Advances and the Non-rollup Revolving Credit Advances then outstanding and any required Cash Collateralization of Non-rollup Letters of Credit then outstanding (the sum of such prepayment amounts, cash collateralization amounts and remaining amounts being referred to herein as the “Non-rollup Reduction Amount”) may be retained by the Borrower for use in its business and operations.  Upon the drawing of any Non-rollup Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the applicable Issuing Bank or Non-rollup Revolving Credit Lenders, as applicable.

(v)                                 Prepayments of the Rollup Revolving Credit Facility made pursuant to clauses (i) and (ii) above shall be first applied to prepay Rollup Letter of Credit Advances then outstanding, if any, until such Advances are paid in full, second applied ratably to prepay Rollup Revolving Credit Advances then outstanding, if any, until such Advances are paid in full and third, if required under Section 2.21(g), deposited in the L/C Cash Collateral Account; and, in the case of any prepayment of the Rollup Revolving Credit Facility pursuant to clause (i) above, the amount remaining, if any, from the Rollup Revolving Credit Facility’s ratable portion of such Net Cash Proceeds after the prepayment of the Rollup Letter of Credit Advances and the Rollup Revolving Credit Advances then outstanding and any required Cash Collateralization of Rollup Letters of Credit then outstanding (the sum of such prepayment amounts, cash collateralization amounts and remaining amounts being referred to herein as the “Rollup Reduction Amount”) may be retained by the Borrower for use in its business and operations.  Upon the drawing of any Rollup Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the applicable Issuing Bank or Rollup Revolving Credit Lenders, as applicable.

(vi)                              All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

(vii)                           All prepayments of Term Advances under this Section 2.06 shall be made together with the payment of exit fees then due and payable under Section 2.08(e).

Section 2.07  Interest.  (a)  Scheduled Interest.  The Borrower shall pay interest on each Term Advance, each Non-rollup Revolving Credit Advance and each Rollup Revolving Credit Advance owing to each Lender from the date of such Term Advance, Non-rollup Revolving Credit Advance and Rollup Revolving Credit Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)                                     Base Rate Advances.  During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears monthly on the first Business Day of each month during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)                                  Eurodollar Rate Advances.  During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the last Business Day of such Interest Period and, if such Interest Period has a duration of more than one month, on the first Business Day of each month that occurs during such Interest Period every month from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b)                                 Default Interest.  Upon the occurrence and during the continuance of an Event of Default the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender (whether or not due), payable in arrears on the dates referred to in clause (a) above and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a) and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Advances pursuant to clause (a)(i) above.

(c)                                  Notice of Interest Rate.  Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), the Administrative Agent shall give notice to the Borrower and each Lender of the interest rate determined by the Administrative Agent for purposes of clause (a) above.

Section 2.08  Fees. (a)  Commitment Fees.  (i) The Borrower shall pay to the Administrative Agent for the account of the Non-rollup Revolving Credit Lenders a commitment fee, from the date hereof in the case of each such Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other such Lender until the Termination Date, payable in arrears on the Effective Date, thereafter monthly on the first day of each month and on the Termination Date, at the rate of 1.5% per annum on the average daily unused portion of the Unused Non-rollup Revolving Credit Commitment of such Lender; provided, however, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(ii) The Borrower shall pay to the Administrative Agent for the account of the Rollup Revolving Credit Lenders a commitment fee, from the Final Term Advance Date in the case of each such Initial Lender and (if such date is later than the Final Term Advance Date) the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other such Lender until the Termination Date, payable in arrears on the Effective Date, thereafter monthly on the first day of each month and on the Termination Date, at the rate of 1.5% per annum on the average daily unused portion of the Unused Rollup Revolving Credit Commitment of such Lender; provided, however, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b)                                 Letter of Credit Fees, Etc.

(i)                                     The Borrower shall pay to the Administrative Agent for the account of each Non-rollup Revolving Credit Lender a commission, payable in arrears on the first Business Day of each month, on the earliest to occur of the full drawing, expiration, termination or cancellation of any such Non-rollup Letter of Credit and on the Termination Date, on such Non-rollup Revolving Credit Lender’s Pro Rata Share of the average daily aggregate Available Amount during such month of all Non-rollup Letters of Credit outstanding from time to time during such month at a rate per annum equal to the Applicable Margin for Eurodollar Rate Advances under the Non-rollup Revolving Credit Facility; provided, however, that no such commission shall accrue on any of the Non-rollup Revolving Credit Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(ii)                                  The Borrower shall pay to the Administrative Agent for the account of each Rollup Revolving Credit Lender a commission, payable in arrears on the first Business Day of each month, on the earliest to occur of the full drawing, expiration, termination or cancellation of any such Rollup Letter of Credit and on the Termination Date, on such Rollup Revolving Credit Lender’s Pro Rata Share of the average daily aggregate Available Amount during such month of all Rollup Letters of Credit outstanding from time to time during such month at a rate per annum equal to the Applicable Margin for Eurodollar Rate Advances under the Rollup Revolving Credit Facility; provided, however, that no such commission shall accrue on any of the Rollup Revolving Credit Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(iii)                               The Borrower shall pay to each Issuing Bank, for its own account, (A) a fronting fee, payable in arrears on the first Business Day of each month and on the Termination Date, on the average daily Available Amount during such month of all Letters of Credit issued by such Issuing Bank, at the rate of 0.25% per annum and (B) the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank.

(c)                                  Exit Fees for Rollup Revolving Credit Lenders.  (i) Concurrently with any reduction or termination of any amount of the Rollup Revolving Credit Commitments pursuant to Section 2.05, the Borrower shall pay to the Administrative Agent for the account of the Rollup Revolving Credit Lenders an exit fee equal to 2% of such amount so reduced or terminated and (ii) without duplication of the fees in clause (i), immediately upon the substantial consummation of a Reorganization Plan in any of the Cases, the Borrower shall pay to the Administrative Agent for the account of the Rollup Revolving Credit Lenders an exit fee equal to 2% of the aggregate outstanding principal amount of the Rollup Revolving Credit Advances; provided that the aggregate amount of exit fees payable under this Section 2.08(c) shall not exceed 2% of the aggregate principal amount of Rollup Revolving Credit Advances used to prepay the Pre-Petition Secured Indebtedness.

(d)                                 Initial Lender Fees.  The Borrower shall pay to the Administrative Agent for the account of the Initial Lenders (or their respective Affiliates) (i) that are Term Lenders an upfront fee equal to 3% of such Lenders’ Term Commitments on the Effective Date, (ii) that are Non-rollup Revolving Credit Lenders an upfront fee equal to 3% of such Lenders’ Non-rollup Revolving Credit Commitments on the Effective Date and (iii) such other fees as may be from time to time agreed among the Borrower and the Initial Lenders (or their respective Affiliates).

(e)                                  Exit Fees for Term Lenders and Non-rollup Revolving Credit Lenders.  (i)(x) Concurrently with any reduction or termination of any amount of the Non-rollup Revolving Credit Commitments pursuant to Section 2.05, the Borrower shall pay to the Administrative Agent for the account of the Non-rollup Revolving Credit Lenders an exit fee equal to 3% of such amount so reduced or terminated and (y) without duplication of the fees in clause (x), immediately upon the substantial consummation of a Reorganization Plan in any of the Cases, the Borrower shall pay to the Administrative Agent for the account of the Non-rollup Revolving Credit Lenders an exit fee equal to 3% of the aggregate outstanding principal amount of the Non-rollup Revolving Credit Advances.

(ii)                                  (x) Concurrently with any repayment or prepayment of any amount of the Term Advances pursuant to Sections 2.04(a) or 2.06 or any reduction or termination of Term Commitments under Section 2.05(a), the Borrower shall pay to the Administrative Agent for the account of the Term Lenders an exit fee equal to 3% of such amount so repaid or prepaid and (y) without duplication of the fees in clause (x), immediately upon the substantial consummation of a Reorganization Plan in any of the Cases, the Borrower shall pay to the Administrative Agent for the account of the Term Lenders an exit fee equal to 3% of the aggregate outstanding principal amount of the Term Advances.

Section 2.09  Conversion of Advances.   (a)   Optional.  The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion (or the Business Day prior to the date of the proposed Conversion, in the case of a Conversion of a Eurodollar Rate Advance to a Base Rate Advance) and subject to the provisions of Section 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing shall be made ratably among the Lenders in accordance with their Commitments.  Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances.  Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b)                                 Mandatory.

(i)                                     On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall, at the end of the applicable Interest Period, automatically Convert into Base Rate Advances.

(ii)                                  If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(iii)                               Upon the occurrence and during the continuance of any Event of Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

Section 2.10  Increased Costs, Etc.  (a)  If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost.  A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

(b)                                 If any Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit.  A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

(c)                                  If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d)                                 Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the

Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist.

Section 2.11  Payments and Computations.  (a)  The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.15), not later than 11:00 A.M. (New York, New York time) on the day when due (or, in the case of payments made by a Guarantor pursuant to Section 8.01, on the date of demand therefor) in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds.  The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties (except as set forth in the second sentence of Section 2.04(b)) and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 10.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)                                 If the Administrative Agent receives funds for application to the Obligations under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each Lender Party ratably in accordance with such Lender Party’s proportionate share of the principal amount of all outstanding Advances and the Available Amount of all Letters of Credit then outstanding, in repayment or prepayment of such of the outstanding Advances or other Obligations owed to such Lender Party, and for application to such principal installments, as the Administrative Agent shall direct.

(c)                                  The Borrower hereby authorizes each Lender Party, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender Party any amount so due (subject to the limitations on the exercise of remedies upon an Event of Default set forth in Article VI hereof and in the Interim Order or Final Order, as applicable).  Each of the Lender Parties hereby agrees to notify the Borrower promptly after any such setoff and application shall be made by such Lender Party; provided, however, that the failure to give such notice shall not affect the validity of such charge.

(d)                                 All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable.  Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(e)                                  Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(f)                                    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party.  If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.12  Taxes.  (a)  Any and all payments by any Loan Party to or for the account of any Lender Party or any Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and each Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender Party or such Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any other Loan Document being hereinafter referred to as “Taxes”).  If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender Party or any Agent, (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)                                 In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c)                                  The Loan Parties shall indemnify each Lender Party and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender Party or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be made within 30 days from the date such Lender Party or such Agent (as the case may be) makes written demand therefor.

(d)                                 Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 10.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.  In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes.  For purposes of subsections (d) and (e) of this Section 2.12, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)                                  Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and Borrower with two original Internal Revenue Service Forms W-8BEN or W-8ECI, (in the case of a Lender Party that has certified in writing to the Administrative Agent that it is not (i) a “bank” (within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of any Loan Party or (iii) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service Form W-8BEN,) as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the other Loan Documents or, in the case of a Lender Party that has certified that it is not a “bank” as described above, certifying that such Lender Party is a foreign corporation, partnership, estate or trust.  If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date.  If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8ECI, or the related certificate described above, that the applicable Lender Party reasonably considers to be confidential, such Lender Party shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(f)                                    For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above

(other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided that should a Lender Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such taxes.

Section 2.13  Sharing of Payments, Etc.  If any Lender Party shall obtain at any time any payment, whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise (other than pursuant to Section 2.10, 2.12, 10.04 or 10.07), (a) on account of Obligations due and payable to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time (other than pursuant to Section 2.10, 2.12, 10.04 or 10.07) to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes at such time (other than pursuant to Section 2.10, 2.12, 10.04 or 10.07) in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time (other than pursuant to Section 2.10, 2.12, 10.04 or 10.07) to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such participations in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered.  The Borrower agrees that any Lender Party so purchasing a participation from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such participation.  Notwithstanding the foregoing, this Section 2.13 shall not apply to the repayment of any Non-rollup Revolving Credit Advances pursuant to the second sentence of Section 2.04(b).

Section 2.14  Use of Proceeds.  The proceeds of (a) the Non-rollup Revolving Credit Advances and the Non-rollup Letters of Credit shall only be utilized (i) to refinance the Existing Receivables Facility, (ii) to pay costs and expenses in connection with such refinancing and the Cases, and (iii) to provide financing for working capital, letters of credit, capital expenditures and other general corporate purposes of the Borrower and the Guarantors, including but not limited to Investments in other Subsidiaries of the Loan Parties to the extent not prohibited under this Agreement and the refinancing of the Pre-Petition Secured Indebtedness, (b) the Term Advances shall only be utilized (i) to refinance the Existing Receivables Facility, (ii) to pay costs and expenses in connection with such refinancing and the Cases, (iii) to repay or convert Non-rollup Revolving Credit Advances and (iv) for other general corporate purposes of the Borrower and the Guarantors, including but not limited to Investments in other Subsidiaries of the Loan Parties to the extent not prohibited under this Agreement and the refinancing of the Pre-Petition Secured Indebtedness and (c) the Rollup Revolving Credit Advances and the Rollup Letters of Credit shall only be utilized (i) to refinance the Pre-Petition Secured Indebtedness and (ii) for other general corporate purposes of the Loan Parties, including but not limited to Investments in other Subsidiaries of the Loan Parties to the extent not prohibited under this Agreement.

Section 2.15  Defaulting Lenders.  (a)  In the event that, at any time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to the Borrower and (iii) the Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of the Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance.  In the event that, on any date, the Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by the Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01.  Such Advance shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Advance is deemed to be made pursuant to this subsection (a).  The Borrower shall notify the Administrative Agent at any time the Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a).  Any portion of such payment otherwise required to be made by the Borrower to or for the account of such Defaulting Lender which is paid by the Borrower, after giving effect to the amount set off and otherwise applied by the Borrower pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.15.

(b)                                 In the event that, at any time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to the Administrative Agent or any of the other Lender Parties and (iii) the Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Lender Parties and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount.  In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date.  Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Lender Parties, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent and such other Lender Parties and, if the amount of such payment made by the Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Administrative Agent and the other Lender Parties, in the following order of priority:

(i)                                     first, to the Administrative Agent for any Defaulted Amount then owing to the Administrative Agent in its capacity as Administrative Agent; and

(ii)                                  second, to the Issuing Banks for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Issuing Banks; and

(iii)                               third, to any other Lender Parties for any Defaulted Amounts then owing to such other Lender Parties, ratably in accordance with such respective Defaulted Amounts then owing to such other Lender Parties.

Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b), shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.15.

(c)                                  In the event that, at any time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the Borrower, the Administrative Agent or any other Lender Party shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such other Lender Party shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it.  Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with Citibank, in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c).  The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be Citibank’s standard terms applicable to escrow accounts maintained with it.  Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c).  The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender Party, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

(i)                                     first, to the Administrative Agent for any amount then due and payable by such Defaulting Lender to the Administrative Agent hereunder in its capacity as Administrative Agent;

(ii)                                  second, to the Issuing Banks for any amounts then due and payable to them hereunder, in their capacities as such, by such Defaulting Lender, ratably in accordance with such respective amounts then due and payable to the Issuing Banks;

(iii)                               third, to any other Lender Parties for any amount then due and payable by such Defaulting Lender to such other Lender Parties hereunder, ratably in accordance with such respective amounts then due and payable to such other Lender Parties; and

(iv)                              fourth, to the Borrower for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

(x) In the event that any Lender Party that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, and (y) at any time after all principal, interest and other outstanding amounts under the Loan Documents are repaid on or after the Termination Date, any funds held by the Administrative Agent in escrow at such time with respect to such Lender Party shall be distributed by the Administrative Agent to such Lender Party and applied by such Lender Party to the Obligations owing to such Lender Party at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender or Potential Defaulting Lender.

(d)                                 The rights and remedies against a Defaulting Lender under this Section 2.15 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that the Administrative Agent or any Lender Party may have against such Defaulting Lender with respect to any Defaulted Amount.

Section 2.16  Evidence of Debt.  (a)  The Advances made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Advances made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Advances in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Advances and payments with respect thereto.(b)   In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.17  Priority and Liens.  (a)  Each of the Borrower and each Guarantor hereby covenants, represents and warrants that, upon entry of the Interim Order, the Obligations of the Borrower and such Guarantor hereunder and under the Loan Documents:  (i) pursuant to section 364(c)(1) of the Bankruptcy Code, shall at all times constitute an allowed Superpriority Claim; (ii) pursuant to section 364(c)(2) of the Bankruptcy Code, shall at all times be secured by a perfected first priority Lien on all unencumbered tangible and intangible property of the Borrower and such Guarantor and on all cash maintained in the L/C Cash Collateral Account and any investments of the funds contained therein, including any such property that is subject to valid and perfected Liens in existence on the Petition Date, which Liens are thereafter released or otherwise extinguished in connection with the satisfaction of the obligations secured by such Liens (excluding any avoidance actions under the Bankruptcy Code or the proceeds therefrom); (iii) pursuant to section 364(c)(3) of the Bankruptcy Code, shall be secured by a perfected Lien upon all real, personal and mixed property of the Borrower and such Guarantor that is subject to valid and perfected Liens in existence on the Petition Date, junior to such valid and perfected Liens (other than Liens securing the Pre-Petition Secured Indebtedness) and (iv) pursuant to section 364(d)(1), shall be secured by a perfected priming Lien upon all tangible and intangible property of the Borrower and such Guarantor that presently secure the Pre-Petition Secured Indebtedness; provided that the foregoing shall be subject in all respects to the Carve-Out.  Each of the Borrower and each Guarantor hereby covenants, represents and warrants that, upon entry of the Final Order, the Obligations of the Borrower and such Guarantor hereunder and under the Loan Documents:  (i) pursuant to section 364(c)(1) of the Bankruptcy Code, shall at all times constitute an allowed Superpriority Claim; (ii) pursuant to section 364(c)(2) of the Bankruptcy Code, shall at all times be secured by a perfected first priority Lien on all unencumbered tangible and intangible property of the Borrower and such Guarantor and on all cash maintained in the L/C Cash Collateral Account and any investments of the funds contained therein, including any such property that is subject to valid and perfected Liens in existence on the Petition Date, which Liens are thereafter released or otherwise extinguished in connection with the satisfaction of the obligations secured by such Liens (excluding any avoidance actions under the Bankruptcy Code (but including the proceeds therefrom)); (iii) pursuant to section 364(c)(3) of the Bankruptcy Code, shall be secured by a perfected Lien upon all real, personal and mixed property of the Borrower and such Guarantor that is subject to valid and perfected Liens in existence on the Petition Date, junior to such valid and perfected Liens (other than Liens securing the Unrolled Pre-Petition Secured Indebtedness), and (iv) pursuant to section 364(d)(1), shall be secured by a perfected priming Lien upon all tangible and intangible property of the Borrower and such Guarantor that secure the Unrolled Pre-Petition Secured Indebtedness; provided that the foregoing shall be subject in all respects to the Carve-Out.

(c)                                  Except for the Carve-Out having priority over the Obligations, the Superpriority Claims shall at all times be senior to the rights of the Borrower, each Guarantor, any chapter 11 trustee and, subject to section 726 of the Bankruptcy Code, any chapter 7 trustee, or any other creditor (including, without limitation, post-petition counterparties and other post-petition creditors) in the Cases or any subsequent proceedings under the Bankruptcy Code, including, without limitation, any chapter 7 cases if any of the Borrower’s or the Guarantor’s cases are converted to cases under chapter 7 of the Bankruptcy Code.

Section 2.18  Payment of Obligations.  Subject to the provisions of Section 6.01 and the DIP Financing Orders, upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents of the Borrower and the Guarantors, the Lender Parties shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

Section 2.19  No Discharge: Survival of Claims.  Each of the Borrower and each Guarantor agree that (i) its Obligations under this Agreement or any of the Loan Documents shall not be discharged by the entry of an order confirming any Reorganization Plan (and each of the Borrower and each Guarantor, pursuant to section 1141(d)(4) of the Bankruptcy Code hereby waives any such discharge), (ii) the Superpriority Claim granted to the Administrative Agent and the Lender Parties pursuant to the DIP Financing Orders and described in Section 2.17 and the Liens granted to the Administrative Agent and the Lender Parties pursuant to the DIP Financing Orders and described in Section 2.17 shall not be affected in any manner by the entry of any order by the Bankruptcy Court, including an order confirming any Reorganization Plan, and (iii) notwithstanding the terms of any Reorganization Plan, its Obligations hereunder and under each other Loan Document shall be repaid in full in accordance with the terms hereof and the terms of the DIP Financing Orders and the other Loan Documents.

Section 2.20  Replacement of Certain Lenders.  In the event a Lender (“Affected Lender”) shall have (a) become a Defaulting Lender under Section 2.15, (b) requested compensation from the Borrowers under Section 2.12 with respect to Taxes or Other Taxes or with respect to increased costs or capital or under Section 2.10 or other additional costs incurred by such Lender which, in any case, are not being incurred generally by the other Lenders, (c) delivered a notice pursuant to Section 2.10(d) claiming that such Lender is unable to extend Eurodollar Rate Advances to the Borrower for reasons not generally applicable to the other Lenders or (d) become a Non-Consenting Lender, then, in any case, the Borrower or the Administrative Agent may make written demand on such Affected Lender (with a copy to the Administrative Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall assign pursuant to one or more duly executed Assignments and Acceptances within 5 Business Days after the date of such demand, to one or more financial institutions that the Borrower or the Administrative Agent, as the case may be, shall have engaged for such purpose, all of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitment, all Advances owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit hereunder), in accordance with Section 10.07.  The Administrative Agent is authorized to execute one or more of such Assignments and Acceptances as attorney-in-fact for any Affected Lender failing to execute and deliver the same within 5 Business Days after the date of such demand.  Further, with respect to such assignment, the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document; provided that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10 and 10.04, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 7.09 with respect to losses, obligations, liabilities, damages, penalties, actions, judgments, costs, expenses or disbursements for matters which occurred prior to the date the Affected Lender is replaced.

Section 2.21  Issuance of and Drawings and Reimbursement Under Rollup Letters of Credit.

(a)  The Letter of Credit Commitment.

(i)                                     Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the other Rollup Revolving Credit Lenders set forth in this Section 2.21, (1) from time to time on any Business Day during the period from the Final Term Advance Date until the Letter of Credit Expiration Date, to issue Rollup Letters of Credit for the account of the Borrower or any of its Subsidiaries, and to amend Rollup Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Rollup Letters of Credit; and (B) the Rollup Revolving Credit Lenders severally agree to participate in Rollup Letters of Credit issued for the account of the Borrower or any of its Subsidiaries; provided that the Issuing Banks shall not be obligated to issue any Rollup Letter of Credit, and no Rollup Revolving Credit Lender shall be obligated to participate in any Rollup Letter of Credit, if as of the date of such issuance, (x) the Available Amount for all Letters of Credit issued by such Issuing Bank would exceed the lesser of the Letter of Credit Sublimit at such time and such Issuing Bank’s Letter of Credit Commitment at such time, (y) the Available Amount of such Rollup Letter of Credit would exceed the aggregate Unused Rollup Revolving Credit Commitments or (z) the Available Amount of such Rollup Letter of Credit would exceed the Availability at such time.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Rollup Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Rollup Letters of Credit to replace Rollup Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)                                  No Issuing Bank shall be under any obligation to issue any Rollup Letter of Credit if:  (A) any order, judgment or decree of any governmental authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Rollup Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Rollup Letter of Credit in particular or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which such Issuing Bank in good faith deems material to it; (B) the expiry date of such requested Rollup Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Rollup Revolving Credit Lenders have approved such expiry date; (C) the issuance of such Rollup Letter of Credit would violate one or more policies of such Issuing Bank; or (D) such Rollup Letter of Credit is in an initial amount less than $100,000 (unless such Issuing Bank agrees otherwise), or is to be denominated in a currency other than U.S. dollars.

(iii)                               No Issuing Bank shall be under any obligation to amend any Rollup Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue such Rollup Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Rollup Letter of Credit does not accept the proposed amendment to such Rollup Letter of Credit.

(iv)                              Rollup Letters of Credit may be issued for the account of a Subsidiary that is not a Loan Party so long as such Subsidiary is primarily liable for its reimbursement obligations thereunder pursuant to a separate reimbursement agreement entered into between such Subsidiary and the applicable Issuing Bank, to the extent practicable (in the Issuing Bank’s sole discretion).

(v)                                 In addition to the other conditions precedent herein set forth, if any Rollup Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, no Issuing Bank shall be required to issue any Rollup Letter of Credit or to amend any outstanding Rollup Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless such Issuing Bank is satisfied that any exposure that would result therefrom is eliminated or fully covered by the Rollup Revolving Credit Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof reasonably satisfactory to such Issuing Bank.

(b)                                 Procedures for Issuance and Amendment of Rollup Letters of Credit.

(i)                                     Each Rollup Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the applicable Issuing Bank and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as such Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Rollup Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank: (A) the proposed issuance date of the requested Rollup Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such Issuing Bank may reasonably require.  In the case of a request for an amendment of any outstanding Rollup Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank (A) the Rollup Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such Issuing Bank may reasonably require.

(ii)                                  Promptly after receipt of any Letter of Credit Application for a Rollup Letter of Credit, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof.  Upon receipt by such Issuing Bank of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Rollup Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices.  Immediately upon the issuance of each Rollup Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuing Bank a risk participation in such Rollup Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share in respect of the Rollup Revolving Credit Facility times the amount of such Rollup Letter of Credit.

(iii)                               Promptly after its delivery of any Rollup Letter of Credit or any amendment to a Rollup Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Rollup Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participations.

(i)                                     Upon receipt from the beneficiary of any Rollup Letter of Credit of any notice of a drawing under such Rollup Letter of Credit, the applicable Issuing Bank shall notify the Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. on the Business Day following the date of any payment by the applicable Issuing Bank under a Rollup Letter of Credit, so long as the Borrower has received notice of such drawing by 10:00 a.m. on such following Business Day (each such date, an “Rollup Honor Date”), the Borrower shall reimburse such Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing (together with interest thereon at the rate set forth in Section 2.07 for Rollup Revolving Credit Advances bearing interest at the Base Rate).  If the Borrower fails to so reimburse the applicable Issuing Bank by such time, the Administrative Agent shall promptly notify each Rollup Revolving Credit Lender of the Rollup Honor Date, the amount of the unreimbursed drawing (the “Rollup Unreimbursed Amount”), and the amount of such Rollup Revolving Credit Lender’s Pro Rata Share thereof.  In such event, the Borrower shall be deemed to have requested a Borrowing to be disbursed on the Rollup Honor Date in an amount equal to the Rollup Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Borrowings, but subject to the amount of the Unused Rollup Revolving Credit Commitments and the conditions set forth in Section 3.02 (other than the delivery of a Notice of Borrowing).  Any notice given by an Issuing Bank or the Administrative Agent pursuant to this Section 2.21(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each Rollup Revolving Credit Lender (including a Rollup Revolving Credit Lender acting as Issuing Bank) shall upon any notice pursuant to Section 2.21(c)(i) make funds available to the Administrative Agent for the account of the applicable Issuing Bank at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Rollup Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.21(c)(iii), each Rollup Revolving Credit Lender that so makes funds available shall be deemed to have made a Rollup Letter of Credit Advance to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable Issuing Bank.

(iii)                               With respect to any Rollup Unreimbursed Amount that is not fully refinanced by a Borrowing because the conditions set forth in Section 3.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Bank a Rollup Letter of Credit Advance in the amount of the Rollup Unreimbursed Amount that is not so refinanced, which Rollup Letter of Credit Advance shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Rollup Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.21(c)(ii) shall be deemed payment in respect of its participation in such Rollup Letter of Credit Advance and shall constitute a Rollup Letter of Credit Advance from such Rollup Revolving Credit Lender in satisfaction of its participation obligation under this Section 2.21.

(iv)                              Until each Rollup Revolving Credit Lender funds its Rollup Revolving Credit Advance or Rollup Letter of Credit Advance pursuant to this Section 2.21(c) to reimburse the applicable Issuing Bank for any amount drawn under any Rollup Letter of Credit, interest in respect of such Rollup Revolving Credit Lender’s Pro Rata Share of such amount shall be solely for the account of such Issuing Bank.

(v)                                 Each Rollup Revolving Credit Lender’s obligation to make Rollup Letter of Credit Advances to reimburse the applicable Issuing Bank for amounts drawn under Rollup Letters of Credit, as contemplated by this Section 2.21(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Rollup Revolving Credit Lender may have against such Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.  No such making of a Rollup Letter of Credit Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable Issuing Bank for the amount of any payment made by such Issuing Bank under any Rollup Letter of Credit, together with interest as provided herein.

(vi)                              If any Rollup Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Rollup Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.21(c) by the time specified in Section 2.21(c)(ii), such Issuing Bank shall be entitled to recover from such Rollup Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the such Issuing Bank at a rate per annum equal to the Federal Funds Rate from time to time in effect.  A certificate of the applicable Issuing Bank submitted to any Rollup Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.

(i)                                     At any time after any Issuing Bank has made a payment under any Rollup Letter of Credit and has received from any Rollup Revolving Credit Lender such Rollup Revolving Credit Lender’s Rollup Letter of Credit Advance in respect of such payment in accordance with Section 2.21(c), if the Administrative Agent receives for the account of the applicable Issuing Bank any payment in respect of the related Rollup Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Rollup Revolving Credit Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Rollup Revolving Credit Lender’s Rollup Letter of Credit Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.21(c)(i) is required to be returned under any circumstances (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Rollup Revolving Credit Lender shall pay to the Administrative Agent for the account of such Issuing Bank its

Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Rollup Revolving Credit Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e)                                  Obligations Absolute.  The obligation of the Borrower to reimburse any Issuing Bank for each drawing under each Rollup Letter of Credit and to repay each Rollup Letter of Credit Advance shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Rollup Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)                                  the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Rollup Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Rollup Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Rollup Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Rollup Letter of Credit;

(iv)                              any payment by the Issuing Bank under such Rollup Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Rollup Letter of Credit; or any payment made by such Issuing Bank under such Rollup Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Rollup Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)                                 any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Rollup Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable Issuing Bank.  The Borrower shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f)                                    Role of Issuing Bank.  Each Rollup Revolving Credit Lender and the Borrower agree that, in paying any drawing under a Rollup Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Rollup Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the Issuing Banks, any of their Related Parties nor any of the respective correspondents, participants or assignees of any Issuing Bank shall be liable to any Rollup Revolving Credit Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Rollup Revolving Credit Lenders or the

Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Rollup Letter of Credit or Letter of Credit Application therefor.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Rollup Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the Issuing Banks, any of their Related Parties, nor any of the respective correspondents, participants or assignees of any Issuing Bank, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.21(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an Issuing Bank, any of its Related Parties, any of their respective correspondents, participants or assignees of such Issuing Bank or of their Related Parties, and they may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s, any such Related Party’s, or any of such respective correspondents, participants or assignees of such Issuing Bank or of any such Related Party’s willful misconduct or gross negligence or such Issuing Bank’s willful failure to pay under any Rollup Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Rollup Letter of Credit.  In furtherance and not in limitation of the foregoing, the applicable Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Rollup Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)                                 Cash Collateral; Defaulting Lenders.  (i) Upon the request of the Administrative Agent, if, as of the Letter of Credit Expiration Date, any Rollup Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all Rollup L/C Obligations (in an amount equal to 105% of such Outstanding Amount determined as of the date of such Rollup Letter of Credit Advance or the Letter of Credit Expiration Date, as the case may be).  The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Rollup Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Such cash collateral shall be maintained in the L/C Cash Collateral Account.

(ii)                                  If any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, if any Rollup Letter of Credit is at the time outstanding, the Issuing Bank that issued such Rollup Letter of Credit may, by notice to the Borrower and such Defaulting Lender or Potential Defaulting Lender through the Administrative Agent, require the Borrower to Cash Collateralize the obligations of the Borrower to such Issuing Bank in respect of such Rollup Letter of Credit in amount equal to 105% of the aggregate amount of the Obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Rollup Letter of Credit, and the Borrower shall thereupon either Cash Collateralize such obligations or make other arrangements satisfactory to the Administrative Agent, and to such Issuing Bank, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender.

(iii)                               In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, each Issuing Bank is hereby authorized by the Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, Notices of Borrowing pursuant to

Section 2.02 in such amounts and in such times as may be required to (A) reimburse an outstanding Rollup Unreimbursed Amount and/or (B) Cash Collateralize the Obligations of the Borrower in respect of outstanding Rollup Letters of Credit in an amount equal to 105% of the aggregate amount of the Obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Rollup Letters of Credit.

(h)                                 Applicability of ISP and UCP.  Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Rollup Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Rollup Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Rollup Letter of Credit.

(i)                                     Conflict with Letter of Credit Application.  In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

ARTICLE III

CONDITIONS TO EFFECTIVENESS

Section 3.01  Conditions Precedent to Effectiveness.  The effectiveness of this Credit Agreement, the obligation of each Term Lender to make a Term Advance pursuant to Section 2.01(a)(i), the initial obligation of the Non-rollup Revolving Credit Lenders to make Non-rollup Revolving Credit Advances, and the obligation of the Initial Issuing Bank to issue the initial Letter of Credit are, in each case, subject to the satisfaction of the following conditions precedent:

(a)                                  The Administrative Agent shall have received on or before the Effective Date the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to the Initial Lenders (unless otherwise specified) and (except for the Notes) in sufficient copies for each Initial Lender:

(i)                                     The Notes payable to the order of the Non-rollup Revolving Credit Lenders to the extent requested in accordance with Section 2.16(a).

(ii)                                  Certified copies of the resolutions of the boards of directors of each of the Borrower and each Guarantor approving the execution and delivery of this Agreement.

(iii)                               A copy of the charter or other constitutive document of each Guarantor and each amendment thereto, certified (as of a date reasonably near the Effective Date), if applicable, by the Secretary of State of the jurisdiction of its incorporation or organization, as the case may be, thereof as being a true and correct copy thereof.

(iv)                              A certificate of each of the Borrower and each Guarantor signed on behalf of the Borrower and such Guarantor, respectively, by its President or a Vice President and its Secretary or any Assistant Secretary, dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (A) the accuracy and completeness of the charter of the Borrower or such Guarantor and the absence of any changes thereto; (B) the accuracy and completeness of the bylaws (or equivalent organizational document) of the Borrower or such Guarantor as in effect on the date on which the resolutions of the board of directors (or persons performing similar functions) of such Person referred to in Section 3.01(a)(ii) were adopted and the absence of any changes thereto (a copy of which shall be attached to such certificate); and (C) the absence of any proceeding known to be pending or threatened in writing for the dissolution, liquidation or other termination of the existence of the Borrower or any Guarantor.

(v)                                 A certificate of the Secretary or an Assistant Secretary of each of the Borrower and each Guarantor certifying the names and true signatures of the officers of the Borrower and such Guarantor, respectively, authorized to sign this Agreement and the other documents to be delivered hereunder.

(vi)                              The following:  (A) such certificates representing the Initial Pledged Equity of domestic entities referred to on Schedule IV hereto, accompanied by undated stock powers, duly executed in blank, and such instruments evidencing the Initial Pledged Debt referred to on Schedule V hereto, duly indorsed in blank, as the Loan Parties may be able to deliver using their reasonable best efforts, (B) proper financing statements (Form UCC-1 or a comparable form) under the UCC of all jurisdictions that the Initial Lenders may deem necessary or desirable in order to perfect and protect the Liens and security interest created or purported to be created under Article IX hereof, covering the Collateral described in Article IX hereof, in each case completed in a manner reasonably satisfactory to the Lender Parties, and (C) evidence of insurance as reasonably requested by the Initial Lenders.

(vii)                           An intellectual property security agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Intellectual Property Security Agreement”), duly executed by each Loan Party, together with evidence that all actions that the Initial Lenders may deem reasonably necessary or desirable in order to perfect and protect the first priority Liens and security interests created under the Intellectual Property Security Agreement in the United States have been taken or will be taken in accordance with the terms of the Loan Documents.

(viii)                        A forecast reasonably satisfactory to the Administrative Agent and the Initial Lenders detailing the Borrower’s anticipated monthly income statement, balance sheet and cash flow statement, each on a Consolidated basis for the Borrower and its Subsidiaries, together with a written set of assumptions supporting such statements, for each month during the period commencing on the Petition Date and ending on the Stated Maturity Date and setting forth the anticipated aggregate maximum amount of utilization of the Commitments on a monthly basis.

(ix)                                A DIP Budget reasonably satisfactory to the Administrative Agent and the Initial Lenders.

(x)                                   Audited Consolidated financial statements of the Borrower and its Subsidiaries as at December 31, 2008 for the Fiscal Year then ended.

(xi)                                A Notice of Borrowing for any Borrowing to be made, and/or one or more Letter of Credit Applications for each Letter of Credit to be issued, on the Effective Date.

(xii)                             A favorable opinion of Kirkland & Ellis LLP, counsel to the Loan Parties, in substantially the form of Exhibit D-1 hereto.

(b)                                 Interim Order.  At the time of the Initial Extension of Credit, the Initial Lenders shall have received, on or before the Effective Date, a certified copy of an order entered by the Bankruptcy Court in substantially the form of Exhibit E (the “Interim Order”) approving the Loan Documents and granting the Superpriority Claim status and the Liens described in Section 2.17, which Interim Order (i)(A) shall authorize extensions of credit in respect of (x) the Non-rollup Revolving Credit Facility in an aggregate amount of up to $25,000,000 and (y) the Term Facility in an aggregate amount of up to $165,000,000, (B) shall authorize and direct the indefeasible repayment of any Obligations under the Existing Receivables Facility, which repayment shall not be subject to any future challenge by any Person, (C) shall have been entered upon an application or motion of the Borrower and each Guarantor reasonably satisfactory in form and substance to the Initial Lenders, on such prior notice to such parties as may in each case be reasonably satisfactory to the Initial Lenders, (D) shall approve the payment by the Borrower of all of the fees and expenses that are required to be paid in connection with the Facilities and (E) shall have been entered not later than five days after the Petition Date; (ii) shall have authorized the use by the Borrower and the Guarantors of any cash collateral in which any Pre-Petition Secured Creditor under the Pre-Petition Security Agreement may have an interest and shall have provided, as adequate protection for the use of such cash collateral and the aggregate reduction in the Pre-Petition Collateral as a consequence of the priming Liens described in Section 2.17 and the imposition of the automatic stay pursuant to section 362 of the Bankruptcy Code, for (A) the monthly cash payment of current interest and letter of credit fees on the Pre-Petition Secured Indebtedness at the applicable non-default rates applicable on the Petition Date pursuant to the Pre-Petition Document, (B) a superpriority claim as contemplated by section 507(b) of the Bankruptcy Code, limited in amount to the diminution in value of the Pre-Petition Collateral to the extent of the Pre-Petition Secured Indebtedness, resulting from the sale, lease or use by the Borrower and the Guarantors of any Pre-Petition Collateral, the priming Liens described in Section 2.17 and the imposition of the automatic stay pursuant to section 362 of the Bankruptcy Code, immediately junior to the claims under section 364(c)(1) of the Bankruptcy Code held by the Administrative Agent and the Lenders (without the requirement to file any motion or pleading or to make any demand) and subject to the payment of the Carve-Out, (C) a Lien on substantially all of the assets of the Borrower and the Guarantors having a priority immediately junior to the Liens granted in favor of the Administrative Agent and the Lenders hereunder and under the other Loan Documents and (D) the payment on a current basis of the reasonable fees and disbursements of respective professionals (including, but not limited to, the reasonable fees and disbursements of counsel and advisers as permitted under the Pre-Petition Document) for the Pre-Petition Agent (including the payment on the Effective Date or as soon thereafter as is practicable of any unpaid pre-petition fees and expenses) and the continuation of the payment to the Pre-Petition Agent on a current basis of the fees that are provided for under the Pre-Petition Security Agreement; (iii) shall be in full force and effect; and (iv) shall not have been stayed, reversed, modified or amended in any respect.

(c)                                  First Day Orders.  All of the First Day Orders entered by the Bankruptcy Court at the time of commencement of the Cases shall be in form and substance reasonably satisfactory to the Initial Lenders.

(d)                                 Payment of Fees.  The Borrower shall have paid all accrued fees and expenses then due and payable of the Lead Arranger, the Administrative Agent and the Initial Lenders.

(e)                                  Others.

(i)                                     The Initial Lenders shall be satisfied in their reasonable judgment that, except as authorized by the Interim Order (and without considering the Existing

Receivables Facility for purposes of this clause (i)), there shall not occur as a result of, and after giving effect to, the initial extension of credit under the DIP Facility, a default (or any event which with the giving of notice or lapse of time or both would be a default) under any of the Borrower’s, the Guarantors’ or their respective Subsidiaries’ debt instruments and other Material Contracts which, in the case of the Borrower’s or any Guarantor’s debt instruments and other Material Contracts, would permit the counterparty thereto to exercise remedies thereunder after the Petition Date.

(ii)                                  The Administrative Agent shall have received such field audits, asset appraisals and such other reports as may reasonably be requested by the Administrative Agent, to the extent the same can be delivered prior to the Initial Extension of Credit after the exercise by the Loan Parties of commercially reasonable efforts, in each case, in form, scope and substance reasonably satisfactory to the Administrative Agent and the Initial Lenders.

(iii)                               There shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality (other than the Cases) that would not be stayed and (i) could reasonably be expected to result in a Material Adverse Change during the term of the Cases or (ii) restrains, prevents or imposes or could reasonably be expected to impose materially adverse conditions upon the Facilities or the transactions contemplated hereby.

(iv)                              All necessary governmental and third party consents and approvals necessary in connection with the Facilities and the transactions contemplated hereby shall have been obtained (without the imposition of any adverse conditions that are not reasonably acceptable to the Lenders) and shall remain in effect; and no law or regulation shall be applicable in the judgment of the Initial Lenders that restrains, prevents or imposes materially adverse conditions upon the Facilities or the transactions contemplated hereby.

(v)                                 The Initial Lenders shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(vi)                              The Administrative Agent shall have received endorsements (to the extent such endorsements can be delivered prior to the Initial Extension of Credit after the exercise of the Loan Parties’ commercially reasonably efforts) naming the Administrative Agent, on behalf of the Lenders, as an additional insured and loss payee under all insurance policies to be maintained with respect to the properties of the Borrower, the Guarantors and their respective Subsidiaries forming part of the Collateral.

(vii)                           Concurrently with the Initial Extension of Credit, the Existing Receivables Facility shall be paid in full, all Liens securing the Existing Receivables Facility shall be terminated, and the Accounts subject to the Existing Receivables Facility shall be transferred to the Loan Parties.

(viii)                        The Borrower shall have retained a turnaround advisory firm reasonably satisfactory to the Administrative Agent (it being understood Alvarez & Marsal is satisfactory to the Administrative Agent) and a chief restructuring officer reasonably satisfactory to the Required Lenders.

Section 3.02  Conditions Precedent to Each Borrowing and Each Issuance of a Letter of Credit.  Each of (a) the obligation of each Appropriate Lender to make an Advance (other than a Letter of Credit Advance to be made by the Issuing Banks or a Lender pursuant to Section 2.03(c) or 2.21(c)) on the occasion of each Borrowing, and (b) the obligation of the Issuing Banks to issue a Letter of Credit (including the initial issuance of a Letter of Credit hereunder) or to renew a Letter of Credit, shall be subject to the further conditions precedent that on the date of such Borrowing, issuance or renewal:

(i)                                     the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Letter of Credit Application and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance or renewal of such Letter of Credit, as the case may be, shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing, issuance or renewal such statements are true):

(A)                              the representations and warranties contained in each Loan Document, are correct in all material respects (provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects) on and as of such date, immediately before and immediately after giving effect to such Borrowing, issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing, issuance or renewal, in which case such representations or warranties were true and correct in all material respects (provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language were true and correct in all respects) as of such specific date;

(B)                                no event has occurred and is continuing, or would result from such Borrowing, issuance or renewal or from the application of the proceeds, if any, therefrom, that constitutes a Default; and

(C)                                the Interim Order is in full force and effect and has not been stayed, reversed, modified or amended in any respect (except pursuant to the Final Order) without the prior written consent of the Lenders, provided that if at the time of the making of any Advance or the issuance of any Letter of Credit, the amount of either of which, when added to the sum of the aggregate Advances outstanding and the aggregate Available Amount of all Letters of Credit then outstanding, would exceed the amount authorized by the Interim Order (collectively, the “Additional Credit”), the Administrative Agent and each of the Lenders shall have received a copy of an order of the Bankruptcy Court entered in the Cases, in substantially the form of the Interim Order, with such modifications thereto as are satisfactory to the Lenders including the modifications described in this Section 3.02(b)(i)(C) (the “Final Order”), which, in any event, (v) shall have been entered by the Bankruptcy Court no later than 40 days after entry of the Interim Order, (w) at the time of the extension of any Additional Credit shall be in full force and effect, (x) shall authorize extensions of credit in respect of the Non-rollup Revolving Credit Facility in the aggregate amount of up to $63,532,482, in respect of the Term Facility in the aggregate amount of up to $250,000,000 and in respect of the Rollup Revolving Credit Facility in the aggregate amount of up to $86,467,518, (y) shall authorize and direct the repayment of the Pre-Petition Secured Indebtedness (other than the Unrolled Pre-Petition Secured Indebtedness) and (z) shall not have been stayed, reversed, modified or amended without the prior written consent of the Lenders in any respect; and

(ii)                                  the Lenders shall have received the Borrowing Base Certificate most recently required to be delivered pursuant to Section 5.03(p), the calculations contained in which shall be reasonably satisfactory to the Administrative Agent.

Section 3.03  Conditions Precedent to the Term Borrowing.  The obligation of each Term Lender to make a Term Advance pursuant to Section 2.01(a)(ii) is subject to the satisfaction of the following conditions precedent:

(a)                                  The Administrative Agent shall have received a Notice of Borrowing with respect to such Borrowing as required by Section 2.02.

(b)                                 The Final Order shall have been entered by the Bankruptcy Court.

(c)                                  The Administrative Agent shall have received such initial field audits, asset appraisals and such other reports as may reasonably be requested by the Administrative Agent, in each case, in form, scope and substance reasonably satisfactory to the Administrative Agent and the Initial Lenders.

(d)                                 The Borrower shall have paid to the Administrative Agent, the Lead Arranger and the Lenders the then unpaid balance of all accrued and unpaid fees of the Administrative Agent, the Lead Arranger and the Lenders, and the reasonable fees and out-of-pocket expenses of counsel to the Administrative Agent, the Lead Arranger and the Lenders as to which invoices have been issued.

(e)                                  The Pre-Petition Secured Indebtedness (other than Unrolled Pre-Petition Secured Indebtedness) shall have been paid in full, all Liens securing the Pre-Petition Secured Indebtedness (other than Liens securing the Unrolled Pre-Petition Secured Indebtedness) shall have been terminated, and the Pre-Petition Document in effect prior to the Petition Date shall have been amended in form and substance reasonably satisfactory to the Administrative Agent and the Initial Lenders.

(f)                                    The Administrative Agent shall have received endorsements reasonably satisfactory to the Administrative Agent naming the Administrative Agent, on behalf of the Lenders, as an additional insured and loss payee under all insurance policies to be maintained with respect to the properties of the Borrower, the Guarantors and their respective Subsidiaries forming part of the Collateral.

(g)                                 The Borrower shall have used commercially reasonable efforts to cause the Facilities to be rated by S&P and an additional national rating agency.

(h)                                 The conditions set forth in Sections 3.01 and 3.02 shall have been satisfied.

Section 3.04  Determinations Under Sections 3.01 and 3.03.  For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.03, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Effective Date or the Final Term Advance Date, as applicable, specifying its objection thereto, and if a Borrowing occurs on the Effective Date or the Final Term Advance Date, as applicable, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01  Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants as follows:

(a)                                  Each Loan Party and each of its Subsidiaries (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing (or its equivalent) under the laws of the jurisdiction of its incorporation or formation, except where the failure to be so duly organized, validly existing or in good standing in the case of a Foreign Subsidiary has not had, or could not reasonably be expected to have, a Material Adverse Effect, (ii) is duly qualified and in good standing as a foreign corporation or company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect, and (iii) subject to the entry by the Bankruptcy Court of (x) the Interim Order at any time prior to the entry of the Final Order and (y) the Final Order at any time thereafter, has all requisite power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except where the failure to have such power or authority, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  All of the outstanding capital stock of each Loan Party (other than the Borrower) has been validly issued, is fully paid and non-assessable and is owned by the Persons listed on Schedule 4.01(a) hereto in the percentages specified on Schedule 4.01(a) hereto free and clear of all Liens, except those created under the Collateral Documents or otherwise permitted under Section 5.02(a) hereof.

(b)                                 Set forth on Schedule 4.01(a) hereto is a complete and accurate list of all Subsidiaries of the Borrower, showing as of the Effective Date (as to each such Subsidiary) the jurisdiction of its incorporation or organization, as the case may be, and the percentage of the Equity Interests owned (directly or indirectly) by the Borrower or its Subsidiaries.  Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Loan Parties, showing as of the date hereof (as to each Loan Party) the jurisdiction of its incorporation and its U.S. taxpayer identification number.  The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 3.01(a)(iii) is a true and correct copy of each such document as of the Effective Date, each of which is valid and in full force and effect.

(c)                                  Subject to the entry of the Interim Order by the Bankruptcy Court, the execution, delivery and performance by each Loan Party of this Agreement, the Notes and each other Loan Document to which it is or is to be a party, and the consummation of each aspect of the transactions contemplated hereby, are within such Loan Party’s constitutive powers, have been duly authorized by all necessary constitutive action, and do not (i) contravene such Loan Party’s constitutive documents, (ii) violate any law (including, without limitation, the Securities Exchange Act of 1934), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award applicable to such Loan Party, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, or any of their properties to the extent the same is enforceable after the Petition Date or (iv) except for the Liens created under the Loan Documents, the Interim Order and the Final Order, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.

(d)                                 Except for the entry of the DIP Financing Orders, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of this Agreement, the Notes or any other Loan Document to which it is or is to be a party, or for the consummation of each aspect of the transactions contemplated hereby, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the requisite priority set forth in the DIP Financing Orders, if and to the extent perfection was achieved by the entry of the DIP Financing Orders) or (iv) subject to the DIP Financing Orders, the exercise by the Administrative Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for those authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given, waived or made and are in full force and effect.

(e)                                  This Agreement has been, and each of the Notes, if any, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto.  This Agreement is, and each of the Notes and each other Loan Document when delivered hereunder will be, subject to (x) the entry of the Interim Order and the terms thereof at any time prior to the entry of the Final Order and (y) the entry of the Final Order and the terms thereof at any time thereafter, the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms and the terms of the DIP Financing Orders, except as such enforceability may be limited by the effect of foreign laws, rules and regulations as they relate to Pledged Equity in Foreign Subsidiaries.

(f)                                    The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2008, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended, which have been furnished to each Lender Party, present fairly the financial condition and results of operations of the Borrower and its Subsidiaries as of such date and for such period, all in accordance with GAAP consistently applied.  Since December 31, 2008, other than the commencement of the Cases and the matters disclosed in the Borrower’s annual report on Form 10-K for the fiscal year ended December 31, 2008, there has not occurred a Material Adverse Change.

(g)                                 The DIP Budget and all projected Consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries delivered to the Lender Parties pursuant to Section 5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such DIP Budget or projections, as the case may be, it being understood that projections are subject to significant uncertainties and contingencies many of which are beyond the Borrower’s control, and that no guarantees can be given that the forecasts will be realized.

(h)                                 No information, exhibit or report furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements, taken as a whole, made therein not misleading in any material respect in light of the circumstances under which such statements were made.

(i)                                     Except as set forth on Schedule 4.01(i) and the Cases, there is no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries, including any Environmental Action, pending or threatened before any court, Governmental Authority or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to adversely affect the legality, validity or enforceability of this Agreement, any Note or any other Loan Document.

(j)                                     The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or any drawing under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(k)                                  The Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect.  No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does such Borrower or Subsidiary know of any valid basis for any such claim, except, in either case, for such claims that in the aggregate could not reasonably be expected to have a Material Adverse Effect.  The use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(l)                                     (i)  Other than the filing of the Cases, no ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a liability of any Loan Party or any ERISA Affiliate that in the aggregate could reasonably be expected to have a Material Adverse Effect.

(ii)                                  Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan that in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(iii)                               Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(m)                               Except as set forth on Schedule 4.01(m) or as could not reasonably be expected to result in a Material Adverse Effect, the operations and properties of the Borrower and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could be reasonably likely to (i) form the basis of an Environmental Action against the Borrower or any of its Subsidiaries or any of their properties (whether owned, leased or operated or formerly owned leased or operated) or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(n)                                 Except to the extent failure to do so is permitted by chapter 11 of the Bankruptcy Code or pursuant to the Interim Order or the Final Order, each Loan Party and each of its Subsidiaries and Affiliates has filed, has caused to be filed or has been included in all material tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

(o)                                 Except as could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any unfair labor practices complaint, union representation campaigns, strike, lockout or other labor dispute.

(p)                                 Other than as a result of the filing of the Cases, each Loan Party and each of its Subsidiaries is in compliance with all contracts and agreements to which it is a party, except such non-compliances as have not had, and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(q)                                 Upon the entry of the DIP Financing Orders, the DIP Financing Orders and the Collateral Documents create a valid and perfected security interest in the Collateral having the priority set forth therein securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable, as determined in the reasonable discretion of the Initial Lenders, to perfect and protect such security interest have been duly taken, in each case if and to the extent perfection may be achieved by the entry of the DIP Financing Orders.  The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for (i) the Liens and security interests created or permitted under the Loan Documents and (ii) defects in legal title to Intellectual Property that do not materially adversely affect the use of such property for its present purposes.

(r)                                    Neither any Loan Party nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.  Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(s)                                  As of the date hereof, the Equity Interests owned by the Borrower or any of its Subsidiaries listed on Schedule 4.01(a) and the Initial Pledged Debt set forth on Schedule V hereto are all Equity Interests and Debt (other than any exception contained in the definition of “Initial Pledged Debt”) held by or owed to any Loan Party or any of its Subsidiaries.

(t)                                    Set forth on Schedule 4.01(t) hereto is a complete and accurate list of all Surviving Debt that is Debt for borrowed money (other than Surviving Debt in an aggregate amount not exceeding $1,000,000), showing as of the date hereof the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.

(u)                                 Set forth on Schedule 4.01(u) hereto is a complete and accurate list of all Liens on the property or assets of any Loan Party or any of its Subsidiaries securing any Debt for borrowed money (other than Debt in aggregate amount not exceeding $1,000,000), showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.

(v)                                 No Non-Filing Domestic Subsidiary (other than Chemtura Receivables LLC) is a Material Subsidiary.

ARTICLE V

COVENANTS OF THE LOAN PARTIES

Section 5.01  Affirmative Covenants.  So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding and not Cash Collateralized or any Lender Party shall have any Commitment hereunder, each Loan Party will:

(a)                                  Corporate Existence.  Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, material rights (charter and statutory) and material franchises; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 5.02(h) or (l) and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise, or the existence of any Subsidiary that is not a Loan Party, if the board of directors (or similar governing body) of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lender Parties.

(b)                                 Compliance with Laws.  Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders material to the business of the Borrower and its Subsidiaries, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the Patriot Act.

(c)                                  Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates; provided, however, that the Borrower and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates and to the extent consistent with prudent business practice.

(d)                                 Obligations and Taxes.  In accordance with the Bankruptcy Code and subject to any required approval by an applicable order of the Bankruptcy Court, pay all its material obligations arising after the Petition Date that constitute administrative expenses under Section 503(b) of the Bankruptcy Code in the Cases promptly and in accordance with their terms and pay and discharge and cause each of its Subsidiaries to pay and discharge promptly all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property arising, or attributed to the period, after the Petition Date, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise arising after the Petition Date which, if unpaid, would become a Lien or charge upon such properties or any part thereof; provided, however, that the Borrower and each Guarantor shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the (i) payment or discharge thereof shall be stayed by section 362(a)(8) of the Bankruptcy Code, or (ii) the validity or amount thereof shall be contested in good faith by appropriate proceedings, in each case, if the Borrower and the

Guarantors shall have set aside on their books adequate reserves therefor in conformity with GAAP.

(e)                                  Access to Books and Records.

(i)                                     Maintain or cause to be maintained at all times proper books and records in accordance with GAAP of the financial operations of the Borrower and the Guarantors; and, upon reasonable advance notice, provide the Lender Parties and their representatives (coordinated by the Administrative Agent) access to all such books and records during regular business hours (provided that so long as no Event of Default has occurred and is continuing, the Borrower shall not be required to pay the expenses of the Lender Parties for more than one visit per calendar quarter), in order that the Lender Parties (coordinated by the Administrative Agent) may examine and make abstracts from such books, accounts, records and other papers for the purpose of verifying the accuracy of the various reports delivered by the Borrower or the Guarantors to any Agent or the Lenders pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement and to discuss the affairs, finances and condition of the Borrower and the Guarantors with the officers and independent accountants of the Borrower.

(ii)                                  Grant the Lender Parties (coordinated by the Administrative Agent) access to and the right to inspect all reports, audits and other internal information of the Borrower and the Guarantors relating to environmental matters upon reasonable notice.

(iii)                               At any reasonable time and from time to time during regular business hours, upon reasonable notice, permit the Initial Lenders and/or any representatives designated by the Initial Lenders (including any consultants, accountants, lawyers and appraisers retained by the Initial Lenders), in each case coordinated by the Administrative Agent, to visit the properties of the Borrower and the Guarantors to conduct evaluations, appraisals, environmental assessments and ongoing maintenance and monitoring in connection with the Borrower’s computation of the Borrowing Base and the assets included in the Borrowing Base and such other assets and properties of the Borrower or its Subsidiaries as the Initial Lenders may require, and to monitor, examine and audit the Collateral and all related systems.

(iv)                              Permit third-party appraisals of Inventory; provided that such third-party appraisals may be conducted (i) no more than twice per year (excluding the appraisals conducted prior to the Final Term Advance Date) or (ii) at any time (x) upon the occurrence and continuance of an Event of Default or (y) after the Final Term Advance Date, the Availability shall have been less than $75,000,000.

(f)                                    Use of Proceeds.  Use the proceeds of the Advances solely for the purposes, and subject to the restrictions, set forth in Section 2.14.

(g)                                 Restructuring Advisor; Financial Advisor.  Retain at all times (i) a restructuring advisor and (ii) a financial advisor that, in each case, has substantial experience and expertise advising chapter 11 debtors-in-possession in large and complex bankruptcy cases (it being understood that Alvarez & Marsal and Lazard are advisors described in this clause (g)); provided that any failure to comply with this Section 5.01(g) shall not be deemed to have occurred so long as the Loan Parties shall have filed a motion with the Bankruptcy Court to retain a replacement advisor within 10 days of such failure.

(h)                                 Priority.  Acknowledge pursuant to section 364(c)(1) of the Bankruptcy Code, the Obligations of the Loan Parties hereunder and under the other Loan Documents constitute allowed Superpriority Claims.

(i)                                     Validity of Loan Documents.  Use its commercially reasonable efforts to object to any application made on behalf of any Loan Party or by any Person to the validity of any Loan Document or the applicability or enforceability of any Loan Document or which seeks to void, avoid, limit, or otherwise adversely affect the security interest created by or in any Loan Document or any payment made pursuant thereto.

(j)                                     Cash Management System.  Maintain with the Administrative Agent an account or accounts (i) to be used by the Borrower and the Guarantors as their principal concentration accounts and (ii) into which shall be swept or deposited, on each Business Day, all cash of the Borrower and the Guarantors in all of the operating and other bank accounts of the Borrower and the Guarantors (other than the accounts described in the proviso to Section 5.01(k)) maintained at any institution other than Citibank; provided that this clause (ii) shall not apply to accounts in which the aggregate amount on deposit for all such accounts is less than $500,000.

(k)                                  Account Control Agreements.  With respect to all lockboxes and deposit accounts of each Loan Party (other than those (for so long as Citibank is the Administrative Agent hereunder) maintained with Citibank), obtain and deliver to the Administrative Agent, no later than 10 days following the Effective Date (or such later date as the Administrative Agent may reasonably determine), account control agreements in form and substance reasonably satisfactory to the Administrative Agent; provided, however, that this Section 5.01(k) shall not apply to (i) payroll accounts, trust accounts, employee benefits accounts and tax escrow accounts, in each case maintained in the ordinary course of business, and (ii) deposit accounts to the extent the aggregate amount on deposit in each such deposit account does not exceed $100,000 at any time and the aggregate amount on deposit in all such deposit accounts does not exceed $500,000 at any time.

(l)                                     Mortgages.  Obtain and deliver to the Administrative Agent, no later than 45 days following the Effective Date (or such later date as the Administrative Agent may reasonably determine), duly executed Mortgages suitable for recording with respect to all Material Real Property and such other documents, including a policy or policies of title insurance issued by a nationally recognized title insurance company, together with such endorsements, coinsurance and reinsurance as may be reasonably requested by the Administrative Agent, insuring the Mortgages as valid first Liens on such real property, free of Liens other than those permitted under Section 5.02(a), together with such surveys, abstracts, appraisals and legal opinions required to be furnished pursuant to the terms of the Mortgages or as reasonably requested by the Administrative Agent.

(m)                               Additional Guarantors.  Cause each Subsidiary that hereafter becomes party to a Case to execute a Guaranty Supplement within 10 days of becoming party thereto; provided, however, that notwithstanding the foregoing, no Subsidiary will be required to become or remain a Guarantor or provide or maintain a Lien on any of its assets as security for any of the Obligations (A) if such Subsidiary is not a wholly-owned Subsidiary; or (B) to the extent doing so would (1) result in any material adverse tax consequences or (2) be prohibited by any applicable law.

(n)                                 Further Assurances.

(i)                                     Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof.

(ii)                                  Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, except with respect to real properties that are not Material Real Properties, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter required to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens required to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

(iii)                               Use commercially reasonable efforts to cause to be delivered promptly to the Administrative Agent copies of Collateral Access Agreements duly signed by all parties thereto with respect to all Inventory located at a third party processor or in a location not owned by a Loan Party.

(iv)                              Cause to be delivered promptly to the Administrative Agent no later than 30 days following the Effective Date (or such later date as the Initial Lenders may reasonably determine) (A) such field audits, asset appraisals and such other reports as may reasonably be requested by the Administrative Agent, in each case, in form, scope and substance satisfactory to the Administrative Agent, (B) endorsements naming the Administrative Agent, on behalf of the Lenders, as an additional insured and loss payee under all insurance policies to be maintained with respect to the properties of the Borrower, the Guarantors and their respective Subsidiaries forming part of the Collateral, (C) favorable opinions of local counsel to Guarantors that are reasonably determined by the Administrative Agent to be material, with respect to customary matters, in form and substance reasonably satisfactory to the Administrative Agent and (D) information (with details reasonably satisfactory to the Administrative Agent) setting forth, with respect to any percentage of any Voting Foreign Stock owned by any Loan Party that is not pledged under this Agreement to the Administrative Agent on behalf of the Secured Parties, the material adverse tax consequences that would result to the Borrower if such percentage of such Voting Foreign Stock were so pledged under this Agreement.

(o)                                 Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its material properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted.

(p)                                 Ratings.  Cause the Facilities to be rated by S&P and an additional national rating agency no later than 15 days after the entry of the Final Order by the Bankruptcy Court and thereafter at all times maintain ratings of the Facilities by S&P and an additional national rating agency.

(r)                                    Monthly Conference Call.  Unless otherwise agreed by the Administrative Agent, the Borrower shall host one or more conference calls or meetings with the Lenders during each calendar month at times mutually agreed by the Borrower and the Administrative Agent and upon reasonable advance notice to the Administrative Agent.

Section 5.02  Negative Covenants.  So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, no Loan Party will, at any time:

(a)                                  Liens.  Incur, create, assume or suffer to exist any Lien on any asset of the Borrower or any of its Subsidiaries now owned or hereafter acquired by any of the Borrower or the Guarantors, other than: (i) Liens listed on Schedule 4.01(u); (ii) Permitted Liens; (iii) Liens on assets of Foreign Subsidiaries to secure Debt permitted by Section 5.02(b)(vi); (iv) Liens in favor of the Administrative Agent and the Secured Parties granted under the Loan Documents; (v) Liens in connection with Debt permitted to be incurred pursuant to Section 5.02(b)(vii) so long as such Liens extend solely to the property (and improvements and proceeds of such property) acquired with the proceeds of such Debt or subject to the applicable Capitalized Lease; (vi) Liens on assets of Foreign Subsidiaries securing Debt permitted under Section 5.02(b)(x); (vii) Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and consistent with past practice; (viii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of documentary letters of credit, Liens on documents of title in respect of documentary letters of credit or banker’s acceptances issues or credit for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; and (ix) Liens granted by a Non-Loan Party in favor of any Loan Party.

(b)                                 Debt.  Contract, create, incur, assume or suffer to exist any Debt, or permit any of its Subsidiaries to contract, create, incur, assume or suffer to exist any Debt, except for (i) Debt under this Agreement and the other Loan Documents; (ii) Surviving Debt and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, any Surviving Debt; provided that the terms of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Loan Documents; provided further that the principal amount of such Surviving Debt shall not be increased above the principal amount thereof (together with fees and expenses in connection with such extension, refunding or refinancing) outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing; and provided further that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lender Parties than the terms of any agreement or instrument governing the Surviving Debt being extended, refunded or refinanced and the interest rate applicable to any such extending, refunding or refinancing Debt does not exceed the then applicable market interest rate; (iii) Debt arising from Investments among the Borrower and its Subsidiaries that are permitted hereunder; (iv) Debt in respect of customary overdraft protection and netting services and related liabilities arising from treasury, depository and cash management services in the ordinary course of business; (v) Debt consisting of Guarantee Obligations permitted by Section 5.02(c); (vi) Debt of Foreign Subsidiaries owing to third parties in an aggregate outstanding principal amount not in excess of $10,000,000 at any time outstanding; (vii) Debt (other than Debt of Foreign Subsidiaries) constituting purchase money debt and Capitalized Lease obligations (not otherwise included in subclause (ii) above) in an aggregate outstanding amount not in excess of $10,000,000; (viii) (A) Debt (other than Debt of Foreign Subsidiaries) in respect of Hedge Agreements entered into in the ordinary course of business to protect against fluctuations in interest rates, foreign exchange rates and commodity prices and (B) Debt (other than Debt of Foreign Subsidiaries) arising on and after the Petition Date under the Cash Management Agreements, provided that the aggregate amount of Debt under this clause (viii) shall not exceed $10,000,000 at any time outstanding; (ix) Debt which may be deemed to exist pursuant to any surety bonds, appeal bonds or similar obligations incurred in connection with any judgment not constituting an Event of Default; (x) Debt of Foreign Subsidiaries arising under any European Receivables Financing or any other receivables factoring or other securitization programs, in an aggregate principal amount for all such financings not to exceed €100,000,000 at any time outstanding (for purposes of this clause (x), the “principal amount” of a receivables factoring or other securitization program shall mean the amount invested by investors that are not Affiliates of the Borrower and paid to the Borrower or its Subsidiaries, as reduced by the aggregate amounts received by such investors from the payment of receivables and applied to reduce such invested amounts); and (xi) Debt not otherwise permitted hereunder in an aggregate outstanding principal amount of $5,000,000.

(c)                                  Guarantees and Other Liabilities.  Contract, create, incur, assume or permit to exist, or permit any Subsidiary to contract, create, assume or permit to exist, any Guarantee Obligations, except (i) for any guaranty of Debt or other obligations of the Borrower or any Guarantor if the Borrower or such Guarantor could have incurred such Debt or obligations under this Agreement, (ii) by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (iii) Guarantee Obligations constituting Investments of the Borrower and its Subsidiaries permitted hereunder and (iv) (A) Guarantee Obligations under the letter agreement dated February 25, 2009 between the Borrower and Mediofactoring Spa in effect as of the date hereof (as such agreement may hereafter be amended, restated, supplemented or otherwise modified, so long as the terms thereof are not less favorable to the Borrower and the Lenders than as in effect on the date hereof (except that the Permitted Modifications of the primary obligations (as defined in the definition of “Guaranteed Obligations”) guaranteed under such letter agreement are permitted) and (B) any other support arrangements supporting Debt permitted under Section 5.02(b)(x) that are in form and substance reasonably satisfactory to the Required Lenders.

(d)                                 Chapter 11 Claims.  In respect of any Loan Party, incur, create, assume, suffer to exist or permit any other Superpriority Claim that is pari passu with or senior to the claims of the Agents and the Secured Parties against the Borrower and the Guarantors except with respect to the Carve-Out and Liens described in clauses (A) through (D) of Section 9.08(a)(ii).

(e)                                  Dividends; Capital Stock.  Declare or pay, directly or indirectly, any dividends or make any other distribution, redemption, repurchase or payment, whether in cash, property, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise)

any shares of capital stock (or any options, warrants, rights or other equity securities or agreements relating to any capital stock) of the Borrower, or set apart any sum for the aforesaid purposes.

(f)                                    Transactions with Affiliates.  Enter into or permit any of its Subsidiaries to enter into any transaction with any Affiliate, other than on terms and conditions at least as favorable to the Borrower or such Subsidiary as would reasonably be obtained at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except for the following: (i) any transaction between any Loan Party and any other Loan Party or between any Non-Loan Party and any other Non-Loan Party; (ii) any transaction between any Loan Party and any Non-Loan Party that is at least as favorable to such Loan Party as would reasonably be obtained at that time in a comparable arm’s-length transaction with a Person other than an Affiliate; (iii) any transaction expressly permitted pursuant to the terms of the Loan Documents, including, without limitation, Investments permitted under Section 5.02(g); (iv) customary fees and other benefits to officers, directors, managers and employees of the Borrower and its Subsidiaries; (v) reasonable and customary employment and severance arrangements with officers and employees of the Borrower and its Subsidiaries in the ordinary course of business; or (vi) transactions pursuant to contractual obligations or arrangements in existence on the Petition Date.

(g)                                 Investments.  Make or hold, or permit any of its Subsidiaries to make, any Investment in any Person, except for (i) Investments described in Section 4.01(s); (ii) Investments in Cash Equivalents (and other customary cash equivalents acceptable to the Administrative Agent in its sole discretion) and Investments by Foreign Subsidiaries in securities and deposits similar in nature to Cash Equivalents and customary in the applicable jurisdiction; (iii) advances and loans existing on the Petition Date among the Borrower and the Subsidiaries (including any refinancings or extensions thereof but excluding any increases thereof or any further advances of any kind in connection therewith); (iv) Investments or intercompany loans or advances made on or after the Petition Date (A) by any Loan Party to or in any other Loan Party, (B) by any Non-Loan Party to or in any Loan Party (so long as any Indebtedness owing by a Loan Party to a Non-Loan Party is subordinated in right of payment to the prior payment in full of the Obligations on terms satisfactory to the Administrative Agent) or (C) by any Non-Loan Party to or in any other Non-Loan Party; (v) investments (A) received in satisfaction or partial satisfaction thereof from financially troubled account debtors or in connection with the settlement of delinquent accounts and disputes with customers and suppliers, or (B) received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Subsidiary or in satisfaction of judgments; (vi) Investments (A) in the form of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with past practices, (B) in the form of extensions of trade credit in the ordinary course of business, or (C) in the form of prepaid expenses and deposits to other Persons in the ordinary course of business; (vii) Investments made in any Person to the extent such investment represents the non-cash portion of consideration received for an asset disposition permitted under the terms of the Loan Documents; (viii) investments constituting guaranties permitted pursuant to Section 5.02(c)(i), (ii) or (iv) above; (ix) loans and advances to employees, directors and officers of the Borrower and its Subsidiaries (i) required by applicable employment laws or (ii) otherwise in the ordinary course of business for travel, business, related entertainment, relocation, as part of a recruitment or retention plan and related expenses in an aggregate principal amount outstanding not to exceed $500,000; (x) Hedge Agreements and Cash Management Agreements entered into in the ordinary course of business and otherwise permitted under this Agreement; (xi) Investments by any Foreign Subsidiary through the licensing, contribution or transactions that economically result in a contribution in kind of intellectual property rights pursuant to joint venture arrangements, in each case in the ordinary course of business and consistent with past practice; provided that, in the case of this clause (xi), in the event any Non-Loan Party becomes a Loan Party, all such Investments made by such Person and outstanding on the date such Person becomes a Loan Party shall continue to be permitted under this Section 5.02(g)(xi); (xii) Investments in the form of intercompany loans by any Loan Party to any Foreign Subsidiary not to exceed $7,500,000 in the aggregate at any time outstanding; (xiii) Investments made by the Borrower or any of its Subsidiaries in joint ventures that are not Subsidiaries to the extent such Investments are required to be made by the Borrower or such Subsidiary, as the case may be, under binding agreements as in effect on the date hereof, in each case described on Schedule 5.02(g); provided that the aggregate amount of Investments under this clause (xiii) shall not exceed $6,000,000; and (xiv) Investments made in Chemtura Receivables LLC on the Effective Date solely to extent necessary for the repayment on the Effective Date of Obligations under the Existing Receivables Facility and the receivables assets repurchased by such repayment.

(h)                                 Disposition of Assets.  Sell or otherwise dispose of, or permit any of its Subsidiaries to sell or otherwise dispose of, any assets (including, without limitation, the Equity Interests in any Subsidiary) except (i) sales or other dispositions of inventory in the ordinary course of its business; (ii) in a transaction authorized by Section 5.02(l); (iii) in transactions between or among the Loan Parties or between or among the Non-Loan Parties; (iv) dispositions of obsolete or worn-out tools, equipment or other property no longer used or useful in business and sales of intellectual property determined to be uneconomical, negligible or obsolete; (v) licenses and sub-licenses of intellectual property incurred in the ordinary course of business; (vi) dispositions made in the ordinary course of business in connection with any Investment permitted under Section 5.02(g)(ii), (v) or (vi) above; (vii) leases of real property; (viii) equity issuances by any Subsidiary to the Borrower or any other Subsidiary to the extent such equity issuance constitutes an Investment permitted under Section 5.02(g)(iv) above; (ix) transfers of receivables and receivables related assets or any interest therein by any Foreign Subsidiary in connection with any factoring or similar arrangement, subject to compliance with Sections 5.02(a)(vi) and 5.02(b)(vi) above; (x) other sales, leases, transfers or dispositions of assets for fair value in an aggregate amount not to exceed $10,000,000 in the period commencing the Effective Date and ending on the Maturity Date so long as (A) in the case of any sale or other disposition, not less than 75% of the consideration is cash and (B) no Default or Event of Default exists immediately before or after giving effect to any such sale, lease, transfer or other disposition; (xi) transfers of property that is the subject of a casualty event; (xii) sales or dispositions by the Foreign Subsidiaries of assets or other property that do not exceed $10,000,000 in the aggregate; (xiii) sales or dispositions of property in the ordinary course of business to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property in substantially the same location or (B) the proceeds of such sale or disposition are promptly applied to the purchase price of such replacement property; provided that, in each case, the proceeds of such sale or disposition are retained and applied by the entity making the sale or disposition to purchase such replacement property; (xiv) dispositions of cash and issuance of Equity Interests solely to consummate Investments permitted under Section 5.02(g)(iv), (ix), (xi), (xii) or (xiii); and (xv) dispositions of property made or deemed made solely because Liens permitted under Section 5.02(a) on such property are granted.

(i)                                     Nature of Business.  Engage, or permit any of its Subsidiaries to engage in any material line of business substantially different from its business as conducted at or prior to the Petition Date or related businesses (except as required by the Bankruptcy Code), it being understood that transactions permitted by Sections by 5.02(a), 5.02(b), 5.02(c), 5.02(d), 5.02(e), 5.02(f) and 5.02(g) and discontinuing operations expressly identified as operations to be discontinued in the forecast delivered pursuant to Section 3.01(a)(viii) or in the DIP Budget shall not constitute a breach of the foregoing.

(j)                                     Limitation on Prepayments and Cancellation of Debt and Pre-Petition Obligations.  Except as otherwise allowed pursuant to the Interim Order, the Final Order or any order of the Bankruptcy Court and approved by the Required Lenders, (i) make any payment or prepayment or redemption or acquisition for value (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) or any cancellation or other retirement of any Pre-Petition Debt or other pre-Petition Date obligations of the Borrower or any Guarantor other than refinancings otherwise permitted by this Agreement, (ii) pay any interest on any Pre-Petition Debt of the Borrower or Guarantor (whether in cash, in kind securities or otherwise), or (iii) make any payment or create or permit any Lien pursuant to section 361 of the Bankruptcy Code (or pursuant to any other provision of the Bankruptcy Code authorizing adequate protection) on property of the Loan Parties, or apply to the Court for the authority to do any of the foregoing; provided that (x) the Borrower may make payments for administrative expenses that are allowed and payable under sections 330 and 331 of the Bankruptcy Code, (y) the Borrower may prepay the obligations under the Loan Documents and make payments permitted by the First Day Orders, and (z) the Borrower may make payments to such other claimants and in such amounts as may be consented to by the Initial Lenders and approved by the Bankruptcy Court.  In addition, no Loan Party shall permit any of its Subsidiaries to make any payment, redemption or acquisition on behalf of such Loan Party which such Loan Party is prohibited from making under the provisions of this subsection (j).

(k)                                  Capital Expenditures.  Make, or permit any of its Subsidiaries to make, any Capital Expenditures that would cause the aggregate of all such Capital Expenditures made by the Borrower and its Subsidiaries (i) to exceed (A) $11,000,000 for the fiscal quarter ending June 30, 2009, (B) $21,000,000 for the fiscal quarter ending September 30, 2009, or (C) $24,000,000 for each subsequent fiscal quarter, or (ii) during the period from the Effective Date to the Termination Date to exceed $75,000,000.

(l)                                     Mergers.  Merge into or consolidate with any Person or permit any Person to merge into it, except (i) for mergers or consolidation constituting permitted Investments under Section 5.02(g) or asset dispositions permitted pursuant to Section 5.02(h), (ii) mergers, consolidations, liquidations or dissolutions (A) by any Loan Party (other than the Borrower) with or into any other Loan Party, or (B) by any Non-Loan Party with or into any other Non-Loan Party; provided that, in the case of any such merger or consolidation, the person formed by or surviving such merger or consolidation shall be a wholly owned Subsidiary of the Borrower, and provided further that in the case of any such merger or consolidation (x) to which the Borrower is a party, the Person formed by such merger or consolidation shall be the Borrower and (y) to which a Loan Party (other than the Borrower) is a party (other than a merger or consolidation made in accordance with subclause (D) above), the Person formed by such merger or consolidation shall be a Loan Party; and (iii) the dissolution, liquidation or winding up of any Subsidiary of the Borrower, provided that such dissolution, liquidation or winding up would not reasonably be expected to have a Material Adverse Effect and the assets of the Person so dissolved, liquidated or wound-up are distributed to the Borrower or to a Loan Party or if such entity is a Foreign Subsidiary, the Persons holding the Equity Interests of such Subsidiary.

(m)                               Amendments of Constitutive Documents.  Amend (i) its constitutive documents except for amendments that could not adversely affect the interests of the Lenders or (ii) any of the Material Contracts, except for amendments that would not reasonably be expected to materially adversely affect the interests of the Lenders.

(n)                                 Accounting Changes.  Without the consent of the Administrative Agent (not to be unreasonably withheld or delayed), make or permit any changes in (i) accounting policies or reporting practices, except as permitted or required by generally accepted accounting principles, or (ii) its Fiscal Year.

(o)                                 Payment Restrictions Affecting Subsidiaries.  Directly or indirectly, enter into or allow to exist, or allow any Subsidiary to enter into or allow to exist, any agreement or arrangement prohibiting or conditioning the ability of the Borrower or any such Subsidiary to (i) create or assume any Lien upon any of its property or assets, (ii) pay dividends to, or repay or prepay any Debt owed to, any Loan Party, (iii) make loans or advances to, or other investments in, any Loan Party, or (iv) transfer any of its assets to any Loan Party, other than (A) any such agreement with or in favor of the Administrative Agent or the Lenders; (B) in connection with (1) any agreement evidencing any Liens permitted pursuant to Section 5.02(a)(iii), (v), (vi), (vii) or (viii) (so long as (x) in the case of agreements evidencing Liens permitted under Section 5.02(a)(iii), such prohibitions or conditions are customary for such Liens and the obligations they secure and (y) in the case of agreements evidencing Liens permitted under Section 5.02(a)(v), (vi), (vii) or (viii), such prohibitions or conditions relate solely to the assets that are the subject of such Liens) or (2) any Debt permitted to be incurred under Sections 5.02(b)(ii), (vi), (vii), or (viii) above (so long as (x) in the case of agreements evidencing Debt permitted under Section 5.02(b)(vi), such prohibitions or conditions are customary for such Debt and (y) in the case of agreements evidencing Debt permitted under Section 5.02(b)(vii) or (viii), such prohibitions or conditions are limited to the assets securing such Debt); (C) any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets; (D) any restriction or encumbrance imposed pursuant to an agreement that has been entered into by the Borrower or any Subsidiary for the disposition of any of its property or assets so long as such disposition is otherwise permitted under the Loan Documents; (E) any such agreement imposed in connection with consignment agreements entered into in the ordinary course of business; (F) any agreement in existence on the Petition Date; (G) any agreement in existence at the time a Subsidiary is acquired so long as such agreement was not entered into in contemplation of such acquisition; (H) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and (I) customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

(p)                                 Sales and Lease Backs.  Except as set forth on Schedule 5.02(p), (i) become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property, whether now owned or hereafter acquired (A) which such Loan Party has sold or transferred or is to sell or transfer to any other Person (other than another Loan Party) or (B) which such Loan Party intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by a Loan Party to any Person (other than another Loan Party) in connection with such lease, or (ii) create, incur, assume or suffer to exist any obligations as lessee under operating leases or agreements to lease having an original term of one year or more that would cause the direct and contingent liabilities of the Borrower and its Subsidiaries, on a consolidated basis, in respect of all such obligations to exceed $50,000,000 payable in any period of 12 consecutive months.

(q)                                 Speculative Transactions.  Engage, or permit any of its Subsidiaries to engage, in any interest rate, commodity, hedge, currency or future contract or similar speculative transaction, except for hedge transactions for the sole purpose of risk management of fluctuations in interest rates, exchange rates and commodity prices in the normal course of business and consistent with industry practice.

Section 5.03  Reporting Requirements. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding and not Cash Collateralized or any Lender Party shall have any Commitment hereunder, the Borrower will furnish to the Administrative Agent: Default Notice.  As soon as possible and in any event within three Business Days after any Loan Party or any Responsible Officer thereof has knowledge of the occurrence of each Default or within five Business Days after any Loan Party or any Responsible Officer thereof has knowledge of the occurrence of any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of a Responsible Officer (or person performing similar functions) of the Borrower setting forth details of such Default or other event and the action that the Borrower has taken and proposes to take with respect thereto.

(b)                                 Monthly Financials.  As soon as available and in any event within 30 days after the end of each of the first two months of each fiscal quarter, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such month, and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous month and ending with the end of such month, and Consolidated statements and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such month, setting forth (i) in comparative form the corresponding figures for the forecast delivered pursuant to Section 3.01(a)(viii) and (ii) in comparative form the corresponding figures for the corresponding month of the immediately preceding Fiscal Year, all in reasonable detail and duly certified by a Responsible Officer of the Borrower.

(c)                                  Quarterly Financials.  As soon as available and in any event within 40 days after the end of each of the first three quarters of each Fiscal Year (or (x) in respect of the fiscal quarter ending March 31, 2009, within 60 days after the end of each such quarter or (y) or such earlier date as the Borrower may be required by the SEC to deliver its Form 10-Q), a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter, and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous quarter and ending with the end of such quarter, and Consolidated statements of income cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth, in each case in comparative form the corresponding figures for the corresponding period of the immediately preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP, together with a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto, together with a schedule in form reasonably satisfactory to the Initial Lenders of the computations used in determining, as of the end of such fiscal quarter, compliance with the covenants contained in Sections 5.02(k) and 5.04; provided that, in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Sections 5.02(k) and 5.04, a statement of reconciliation conforming such financial statements to GAAP.

(d)                                 Annual Financials.  As soon as available and in any event no later than 90 days following the end of the Fiscal Year, a copy of the annual audit report for such Fiscal Year, including therein a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by (A) an opinion of independent public accountants of recognized national standing acceptable to the Initial Lenders and (B) a certificate of a Responsible Officer of the Borrower stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto, together with a schedule in form reasonably satisfactory to the Initial Lenders of the computations used in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Sections 5.02(k) and 5.04; provided that, in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.02(k) and 5.04, a statement of reconciliation conforming such financial statements to GAAP.

(e)                                  Budget Variance Report.  No later than the last Business Day of each calendar week (commencing with the calendar week starting immediately after the Effective Date), a Budget Variance Report as of the end of the immediately preceding calendar week.

(f)                                    DIP Budget Supplement.  No later than the last Business Day of each calendar month, and on any other date on which the Borrower may deliver the same to the Bankruptcy Court, a supplement to the DIP Budget setting forth on a weekly basis for the next thirteen weeks (commencing with the immediately succeeding calendar week) an updated forecast of the information contained in the DIP Budget for such period and a written set of supporting assumptions, all in form and substance reasonably satisfactory to the Required Lenders.

(g)                                 ERISA Events and ERISA Reports.  Promptly and in any event within 10 Business Days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred with respect to an ERISA Plan, a statement of a Responsible Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto, on the date any records, documents or other information must be furnished to the PBGC with respect to any ERISA Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

(h)                                 Plan Terminations.  Promptly and in any event within two Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any ERISA Plan or to have a trustee appointed to administer any ERISA Plan.

(i)                                     Actuarial Reports.  Promptly upon receipt thereof by any Loan Party or any ERISA Affiliate, a copy of the annual actuarial valuation report for each Plan the funded current liability percentage (as defined in Section 302(d)(8) of ERISA) of which is less than 90% or the unfunded current liability of which exceeds $5,000,000.

(j)                                     Multiemployer Plan Notices.  Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (i) the imposition of Withdrawal Liability by any such Multiemployer Plan, (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (iii) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (i) or (ii) above.

(k)                                  Litigation.  Promptly after the commencement thereof, notice of each unstayed action, suit, investigation, litigation and proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries that (i) could be reasonably likely to have a Material Adverse

Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note, any other Loan Document or the consummation of the transactions contemplated hereby.

(l)                                     Securities Reports.  Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Borrower sends to its public stockholders, copies of all regular, periodic and special reports, and all registration statements, that the Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange and copies of all private placement or offering memoranda pursuant to which securities of any Loan Party that are exempt from registration under the Securities Act are proposed to be issued and sold thereby; provided that such documents may be made available by posting on the Borrower’s website.

(m)                               Environmental Conditions.  Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any non-compliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that would reasonably be expected to (i) have a Material Adverse Effect or (ii) cause any of its real property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that would reasonably be expected to have a Material Adverse Effect.

(n)                                 Bankruptcy Pleadings, Etc.  Within five days after the same is available, copies of all pleadings, motions, applications, judicial information, financial information and other documents filed by or on behalf of any of the Loan Parties with the Bankruptcy Court in the cases, or distributed by or on behalf of any of the Loan Parties to the Committee or any official committee appointed in the cases and, within five days after the same are filed, providing copies of same to the Initial Lenders and counsel for Administrative Agent; provided that such documents may be made available (and shall be deemed made available) by posting on a website maintained by the Borrower, and identified to the Lenders, in connection with the Cases.

(o)                                 Other Information.  Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Lender Party (through the Administrative Agent) or the Administrative Agent may from time to time reasonably request.

(p)                                 Borrowing Base Certificate.  A Borrowing Base Certificate substantially in the form of Exhibit F as of the date required to be delivered or so requested, in each case with supporting documentation, which shall be furnished to the Initial Lenders:  (i) as soon as available and in any event prior to the initial Borrowing to be made after the date of entry of the Final Order, (ii) after such initial Borrowing, (A) on or before the last Business Day of each calendar week, which weekly Borrowing Base Certificate shall reflect the Eligible Receivables updated as of the end of the Business Day preceding the date of such delivery and (B) on or before the last Business Day of each two-week period, which biweekly Borrowing Base Certificate shall reflect the Inventory updated as of the end of the Business Day preceding the date of such delivery, certified by a Responsible Officer; provided that notwithstanding anything herein to the contrary, the Borrower shall be permitted to deliver an updated Borrowing Base Certificate on any Business Day, which Borrowing Base Certificate shall reflect the Eligible Receivables and Inventory updated as of the end of the preceding Business Day, certified by a Responsible Officer, and (iii) if at any time after the Final Term Advance Date the Availability shall be less than $75,000,000, or if reasonably requested by the Initial Lenders at any other time when the Initial Lenders reasonably believe that the then existing Borrowing Base Certificate is materially inaccurate, as soon as reasonably available after such time or such request, in each case with supporting documentation as the Initial Lenders may reasonably request.

Section 5.04  Financial Covenants.  So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding and not Cash Collateralized or any Lender Party shall have any Commitment hereunder, the Borrower will:

(a)                                  Minimum EBITDA.  Maintain Consolidated EBITDA of the Borrower and its Subsidiaries for the period set forth below as at the last day of each calendar month not less than the amount set forth below for such period, as determined for such period then ended:

Month	Period then Ended	EBITDA
March 2009	1 month	$-15,000,000
April 2009	2 months	$-8,000,000
May 2009	3 months	$3,000,000
June 2009	4 months	$30,000,000
July 2009	5 months	$53,000,000
August 2009	6 months	$77,000,000
September 2009	7 months	$93,000,000
October 2009	8 months	$107,000,000
November 2009	9 months	$125,000,000
December 2009	10 months	$150,000,000
January 2010	11 months	$171,000,000
February 2010	12 months	$193,000,000

(b)                                 Minimum Availability.  Not permit Availability to be less than $40,000,000 on any Business Day after the Final Term Advance Date.

(c)                                  Compliance with Budget.  Not permit variance from the DIP Budget of actual cash flow (excluding from the calculation thereof payments for (x) purchases of raw materials and (y) professional fees not attributable to any litigation) of the Borrower on a Consolidated basis to exceed, for any Testing Period for any calendar week (commencing with the week that first ends after the 30th day following the Effective Date) (i) ending during the period from the Effective Date until the Final Term Advance Date, 10% of the amount set forth in the DIP Budget for such non-excluded cash flows for such Testing Period, and (ii) ending after the Final Term Advance Date, 20% of the amount set forth in the DIP Budget for such non-excluded cash flows for such Testing Period.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01  Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)                                  the Borrower shall fail to pay any principal of any Advance or any unreimbursed drawing with respect to any Letter of Credit when the same shall become due and payable or any Loan Party shall fail to make any payment of interest on any Advance or any other payment under any Loan Document within two business days after the same becomes due and payable; or

(b)                                 any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c)                                  any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Section 2.14, 5.01(a) (with respect to the Loan Parties), 5.01(c), 5.01(f), 5.02, 5.03 (other than subsections (e), (f), (l) and (n) of Section 5.03) or 5.04, (ii) any term, covenant or agreement contained in Section 5.03(e) or (f), if such failure shall remain unremedied for one Business Day, or (iii) any term, covenant or agreement (other than those listed in clauses (i) and (ii) above) contained in Article V hereof, if such failure shall remain unremedied for 10 days; or

(d)                                 any Loan Party shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 20 days; or

(e)                                  (i) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of one or more items of Debt arising after the Petition Date of the Loan Parties and their Subsidiaries (excluding Debt outstanding hereunder) that is outstanding in an aggregate principal or notional amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $10,000,000 when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreements or instruments relating to all such Debt; or (ii) any other event shall occur or condition shall exist under the agreements or instruments relating to one or more items of Debt arising after the Petition Date of the Loan Parties and their Subsidiaries (excluding Debt outstanding hereunder) that is outstanding in an aggregate principal or notional amount of at least $10,000,000, and such other event or condition shall continue after the applicable grace period, if any, specified in all such agreements or instruments, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or (iii) one or more items of Debt arising after the Petition Date of the Loan Parties and their Subsidiaries (excluding Debt outstanding hereunder) that is outstanding in an aggregate principal or notional amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $10,000,000 shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled or required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f)                                    one or more final, non-appealable judgments or orders for the payment of money in excess of $10,000,000 in the aggregate at any time, as an administrative expense of the kind specified in section 503(b) of the Bankruptcy Code shall be rendered against any Loan Party or any of its Subsidiaries and enforcement proceedings shall have been commenced, but not stayed, by any creditor upon such judgment or order; or

(g)                                 one or more nonmonetary judgments or orders shall be rendered against any Loan Party or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)                                 any provision of any Loan Document after delivery thereof pursuant to Article III shall for any reason cease to be valid and binding on or enforceable against any Loan Party intended to be a party to it, or any such Loan Party shall so state in writing; or

(i)                                     any Collateral Document after delivery thereof pursuant to Article III shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected Lien on and security interest in the Collateral purported to be covered thereby; or

(j)                                     the Borrower or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability as a result of one or more of the following:  (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan, except, in each case, (a) any liability that is reasonably expected to be treated as a general unsecured claim in the Cases and could not reasonably be expected to result in a Material Adverse Effect and (b) other liabilities not greater than $10,000,000 in the aggregate; or

(k)                                  any of the Cases concerning the Borrower or Guarantors shall be dismissed or converted to a case under chapter 7 of the Bankruptcy Code or any Loan Party shall file a motion or other pleading or support a motion or other pleading filed by any other Person seeking the dismissal of any of the Cases concerning the Borrower or Guarantors under section 1112 of the Bankruptcy Code or otherwise; a trustee under chapter 7 or chapter 11 of the Bankruptcy Code, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) under section 1106(b) of the Bankruptcy Code shall be appointed in any of the Cases and such order shall not be reversed or vacated within 30 days after the entry thereof; or any Loan Party shall file a motion or other pleading or shall consent to a motion or other pleading filed by any other Person seeking any of the foregoing;

(l)                                     the existence of any other Superpriority Claim (other than the Carve-Out) in any of the Cases which is pari passu with or senior to the claims of the Administrative Agent and the Lenders against the Borrower or any Guarantor hereunder, or there shall arise or be granted any such pari passu or senior Superpriority Claim (other than the Carve-Out); or

(m)                               the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to the holder or holders of any security interest to proceed against, including foreclosure (or the granting of a deed in lieu of foreclosure or the like) on, any assets of any of the Borrower or the Guarantors that have a value in excess of $10,000,000 in the aggregate, provided that this subsection (m) shall not apply to any order granting relief from the automatic stay pursuant to which a creditor exercises valid setoff rights pursuant to section 553 of the Bankruptcy Code, the Interim Order, the Final Order, the First Day Orders, pursuant to Section 5.02(j), in connection with any Lien permitted pursuant to Section 5.02(a)(ii) through (v) or in connection with any Lien in existence on the Petition Date on cash collateral securing a performance obligation (other than indebtedness for borrowed money); or

(n)                                 (i) the filing of any motion seeking an order of the Bankruptcy Court (or any other court of competent jurisdiction) (A) reversing, amending, staying for a period in excess of 10 days or vacating the Final Order, (B) without the written consent of the Administrative Agent and Lender Parties, otherwise amending, supplementing or modifying the Final Order in a manner that is adverse to the Agents and the Lenders or (C) terminating the use of cash collateral by the Borrower or the Guarantors pursuant to the Final Order; provided that such event shall not constitute an Event of Default if such motion shall be dismissed or withdrawn within 5 Business Days of such filing and no such order is entered by the Bankruptcy Court as a result of such filing; or any Loan Party shall file a motion or other pleading or shall consent to a motion or other pleading filed by any other Person seeking any of the foregoing; or

(ii) an order of the Bankruptcy Court (or any other court of competent jurisdiction) shall be entered (A) reversing, amending, staying for a period in excess of 10 days or vacating either of the DIP Financing Orders, (B) without the written consent of the Administrative Agent and Lender Parties, otherwise amending, supplementing or modifying either of the DIP Financing Orders in a manner that is adverse to the Agents and the Lenders or (C) terminating the use of cash collateral by the Borrower or the Guarantors pursuant to the DIP Financing Orders; or

(o)                                 default in any material respect shall be made by the Borrower or any Guarantor in the due observance or performance of any term or condition contained in any DIP Financing Order; or

(p)                                 a final non-appealable order of the Bankruptcy Court shall be entered that provides for the recovery from any portions of the Collateral of any costs or expenses of preserving or disposing of such Collateral under section 506(c) of the Bankruptcy Code; or any Loan Party shall bring a motion in the Cases seeking, or otherwise consent to, authority from the Bankruptcy Court (i) to recover from any portions of the Collateral any costs or expenses of preserving or disposing of such Collateral under section 506(c) of the Bankruptcy Code or (ii) to effect any other action or actions adverse to the Administrative Agent or Lenders or their rights and remedies hereunder or their interest in the Collateral, except to the extent such action (or actions) is an integral part of a transaction expressly permitted under this Agreement;

(q)                                 any Loan Party shall bring a motion in the Cases: (i) to obtain working capital financing from any Person other than Lenders under section 364(d) of the Bankruptcy Code; or (ii) to obtain financing for such Loan Party from any Person other than the Lenders under section 364(c) of the Bankruptcy Code (other than with respect to a financing used, in whole or part, to repay in full the Obligations); or (iii) to grant any Lien other than those permitted under Section 5.02(a) upon or affecting any Collateral; or (iv) to use cash collateral of the Administrative Agent or Lenders under section 363(c) of the Bankruptcy Code without the prior written consent of the Required Lenders (as provided in Section 10.01), except to pay the Carve-Out; or

(r)                                    the entry of the Final Order shall not have occurred within 40 days of the entry of the Interim Order; or

(s)                                  the filing of a Reorganization Plan in any of the Cases that does not provide for the indefeasible payment in full upon substantial consummation of the Reorganization Plan in cash of all Obligations owed under the Loan Documents to the Lender Parties unless otherwise agreed to by the Lender Parties;

(t)                                    any Person shall challenge the validity of any Loan Document or the applicability or enforceability of any Loan Document or shall seek to void, avoid, limit, or otherwise adversely affect the security interest created by or in any Loan Document or any payment made pursuant thereto; provided that in the case that such challenge relates to the validity, applicability or enforceability of either of the DIP Financing Orders or security interests created by or in either of the DIP Financing Orders or any payment made pursuant thereto, such event shall not constitute an Event of Default if such challenge shall be dismissed or withdrawn within 5 Business Days and none of such validity, applicability or enforceability shall be affected and no such security interest or payment shall be adversely affected by such challenge; or

(u)                                 a Change of Control shall occur; or

(v)                                 any Non-Loan Party that is a Material Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Non-Loan Party that is a Material Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Non-Loan Party that is a Material Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (v);

then, and in any such event, without further order of or application to the Bankruptcy Court, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower (with a copy to counsel for the Committee and to the United States Trustee for the Southern District of New York), declare the obligation of each Lender to make Advances (other than Letter of Credit Advances by the Issuing Banks or a Lender pursuant to Section 2.03(c) or 2.21(c)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower (with a copy to counsel for the Committee and to the United States Trustee for the Southern District of New York), declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and (iii) shall at the request, or may with the consent, of the Required Lenders, by five days’ notice to the Borrower and subject to the Interim Order or the Final Order, as applicable, (A) set-off amounts in the L/C Cash Collateral Account, or any other accounts of the Loan Parties and apply such amounts to the Obligations of the Loan Parties hereunder and under the other Loan Documents, and (B) exercise any and all remedies against the Collateral under this Agreement, the Loan Documents, the DIP Financing Orders, and applicable law available to the Agents and the Lenders.

Section 6.02  Actions in Respect of the Letters of Credit upon Default.  If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Administrative Agent on behalf of the Lender Parties in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to 105% of the aggregate Available Amount of all Letters of Credit then outstanding.  If at any time the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim.

ARTICLE VII

THE AGENTS

Section 7.01  Appointment and Authorization of the Agents.  (a)  Each Lender Party hereby irrevocably appoints Citibank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lender Parties, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)                                 Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (i) provided to each Agent in this Article VII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article VII included such Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such Issuing Bank.

Section 7.02  Administrative Agent Individually.  (a)  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender Party as any other Lender Party and may exercise the same as though it were not the Administrative Agent and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lender Parties.

(b)                                 Each Lender Party understands that the Person serving as Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 7.02 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates.  Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates.  Each Lender Party understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lender Parties that are not members of the Agent’s Group.  None of the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender Party or use on behalf of the Lender Parties, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender Party such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lender Parties.

(c)                                  Each Lender Party further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lender Parties (including the interests of the Lender Parties hereunder and under the other Loan Documents).  Each Lender Party agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender Party.  None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Lender Party including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.

Section 7.03  Duties of Administrative Agent; Exculpatory Provisions.  (a)  The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law.

(b)                                 The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the

Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 6.01, 6.02 or 10.01) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Borrower or any Lender Party shall have given notice to the Administrative Agent describing such Default and such event or events.

(c)                                  Neither the Administrative Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Collateral Documents or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)                                 Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender Party and each Lender Party confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

Section 7.04  Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender Party, the Administrative Agent may presume that such condition is satisfactory to such Lender Party unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender Party prior to the making of such Advance or the issuance of such Letter of Credit, and in the case of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05  Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  Each such sub agent and the Related Parties of the Administrative Agent and each such sub agent shall be entitled to the benefits of all provisions of this

Article VII and Section 10.04 (as though such sub-agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 7.06  Resignation of Administrative Agent.  (a)  The Administrative Agent may at any time give 30 days’ prior written notice of its resignation to the Lender Parties and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that such successor shall comply with the requirements of Section 2.12(e) prior to becoming the successor under this Agreement; provided further that, so long as there has been no Event of Default, the Required Lenders shall not appoint a foreign agent as successor if such appointment would result in a tax gross-up or indemnification payment under this Agreement unless (i) the Required Lenders determine, in their reasonable discretion, that such appointment is necessary to avoid material adverse economic, legal or regulatory consequences, (ii) the appointment is at the request of the Borrowers’ Agent or (iii) the appointment is required by law.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (such 30-day period, the “Lender Party Appointment Period”), then the retiring Administrative Agent may on behalf of the Lender Parties, appoint a successor Administrative Agent meeting the qualifications set forth above.  In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Lender Parties, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of the Lender Party Appointment Period notify the Borrower and the Lender Parties that no qualifying Person has accepted appointment as successor Administrative Agent and the effective date of such retiring Administrative Agent’s resignation.  Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security as nominee until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender Party directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)                                 Any resignation pursuant to this Section by a Person acting as Administrative Agent shall, unless such Person shall notify the Borrower and the Lender Parties otherwise, also act to relieve such Person and its Affiliates of any obligation to issue new or extend existing Letters of Credit where such issuance or extension is to occur on or after the effective date of such resignation.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing

Bank, (ii) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

(c)                                  In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, any Issuing Bank may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank, effective at the close of business New York time on a date specified in such notice; provided that such resignation by such Issuing Bank will have no effect on the validity or enforceability of any Letter of Credit issued by such Issuing Bank then outstanding or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to such Issuing Bank.

Section 7.07  Non-Reliance on Administrative Agent and Other Lender Parties.  (a)  Each Lender Party confirms to the Administrative Agent, each other Lender Party and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender Party or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Advances and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Advances and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b)                                 Each Lender Party acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Administrative Agent, any other Lender Party or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Lender Party or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(A)                              the financial condition, status and capitalization of the Borrower and each other Loan Party;

(B)                                the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(C)                                determining compliance or non-compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(D)                               the adequacy, accuracy and/or completeness of any information delivered by the Administrative Agent, any other Lender Party or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

Section 7.08  No other Duties, etc.  Anything herein to the contrary notwithstanding, none of the Persons acting as Bookrunner or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or as a Lender Party hereunder.

Section 7.09  Indemnification of Agents.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent and each of its Related Parties (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent and each Agent’s Related Parties from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent or any of its Related Parties of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent’s or such Related Party’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including all reasonable fees and expenses of counsel for the Agent) incurred by any Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower.  The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of each of the Agents.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 7.09 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Lender Party, its directors, shareholders or creditors and whether or not the transactions contemplated hereby are consummated.

Section 7.10  Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.08 and 10.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative

Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.08 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 7.11  Collateral and Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)                                  to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b)                                 to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 5.02(a);

(c)                                  to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or if all of such Person’s assets are sold or liquidated as permitted under the terms of the Loan Documents and the proceeds thereof are distributed to the Borrower; and

(d)                                 to acquire, hold and enforce any and all Liens on Collateral granted by and of the Loan Parties to secure any of the Secured Obligations, together with such other powers and discretion as are reasonably incidental thereto.

Upon request by the Administrative Agent at any time, the Required Lenders (acting on behalf of all the Lenders) will confirm in writing that the Administrative Agent’s authority to release Liens or subordinate the interests of the Secured Parties in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 7.11.

ARTICLE VIII

SUBSIDIARY GUARANTY

Section 8.01  Subsidiary Guaranty.  Each Guarantor, jointly and severally, unconditionally and irrevocably guarantees (the undertaking by each Guarantor under this Article VIII being the “Guaranty”) the punctual payment when due, whether at scheduled maturity or at a date fixed for prepayment or by acceleration, demand or otherwise, of all of the Obligations of each of the other Loan Parties now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnification payments, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses

(including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or any of the other Secured Parties solely in enforcing any rights under this Guaranty.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any of the other Loan Parties to the Administrative Agent or any of the other Secured Parties under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

Section 8.02  Guaranty Absolute.  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any other Secured Party with respect thereto.  The Obligations of each Guarantor under this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents, and a separate action or actions may be brought and prosecuted against such Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any other Loan Party or whether any other Loan Party is joined in any such action or actions.  The liability of each Guarantor under this Guaranty shall be absolute, unconditional and irrevocable irrespective of, and such Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any and all of the following:

(a)                                  any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto;

(b)                                 any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c)                                  any taking, exchange, release or nonperfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any Subsidiary Guaranty or any other guaranty, for all or any of the Guaranteed Obligations;

(d)                                 any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents, or any other property and assets of any other Loan Party or any of its Subsidiaries;

(e)                                  any change, restructuring or termination of the corporate structure or existence of any other Loan Party or any of its Subsidiaries;

(f)                                    any failure of the Administrative Agent or any other Secured Party to disclose to any Loan Party any information relating to the financial condition, operations, properties or prospects of any other Loan Party now or hereafter known to the Administrative Agent or such other Secured Party, as the case may be (such Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(g)                                 the failure of any other Person to execute this Guaranty or any other guarantee or agreement of the release or reduction of the liability of any of the other Loan Parties or any other guarantor or surety with respect to the Guaranteed Obligations; or

(h)                                 any other circumstance (including, without limitation, any statute of limitations or any existence of or reliance on any representation by the Administrative Agent or any other Secured Party) that might otherwise constitute a defense available to, or a discharge of, such Guarantor, any other Loan Party or any other guarantor or surety other than payment in full in cash of the Guaranteed Obligations.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any other Secured Party or by any other Person upon the insolvency, bankruptcy or reorganization of any other Loan Party or otherwise, all as though such payment had not been made.

Section 8.03  Waivers and Acknowledgments.  (a)  Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty, and any requirement that the Administrative Agent or any other Secured Party protect, secure, perfect or insure any Lien or any property or assets subject thereto or exhaust any right or take any action against any other Loan Party or any other Person or any Collateral.

(b)                                 Each Guarantor hereby unconditionally waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)                                  Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Secured Parties which in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral, and (ii) any defense based on any right of setoff or counterclaim against or in respect of such Guarantor’s obligations hereunder.

(d)                                 Each Guarantor acknowledges that the Administrative Agent may, without notice to or demand upon such Guarantor and without affecting the liability of the such Guarantor under this Guaranty, foreclose under any Mortgage by nonjudicial sale, and such Guarantor hereby waives any defense to the recovery by the Administrative Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e)                                  Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 8.02 and this Section 8.03 are knowingly made in contemplation of such benefits.

Section 8.04  Subrogation.  Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or may hereafter acquire against any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of its Obligations under this Guaranty or under any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any other Secured Party against such other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from such other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, until such time as all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all of the Letters of Credit and all Secured Hedge Agreements shall have expired or been terminated and the Commitments shall have expired or terminated.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of all of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the latest date of expiration or termination of all Letters of Credit and all Secured Hedge Agreements, and (c) the Termination Date, such amount shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising.  If (i) any Guarantor shall pay to the Administrative Agent all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) all Letters of Credit and all Secured Hedge Agreements and Secured Cash Management Agreements shall have expired or been terminated, and (iv) the Termination Date shall have occurred, the Administrative Agent and the other Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer of subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from the payment made by such Guarantor.

Section 8.05  Additional Guarantors.  Upon the execution and delivery by any Person of a guaranty joinder agreement in substantially the form of Exhibit H hereto (each, a “Guaranty Supplement”), (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (ii) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall include each such duly executed and delivered Guaranty Supplement.

Section 8.06  Continuing Guarantee; Assignments.  This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of all of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the latest date of expiration or termination of all Letters of Credit and all Secured Hedge Agreements (or the date on which such obligations shall have been Cash Collateralized in the case of Letters of Credit or cash collateralized in a manner reasonably satisfactory to each applicable Hedge Bank in the case of Secured Hedge Agreements), and (iii) the Termination Date, (b) be binding upon each Guarantor and its successors and assigns and (c) inure to the benefit of, and be enforceable by, the Administrative Agent and the other Secured Parties and their respective successors, transferees and assigns.  Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitment or Commitments, the Advances owing to it and the Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party under this Article VIII or otherwise, in each case as provided in Section 10.07.

Section 8.07  No Reliance.  Each Guarantor has, independently and without reliance upon any Agent or any Lender Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty and each other Loan Document to which it is or is to be a party, and such Guarantor has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

ARTICLE IX

SECURITY

Section 9.01  Grant of Security.  To induce the Lenders to make the Advances, and the Issuing Banks to issue Letters of Credit, each Loan Party hereby grants to the Administrative Agent, for itself and for the ratable benefit of the Secured Parties, as security for the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of the Obligations of such Loan Party under the Loan Documents, all Obligations of such Loan Party under Secured Hedge Agreements and all Secured Cash Management Agreements, and each agreement or instrument delivered by any Loan Party pursuant to any of the foregoing (whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise) (collectively, the “Secured Obligations”) a continuing first priority Lien and security interest (but subject to the DIP Financing Orders) in accordance with subsections 364(c)(2) and (3) and 364(d)(1) of the Bankruptcy Code in and to all Collateral of such Loan Party.  “Collateral” means, except as otherwise specified in the DIP Financing Orders, all of the property and assets of each Loan Party and its estate, real and personal, tangible and intangible, whether now owned or hereafter acquired or arising and regardless of where located, including but not limited to:

(a)                                  all Equipment;

(b)                                 all Inventory;

(c)                                  all Accounts (and any and all such supporting obligations, security agreements, mortgages, Liens, leases, letters of credit and other contracts being the “Related Contracts”);

(d)                                 all General Intangibles;

(e)                                  the following (the “Security Collateral”):

(i)                                     the Initial Pledged Equity and the certificates, if any, representing the Initial Pledged Equity, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Equity and all subscription warrants, rights or options issued thereon or with respect thereto;

(ii)                                  the Initial Pledged Debt and the instruments, if any, evidencing the Initial Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Debt;

(iii)                               all additional shares of stock and other Equity Interests from time to time acquired by such Loan Party in any manner (such shares and other Equity Interests, together with the Initial Pledged Equity, being the “Pledged Equity”), and the certificates, if any, representing such additional shares or other Equity Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests and all subscription warrants, rights or options issued thereon or with respect thereto; provided that solely to the extent and only for so long as the pledge by any Loan Party of more than 66% of the Voting Foreign Stock in a CFC under this Agreement to the Administrative Agent on behalf of the Secured Parties would result in material adverse tax consequences to the Borrower, no Loan Party shall be required to pledge any Equity Interests in any CFC (or any Equity Interests in any entity that is treated as a partnership or a disregarded entity for United States federal income tax purposes and in each case whose assets are solely Equity Interests in CFCs (a “Flow-Through Entity”) that own directly or indirectly through one or more other Flow-Through Entities, Equity Interests in any CFCs) owned or otherwise held by such Loan Party which, when aggregated with all of the other Equity Interests in such CFC (or Flow-Through Entity) pledged by any Loan Party, would result (or would be deemed to result for United States federal income tax purposes) in more than 66% of the total combined voting power of all classes of stock in a CFC entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Internal Revenue Code) (the “Voting Foreign Stock”) (on a fully diluted basis) being pledged to the Administrative Agent, on behalf of the Secured Parties, under this Agreement (although all of the shares of stock in a Foreign Subsidiary not entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Internal Revenue Code) (the “Non-Voting Foreign Stock”) shall be pledged by each of the Loan Parties that owns or otherwise holds any such Non-Voting Foreign Stock therein); provided further that, if, as a result of any change in the tax laws of the United States of America after the date of this Agreement or in any other circumstance, the pledge by such Loan Party of any additional shares of stock in any such Foreign Subsidiary to the Administrative Agent, on behalf of the Secured Parties, under this Agreement would not result in material adverse tax consequences to the Borrower, then, promptly after the change in such laws or circumstance, all such additional shares of stock shall be so pledged under this Agreement;

(iv)                              all additional indebtedness from time to time owed to such Loan Party (such indebtedness, together with the Initial Pledged Debt, being the “Pledged Debt”) and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness; and

(v)                                 all other investment property (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodity accounts) in which such Loan Party has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, distributions, value, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all subscription warrants, rights or options issued thereon or with respect thereto (the “Pledged Investment Property”);

(f)                                    the following (collectively, the “Account Collateral”):

(i)                                     all deposit and other bank accounts and all funds and financial assets from time to time credited thereto (including, without limitation, all Cash Equivalents), all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds and financial assets, and all certificates and instruments, if any, from time to time representing or evidencing such accounts;

(ii)                                  all promissory notes, certificates of deposit, deposit accounts, checks and other instruments from time to time delivered to or otherwise possessed by the Administrative Agent for or on behalf of such Loan Party, including, without limitation, those delivered or possessed in substitution for or in addition to any or all of the then existing Account Collateral; and

(iii)                               all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral;

(g)                                 the following (collectively, the “Intellectual Property”):

(i)                                     all patents, patent applications, utility models and statutory invention registrations, all inventions claimed or disclosed therein and all improvements thereto (“Patents”);

(ii)                                  all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together, in each case, with the goodwill symbolized thereby (“Trademarks”);

(iii)                               all copyrights, including, without limitation, copyrights in Computer Software, internet web sites and the content thereof, whether registered or unregistered (“Copyrights”);

(iv)                              all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing (“Computer Software”);

(v)                                 all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”), and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs and mask works;

(vi)                              all registrations and applications for registration for any of the foregoing, including, without limitation, those registrations and applications for registration set forth in Schedule II hereto (as such Schedule II may be supplemented from time to time by supplements to the IP Security Agreement, each such supplement being substantially in the form of Exhibit G hereto (an “IP Security Agreement Supplement”), executed by such Loan Party to the Administrative Agent from time to time), together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;

(vii)                           all tangible embodiments of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Loan Party accruing thereunder or pertaining thereto;

(viii)                        any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(ix)                                all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which such Loan Party, now or hereafter, is a party or a beneficiary, including, without limitation, the material and key agreements not entered into in the ordinary course of business set forth in Schedule III hereto (such scheduled agreements, the “IP Agreements”);

(h)                                 all of the right, title and interest of the Loan Parties in all real property the title to which is held by the Loan Parties, or the possession of which is held by the Loan Parties pursuant to leasehold interest, and in all such leasehold interests, together in each case with all of the right, title and interest of the Loan Parties in and to all buildings, improvements, and fixtures related thereto, any lease or sublease thereof, all general intangibles relating thereto and all proceeds thereof (collectively, the “Real Property Collateral”);

(i)                                     all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Loan Party pertaining to any of the Collateral; and

(j)                                     all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (i) of this Section 9.01 and this clause (k)) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Administrative Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, (B) tort claims, including, without limitation, all commercial tort claims and (C) cash;

provided that Collateral shall not include any rights or interests of a Grantor in any joint venture if, under applicable law or the terms of the applicable contract with respect thereto, the valid grant of a security interest or other Lien therein hereunder is prohibited and such prohibition has not been or is not waived or the consent of each other party to such contract has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived, provided further that the foregoing exclusion shall in no way be construed (i) to apply if any such prohibition is ineffective or unenforceable under the UCC (including Sections 9-406, 9-407, 9-408 or 9-409), by any order of the Bankruptcy Court or any other applicable law or (ii) so as to limit, impair or otherwise affects the Administrative Agent’s unconditional continuing security interest in and Lien upon any rights or interests of any Grantor in or to monies due or to become due under any such contract.

Section 9.02  Further Assurances.  (a)  Each Loan Party agrees that from time to time, at the expense of such Loan Party, such Loan Party will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or desirable, or that any Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Loan Party hereunder or to enable such Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Loan Party.  Without limiting the generality of the foregoing, each Loan Party will promptly with respect to Collateral of such Loan Party:  (i) if any such Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to such Agent hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to such Agent; (ii) execute or authenticate and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as any Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by such Loan Party hereunder; (iii) deliver to such Agent for benefit of the Secured Parties certificates representing Pledged Collateral that constitutes certificated securities, accompanied by undated stock or bond powers executed in blank; (iv) take all action necessary to ensure that such Agent has control of Pledged Collateral and of Collateral consisting of deposit accounts, electronic chattel paper, letter-of-credit rights and transferable records as provided in Sections 9-104, 9-105, 9-106 and 9-107 of the UCC and in Section 16 of the Uniform Electronics Transactions Act, as in effect in the jurisdiction governing such transferable record; (v) take all necessary action to ensure that such Agent’s security interest is noted on any certificate of ownership related to any Collateral evidenced by a certificate of ownership; (vi) cause such Agent to be the beneficiary under all letters of credit that constitute Collateral, with the exclusive right to make all draws under such letters of credit, and with all rights of a transferee under Section 5-114(e) of the UCC; and (vii) deliver to such Agent evidence that all other action that such Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest created by such Loan Party under this Agreement has been taken.

(b)                                 Each Loan Party hereby authorizes each Agent to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Loan Party, in each case without the signature of such Loan Party, and regardless of whether any particular asset described in such financing statements falls within the scope of the UCC or the granting clause of this Agreement.  A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.  Each Loan Party ratifies its authorization for each Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

(c)                                  Each Loan Party will furnish to each Agent from time to time statements and schedules further identifying and describing the Collateral of such Loan Party and such other reports in connection with such Collateral as such Agent may reasonably request, all in reasonable detail.

(d)                                 Notwithstanding subsections (a) and (b) of this Section 9.02, or any failure on the part of any Loan Party or any Agent to take any of the actions set forth in such subsections, the Liens and security interests granted herein shall be deemed valid, enforceable and perfected by entry of the Interim Order and the Final Order, as applicable if and to the extent perfection may be achieved by the entry of the DIP Financing Orders.  No financing statement, notice of Lien, mortgage, deed of trust or similar instrument in any jurisdiction or filing office need be filed or any other action taken in order to validate and perfect the Liens and security interests granted by or pursuant to this Agreement, the Interim Order or the Final Order.

Section 9.03  Rights of Lender; Limitations on Lenders’ Obligations.  (a)  Subject to each Loan Party’s rights and duties under the Bankruptcy Code (including section 365 of the Bankruptcy Code), and anything herein to the contrary notwithstanding, (i) each Loan Party shall remain liable under the contracts and agreements included in such Loan Party’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Administrative Agent of any of the rights hereunder shall not release any Loan Party from any of its duties or obligations under the contracts and agreements included in the Collateral and (iii) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Loan Party thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(b)                                 Except as otherwise provided in this subsection (b), each Loan Party will continue to collect, at its own expense, all amounts due or to become due such Loan Party under the Accounts and Related Contracts.  In connection with such collections, such Loan Party may take (and at the Administrative Agent’s reasonable direction, will take) such action as such Loan Party or the Administrative Agent may reasonably deem necessary or advisable to enforce collection of the Accounts and Related Contracts; provided, however, that, subject to any requirement of notice provided in the DIP Financing Orders or in Section 6.01, the Administrative Agent shall have the right at any time, upon the occurrence and during the continuance of an Event of Default, to notify the obligors under any Accounts and Related Contracts of the assignment of such Accounts and Related Contracts to the Administrative Agent and to direct such obligors to make payment of all amounts due or to become due to such Loan Party thereunder directly to the Administrative Agent and, upon such notification and at the expense of such Loan Party, to enforce collection of any such Accounts and Related Contracts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Loan Party might have done, and to otherwise exercise all rights with respect to such Accounts and Related Contracts, including, without limitation, those set forth in Section 9-607 of the UCC.  Upon and during the exercise by the Administrative Agent on behalf of the Lenders of any of the remedies described in the proviso of the immediately preceding sentence, (i) any and all amounts and proceeds (including, without limitation, instruments) received by such Loan Party in respect of the Accounts and Related Contracts of such Loan Party shall be received in trust for the benefit of the Administrative Agent hereunder, shall be segregated from other funds of such Loan Party and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary endorsement) to be deposited in a collateral account maintained with the Administrative Agent and applied as provided in Section 9.07(b) and (ii) such Loan Party will not adjust, settle or compromise the amount or payment of any Account or amount due on any Related Contract, release wholly or partly any obligor thereof, or allow any credit or discount thereon.  No Loan Party will permit or consent to the subordination of its right to payment under any of the Accounts and Related Contracts to any other indebtedness or obligations of the obligor thereof.

(c)                                  Each Initial Lender shall have the right to make test verification of the Accounts (other than Accounts that any Loan Party is required to maintain as “classified”) in any manner and through any medium that it considers advisable in its reasonable discretion, and each Loan Party agrees to furnish all such assistance and information as any Initial Lender may reasonably require in connection therewith.

Section 9.04  Covenants of the Loan Parties with Respect to Collateral.  Each Loan Party hereby covenants and agrees with the Administrative Agent that from and after the date of this Agreement and until the Secured Obligations (other than contingent indemnification obligations which are not then due and payable) are fully satisfied or Cash Collateralized:

(a)                                  Delivery and Control of Pledged Collateral.

(i)                                     All certificates or instruments representing or evidencing Pledged Collateral shall be delivered to and held by or on behalf of the Administrative Agent pursuant hereto, and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent.  In addition, the Administrative Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations.

(ii)                                  With respect to any Pledged Collateral in which any Loan Party has any right, title or interest and that constitutes an uncertificated security, such Loan Party will cause the issuer thereof either (i) to register the Administrative Agent as the registered owner of such security or (ii) to agree in an authenticated record with such Loan Party and the Administrative Agent that such issuer will comply with instructions with respect to such security originated by the Administrative Agent without further consent of such Loan Party, such authenticated record to be in form and substance reasonably satisfactory to the Administrative Agent.  With respect to any Pledged Collateral in which any Loan Party has any right, title or interest and that is not an uncertificated security, such Loan Party will notify each such issuer of Pledged Equity that such Pledged Equity is subject to the security interest granted hereunder.

(iii)                               Except as provided in Section 9.07, such Loan Party shall be entitled to receive all cash dividends paid in respect of the Pledged Collateral (other than liquidating or distributing dividends).  Any sums paid upon or in respect of any of the Pledged Equity upon the liquidation or dissolution of any issuer of any of the Initial Pledged Equity, any distribution of capital made on or in respect of any of the Initial Pledged Equity or any property distributed upon or with respect to any of the Initial Pledged Equity pursuant to the recapitalization or reclassification of the capital of any issuer of Initial Pledged Equity or pursuant to the reorganization thereof shall be delivered to the Administrative Agent to hold as collateral for the Secured Obligations.

(iv)                              Except as provided in Section 9.07, such Loan Party will be entitled to exercise all voting, consent and corporate rights with respect to Pledged Equity; provided, however, that no vote shall be cast, consent given or right exercised or other action taken by such Loan Party which would materially impair the Pledged Collateral or which would be inconsistent in any material respect with or result in any violation of any provision of this Agreement or any other Loan Document or, without prior notice to the Administrative Agent, to enable or take any other action to permit any issuer of Pledged Equity to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any nature of any issuer of Pledged Equity other than issuances, transfers and grants to a Loan Party.

(v)                                 Such Loan Party shall not grant control over any investment property to any Person other than the Administrative Agent, except to the extent permitted pursuant to this Agreement.

(vi)                              In the case of each Loan Party which is an issuer of Pledged Equity, such Loan Party agrees to be bound by the terms of this Agreement relating to the Pledged Equity issued by it and will comply with such terms insofar as such terms are applicable to it.

(b)                                 Maintenance of Records.  Such Loan Party will keep and maintain, at its own cost and expense, reasonably satisfactory and complete records of the Collateral, in all material respects, including, without limitation, a record of all payments received and all credits granted with respect to the Collateral and all other material dealings concerning the Collateral.  For the Administrative Agent’s further security, each Loan Party agrees that the Administrative Agent shall have a property interest in all of such Loan Party’s books and records pertaining to the Collateral and, upon the occurrence and during the continuation of an Event of Default, such Loan Party shall deliver and turn over any such books and records to the Administrative Agent or to its representatives at any time on demand of the Administrative Agent.

(c)                                  Indemnification With Respect to Collateral.  In any suit, proceeding or action brought by the Administrative Agent relating to any Collateral for any sum owing thereunder or to enforce any provision of any Collateral, such Loan Party will save, indemnify and keep the Secured Parties harmless from and against all reasonable and documented out-of-pocket expense, loss or damage suffered by the Secured Parties by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the obligor thereunder, arising out of a breach by such Loan Party of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to, or in favor of, such obligor or its successors from such Loan Party, and all such obligations of such Loan Party shall be and remain enforceable against and only against such Loan Party and shall not be enforceable against the Administrative Agent.

(d)                                 Limitation on Liens on Collateral.  Such Loan Party will not create, permit or suffer to exist, and will defend the Collateral against and take such other action as is necessary to remove, any Lien on the Collateral except Liens permitted under Section 5.02(a) and will defend the right, title and interest of the Administrative Agent in and to all of such Loan Party’s rights under the Collateral against the claims and demands of all Persons whomsoever other than claims or demands arising out of Liens permitted under Section 5.02(a).

(e)                                  Limitations on Modifications of Eligible Receivable.  Such Loan Party will not, without the Administrative Agent’s prior written consent, grant any extension of the time of payment under or in respect of any of the Eligible Receivable or Related Contracts, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof, or allow any credit or discount whatsoever thereon other than any of the foregoing which are done in the ordinary course of business, consistent with past practices, and trade discounts granted in the ordinary course of business of such Loan Party.

(f)                                    Notices.  Such Loan Party will advise the Administrative Agent promptly after it obtains knowledge thereof, in reasonable detail, (i) of any Lien asserted against any of the Collateral other than Liens permitted under Section 5.02(a), and (ii) of the occurrence of any other event which would result in a Material Adverse Effect.

(g)                                 As to Intellectual Property.

(i)                                     Unless such Loan Party shall have previously determined that such Intellectual Property is no longer desirable in the conduct of such Loan Party’s business and that the loss thereof would not be reasonably likely to have a Material Adverse Effect, with respect to each item of Intellectual Property owned by such Loan Party and that is the subject of a patent, registration or application therefor, each Loan Party agrees to take, at its expense, all commercially reasonable steps, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other United

States governmental authority, to (A) maintain the validity and enforceability of such Intellectual Property and maintain such Intellectual Property in full force and effect, and (B) pursue the registration and maintenance of each patent, trademark registration, or copyright registration or application therefor, now or hereafter included in such Intellectual Property owned by such Loan Party, including, without limitation, to the extent determined by such Loan Party to be desirable, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings, in each case as applicable.  Except to the extent permitted pursuant to this Agreement, no Loan Party shall, without the written consent of the Administrative Agent, abandon any patented or registered Intellectual Property owned by such Loan Party, or abandon any right to file an application for patent, trademark, or copyright, unless such Loan Party shall have previously determined that the pursuit or maintenance of such Intellectual Property is no longer desirable in the conduct of such Loan Party’s business and that the loss thereof would not be reasonably likely to have a Material Adverse Effect, in which case, such Loan Party will give notice quarterly of any such abandonment to the Administrative Agent.

(ii)                                  If the result of such abandonment, invalidity, unenforceability or any other action is reasonably likely to have a Material Adverse Effect, each Loan Party agrees promptly to notify the Administrative Agent if such Loan Party becomes aware (A) that any item of the Intellectual Property it owns may have become abandoned, placed in the public domain, invalid or unenforceable, or of any adverse determination or development regarding such Loan Party’s ownership of any of the Intellectual Property or its right to register the same or to keep and maintain and enforce the same, or (B) of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the U.S. Patent and Trademark Office or any court) regarding any item of Intellectual Property owned by such Loan Party.

(iii)                               In the event that any Loan Party becomes aware that any item of the Intellectual Property owned by such Loan Party is being infringed or misappropriated by a third party, and such infringement or misappropriation is reasonably likely to result in a Material Adverse Effect, such Loan Party shall promptly notify the Administrative Agent and shall take such actions, at its expense, as such Loan Party or the Administrative Agent deems reasonable and appropriate under the circumstances to protect or enforce such Intellectual Property, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.

(iv)                              Each Loan Party shall take all steps which it or the Administrative Agent deems reasonable and appropriate under the circumstances to preserve and protect each item of Intellectual Property owned by such Loan Party, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks owned by such Loan Party, substantially consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the Trademarks owned by such Party use such consistent standards of quality.

(v)                                 Each Loan Party agrees that should it obtain a material ownership interest in any item of the type set forth in Section 9.01(g) that is not on the date hereof a part of the Intellectual Property (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property subject to the terms and conditions of this Agreement with respect thereto.  At the end of each quarter, each Loan Party shall give prompt written notice to the Administrative Agent identifying the After-Acquired Intellectual Property that is the subject of patents or registrations or applications for registration thereof (other than patent applications the disclosure of which shall not be required until a patent is issued) acquired during such quarter, and such Loan Party shall execute and deliver to the Administrative Agent with such written notice, or otherwise authenticate, an IP Security Agreement Supplement covering such After-Acquired Intellectual Property and any newly issued patents, which IP Security Agreement Supplement may be recorded by the Administrative Agent with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property.

Section 9.05  Performance by Agent of the Loan Parties’ Obligations.

(a)                                  Administrative Agent Appointed Attorney-in-Fact.  Each Loan Party hereby irrevocably appoints the Administrative Agent such Loan Party’s attorney-in-fact, with full authority in the place and stead of such Loan Party and in the name of such Loan Party or otherwise, from time to time following the occurrence and during the continuance of an Event of Default, in the Administrative Agent’s discretion, to take any action and to execute any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(i)                                     to obtain and adjust insurance required to be paid to the Administrative Agent pursuant to this Agreement,

(ii)                                  to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(iii)                               to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (i) or (ii) above, and

(iv)                              to file any claims or take any action or institute any proceedings that the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral.

(b)                                 Administrative Agent May Perform.  If any Loan Party fails to perform any agreement contained herein related to the Lien and security interest granted hereunder in the Collateral, the Administrative Agent may, as the Administrative Agent deems reasonably necessary to protect the security interest granted hereunder in the Collateral or to protect the value thereof, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by such Loan Party under Section 10.04.

(c)                                  Performance of such Loan Party’s agreements as permitted under this Section 9.05 shall in no way constitute a violation of the automatic stay provided by section 362 of the Bankruptcy Code and each Loan Party hereby waives applicability thereof.  Moreover, the Administrative Agent shall in no way be responsible for the payment of any costs incurred in connection with preserving or disposing of Collateral pursuant to section 506(c) of the Bankruptcy Code and the Collateral may not be charged for the incurrence of any such cost.

Section 9.06  The Administrative Agent’s Duties.  (a)  The powers conferred on the Administrative Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral.  The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

(b)                                 Anything contained herein to the contrary notwithstanding, the Administrative Agent may from time to time, when the Administrative Agent deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Administrative Agent hereunder with respect to all or any part of the Collateral.  In the event that the Administrative Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Loan Party hereunder shall be deemed for purposes of this Security Agreement to have been made to such Subagent, in addition to the Administrative Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Loan Party, (ii) such Subagent shall automatically be vested, in addition to the Administrative Agent, with all rights, powers, privileges, interests and remedies of the Administrative Agent hereunder with respect to such Collateral, and (iii) the term “Administrative Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Administrative Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent.

Section 9.07  Remedies.  If any Event of Default shall have occurred and be continuing, at the written request, or with the written consent, of the Required Lenders, by five days’ prior written notice to the Borrower and subject to the Interim Order or the Final Order, as applicable:

(a)                                  Subject to and in accordance with the DIP Financing Orders, the Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may:  (i) require each Loan Party to, and each Loan Party hereby agrees that it will at its expense and upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place and time to be designated by the Administrative Agent that is reasonably convenient to both parties; (ii) without notice except as specified below or in the DIP Financing Orders, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable; (iii) occupy any premises owned or leased by any of the Loan Parties where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Loan Party in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Loan Parties under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Loan Party to demand or otherwise require payment of any amount under, or performance of any provision of, the Accounts, the Related Contracts and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral and (C) exercise all other rights and remedies with respect to the Accounts, the Related Contracts and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC.  Each Loan Party agrees that, to the extent notice of sale shall be required by law, at least 5 days’ notice to such Loan Party of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)                                 Any cash held by or on behalf of the Administrative Agent and all cash proceeds received by or on behalf of the Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, subject to the DIP Financing Orders and in the discretion of the Administrative Agent, be held by the Administrative Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Administrative Agent pursuant to Section 9.08) in whole or in part by the Administrative Agent for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations, in the following manner:

(i)                                     first, paid ratably to each Agent for any amounts then owing to such Agent pursuant to Section 10.04 or otherwise under the Loan Documents;

(ii)                                  second: ratably (1) paid to the Lenders for any amounts then owing to them, in their capacities as such, in respect of the Obligations under the Facilities ratably in accordance with such respective amounts then owing to such Lenders, (2) paid to each Cash Management Bank or Hedge Bank in respect of Secured Cash Management Agreements and Secured Hedge Agreements in an aggregate amount for all such obligations not to exceed the Bank Product Reserves and (3) deposited as Collateral in the L/C Cash Collateral Account up to an amount equal to 105% of the aggregate Available Amount of all outstanding Letters of Credit, provided that in the event that any such Letter of Credit is drawn, the Administrative Agent shall pay to the Issuing Bank that issued such Letter of Credit the amount held in the L/C Cash Collateral Account in respect of such Letter of Credit, provided further that, to the extent that any such Letter of Credit shall expire or terminate undrawn and as a result thereof the amount of the Collateral in the L/C Cash Collateral Account shall exceed 105% of the aggregate Available Amount of all then outstanding Letters of Credit, such excess amount of such Collateral shall be applied in accordance with the remaining order of priority set out in this Section 9.07(b); and

(iii)                               third: ratably to each Hedge Bank and Cash Management Bank, to the extent not included in clause (ii) above, in respect of all remaining Obligations under Secured Hedge Agreements and Secured Cash Management Agreements.

(c)                                  After the occurrence and during the continuance of an Event of Default, all payments received by any Loan Party under or in connection with the Collateral shall be received in trust for the benefit of the Administrative Agent, and shall be segregated from other funds of such Loan Party and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary endorsement).

(d)                                 After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, without notice to any Loan Party except as required by law or by the DIP Financing Orders and at any time or from time to time, charge, set off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to the Account Collateral or in any other deposit account.

(e)                                  In the event of any sale or other disposition of any of the Intellectual Property owned by any Loan Party, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such Loan Party shall supply to the Administrative Agent or its designee such Loan Party’s know-how and expertise, and documents and things relating to any Intellectual Property owned by such Loan Party and subject to such sale or other disposition, and such Loan Party’s customer lists and other records and documents relating to such Intellectual Property and to the manufacture, distribution, advertising and sale of products and services of such Loan Party.

(f)                                    The Administrative Agent is authorized, in connection with any sale of the Pledged Collateral pursuant to this Section 9.07, to deliver or otherwise disclose to any prospective purchaser of the Pledged Collateral any information in its possession relating to such Pledged Collateral.

(g)                                 To the extent that any rights and remedies under this Section 9.07 would otherwise be in violation of the automatic stay of section 362 of the Bankruptcy Code, such stay shall be deemed modified, as set forth in the Interim Order or Final Order, as applicable, to the extent necessary to permit the Administrative Agent to exercise such rights and remedies.

Section 9.08  Modifications.  (a)  Upon and following entry of the Final Order, the Liens, lien priority, administrative priorities and other rights and remedies granted to the Administrative Agent for the benefit of the Lenders pursuant to this Agreement and the DIP Financing Orders (specifically, including, but not limited to, the existence, perfection and priority of the Liens provided herein and therein and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of Debt by any of the Loan Parties (pursuant to section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of any of the Cases, or by any other act or omission whatsoever (other than in connection with any disposition permitted hereunder).  Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

(i)                                     except for the Carve-Out having priority over the Secured Obligations, no costs or expenses of administration which have been or may be incurred in any of the Cases or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on a parity with any claim of the Administrative Agent or the Lenders against the Loan Parties in respect of any Obligation;

(ii)                                  the Liens and security interests granted herein and in the DIP Financing Orders shall constitute valid and perfected first priority Liens and security interests (if and to the extent perfection may be achieved by the entry of the DIP Financing Orders) (subject only to (A) the Carve-Out, (B) Permitted Liens in existence on the Petition Date, (C) Liens permitted under section 5.02(a)(v) and in existence on the Petition Date and (D) only to the extent such post-petition perfection is expressly permitted by the Bankruptcy Code, valid, nonavoidable and enforceable Liens existing as of the Petition Date, but perfected after the Petition Date, in accordance with subsections 364(c)(2) and (3) and 364(d) of the Bankruptcy Code), and shall be prior to all other Liens and security interests (other than those set forth in sub-clauses (A) through (D) herein), now existing or hereafter arising, in favor of any other creditor or any other Person whatsoever; and

(iii)                               the Liens and security interests granted hereunder shall continue valid and perfected without the necessity that financing statements be filed or that any other action be taken under applicable nonbankruptcy law (if and to the extent perfection may be achieved by the entry of the DIP Financing Orders).

(b)                                 Notwithstanding any failure on the part of any Loan Party or the Administrative Agent or the Lenders to perfect, maintain, protect or enforce the Liens and security interests in the Collateral granted hereunder, the Interim Order and the Final Order (when entered) shall automatically, and without further action by any Person, perfect such Liens and security interests against the Collateral (if and to the extent perfection may be achieved by the entry of the DIP Financing Orders).

Section 9.09  Release; Termination.  (a)  Upon any sale, lease, transfer or other disposition of any item of Collateral of any Loan Party in accordance with the terms of the Loan Documents (other than sales of Inventory in the ordinary course of business), the Administrative Agent will, at such Loan Party’s expense, execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Default shall have occurred and be continuing, (ii) such Loan Party shall have delivered to the Administrative Agent, at least 5 Business Days prior to the date of the proposed release, a written request for release describing the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including, without limitation, the price thereof and any expenses in connection therewith, together with a form of release for execution by the Administrative Agent and a certificate of such Loan Party to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Administrative Agent may reasonably request, and (iii) the Borrower shall comply with Section 2.06 with respect to such sale, lease, transfer or other disposition.

(b)                                 Upon the latest of (i) the payment in full in cash of the Secured Obligations (other than contingent indemnification obligations which are not then due and payable; provided that in the case of any such obligations as to which the Administrative Agent or any Lender Party has made a claim which has not been satisfied, such obligations have been cash collateralized in an amount sufficient in the reasonable judgment of the Administrative Agent or such Lender Party to satisfy such claim), (ii) the Termination Date and (iii) the termination or expiration of all Letters of Credit, the pledge and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Loan Party.  Upon any such termination, the Administrative Agent will, at the applicable Loan Party’s expense, execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence such termination.

ARTICLE X

MISCELLANEOUS

Section 10.01  Amendments, Etc.No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or the Initial Lenders, as applicable) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                  waive any condition set forth in Section 3.01 or 3.03 without the written consent of each Initial Lender;

(b)                                 extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 2.05 or Section 6.01) without the written consent of such Lender (it being understood that a waiver of any condition precedent in Article III or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an increase of any Commitment of a Lender);

(c)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment (but not any prepayment) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly adversely affected thereby;

(d)                                 reduce the principal of, or the rate of interest specified herein on, any Advance, or any fees or other amounts payable hereunder or under any other Loan Document (it being understood that any waiver of default interest payable pursuant to Section 2.07 or any waiver of a Default or Event of Default and any amendment or waiver of the applicability of a Specified Interest Accrual Event, shall not constitute a decrease in the rate of interest or fees for this purpose) or alter the pro rata sharing of payments required hereunder, whether by modification of Section 2.11 or 2.13 or otherwise, without the written consent of each Lender directly adversely affected thereby;

(e)                                  change the definition of “Required Lenders”, “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or grant any consent hereunder, in each case in a manner that would have the direct effect of reducing the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or grant any consent hereunder, without the written consent of each Lender;

(f)                                    release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agents and the Lender Parties under the Guaranties) if such release or limitation is in respect of all or substantially all of the value of the Guaranties to the Lender Parties, or release all or substantially all of the Collateral or release the Superpriority Claim of the Lenders, in each case without the written consent of each Lender; and

(g)                                 amend, modify or waive the provisions of Section 5.04(b) without the consent of the Supermajority Lenders;

(h)                                 change the definition of any of “Availability”, “Bank Product Reserves”, “Borrowing Base”, “Eligible Inventory”, “Eligible Receivables”, or “Reserves”, in each case in a manner adverse to the Lenders, without the written consent of the Supermajority Lenders; and

(i)                                     amend, modify or waive the provisions of (A) Section 6.01(n) or (t) relating to the Rollup Revolving Credit Facility (including, without limitation, the use of any proceeds of the Rollup Revolving Credit Advances) or (B) Section 6.01(r) without the consent of each Lender adversely affected thereby;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks, in addition to the Lenders required above, adversely affect the rights or duties of the Issuing Banks under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that a waiver of any condition precedent in Article III or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an increase of any Commitment of a Lender).

Section 10.02  Notices, Posting of Approved Electronic Communications, Etc.  (a) All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(i)                                     if to the Borrower or any other Loan Party, Chemtura Corporation, at 199 Benson Road, Middlebury, CT 06749, Attention: Chief Financial Officer, Telecopier number: (203) 573-2214, E-mail Address: stephen.forsyth@chemtura.com, with a copy to Kirkland & Ellis LLP, counsel to the Loan Parties, at its address at 153 E 53rd Street, New York, New York 10022, Attention: Yongjin Im, Telecopier number: (212) 446-6460, E-Mail Address: yim@kirkland.com

(ii)                                  if to the Administrative Agent, Citibank, N.A., Two Penns Way, New Castle, 19720, Attention: Bank Loan Syndications Department, Telecopier number (212) 994-0961, E-Mail Address: oploanswebadmin@citigroup.com

(iii)                               if to any Issuing Bank or any other Lender Party, to it at its address (or telecopier number) set forth in its Administrative Questionnaire,

or at such other address as shall be notified in writing (x) in the case of the Borrower and the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.

(b)                                 All notices, demands, requests, consents and other communications described in Section 10.02(a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by this Section 10.2 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in Section 10.02(a); provided, however, that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent.

(c)                                  Notwithstanding Sections 10.02(a) and (b) (unless the Administrative Agent requests that the provisions of Sections 10.02(a) and (b) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower.  Nothing in this Section 10.02(c) shall prejudice the right of the Administrative Agent or any Lender Party to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

(d)                                 Each of the Lender Parties and each Loan Party agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lender Parties by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(e)                                  Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lender Parties and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.  In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lender Parties and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(f)                                    THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”.  NONE OF THE ADMINISTRATIVE AGENT NOR ANY OTHER MEMBER OF THE AGENT’S GROUP WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES

IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(g)                                 Each of the Lender Parties and each Loan Party agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

Section 10.03  No Waiver; Remedies.  No failure on the part of any Lender Party or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 10.04  Costs, Fees and Expenses.  (a)  The Borrower agrees (i) to pay or reimburse the Administrative Agent and the Lenders for all reasonable and documented costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement (which shall be deemed to include any predecessor transaction contemplated to be entered into with the Administrative Agent or any of the Lenders) and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (including the monitoring of, and participation in, all aspects of the Cases), including all reasonable fees and expenses of outside counsel for the Administrative Agent and the reasonable fees and expenses of one outside counsel for all Lenders as a group, and (ii) to pay or reimburse the Lenders (including, without limitation, Citibank in its capacity as Administrative Agent) for all out-of-pocket costs and expenses incurred in connection with the ongoing maintenance and monitoring of Availability and enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all reasonable fees and expenses of counsel for the Lenders (including, without limitation, Citibank in its capacity as Administrative Agent).  The foregoing fees, costs and expenses shall include all search, filing, recording, title insurance, collateral review, monitoring, and appraisal charges and fees and taxes related thereto, and other reasonable out-of-pocket expenses incurred by the Initial Lenders and the cost of independent public accountants and other outside experts retained jointly by the Initial Lenders.  All amounts due under this Section 10.04(a) shall be payable within ten Business Days after demand therefor.  The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.

(b)                                 Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent, each Agent’s Related Parties, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, advisors, attorneys-in-fact and representatives (collectively the “Indemnitees”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented fees and expenses of outside counsel), joint or several that may be incurred by, or asserted or awarded against any Indemnitee, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment, Advance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any other Loan Party, or any Liability related in any way to the Borrower or any other Loan Party in respect of Environmental Laws, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such claim, damage, loss, liability or expense is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower or any of its Subsidiaries, any security holders or creditors of the foregoing an Indemnitee or any other Person, or an Indemnitee is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  No Indemnitee shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower or any of its Subsidiaries for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct.  In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement.  All amounts due under this Section 10.04(b) shall be payable within ten Business Days after demand therefor.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

(c)                                  If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i) or 2.10(d), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

Section 10.05  Right of Set-off.  Subject to the DIP Financing Orders and the last sentence of Section 6.01, upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender Party and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement and the Note or Notes (if any) held by such Lender Party, irrespective of whether such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured.  Each Lender Party agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender Party and its respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender Party and its respective Affiliates may have.

Section 10.06  Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower, the Guarantors, each Agent, the Initial Issuing Bank and the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender Party and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender Party.

Section 10.07  Successors and Assigns.  (a)  Each Lender may assign all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) unless otherwise agreed by the Administrative Agent each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of any or all Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 under each Facility for which a Commitment is being assigned, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes (if any) subject to such assignment and a processing and recordation fee of $3,500, (v) to the extent any such assignment immediately upon becoming effective shall increase amounts payable under Section 2.10 or 2.12, the Borrower shall not be liable for payment of such increased amounts unless such assignment is made with the Borrower’s prior consent after the Borrower has been informed of such increased amounts and (vi) prior to such assignment, the assignor or the Administrative Agent shall have given notice of such assignment to the Borrower.

(b)                                 Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (ii) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 10.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto).

(c)                                  By executing and delivering an Assignment and Acceptance, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any Lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be.

(d)                                 The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Borrower, shall maintain at its address referred to in Section 10.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent.  In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (if any) a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Acceptance and, if any assigning Lender that had a Note or Notes prior to such assignment has retained a Commitment hereunder under such Facility, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder.  Such new Note or Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1, A-2 or A-3 hereto, as the case may be.

(f)                                    Each Issuing Bank may assign to one or more Eligible Assignees all or a portion of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

(g)                                 Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agents and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement, (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest (other than default interest) on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the value of the Collateral or of the value of the Guaranties, (vi) the participating banks or other entities shall be entitled to the benefit of Section 2.12 to the same extent as if they were a Lender Party but, with respect to any particular participant, to no greater extent than the Lender Party that sold the participation to such participant and only if such participant agrees to comply with Section 2.12(e) as though it were a Lender Party and (vii) to the extent any such participation immediately upon becoming effective shall increase amounts payable under Section 2.10 or 2.12, the Borrower shall not be liable for payment of such increased amounts unless such participation is made with the Borrower’s prior consent after the Borrower has been informed of such increased amounts.

(h)                                 Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender Party by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Information received by it from such Lender Party in accordance with Section 10.09 hereof.

(i)                                     Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time (and without the consent of the Administrative Agent or the Borrower) create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System

(j)                                     Notwithstanding anything to the contrary contained herein, any Lender that is a fund that invests in bank loans may create a security interest in all or any portion of the Advances owing to it and the Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such fund as security for such obligations or securities, provided, however, that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(k)                                  Notwithstanding anything to the contrary contained herein, any Lender Party (a “Granting Lender”) may grant to a special purpose funding vehicle organized and administered by such Lender Party identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof.  The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender.  Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender Party would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.10 and 2.12 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender Party of record hereunder.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Debt of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof; provided that each Lender Party designating any SPC hereby agrees to indemnify and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance.  Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent, assign all or any portion of its interest in any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.  This subsection (k) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment.

Section 10.08  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier or by electronic transmission (e.g. “.pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.09  Confidentiality and Related Matters.  Each of the Administrative Agent and the Lender Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) on a need-to-know basis to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document, any action or proceeding relating to this Agreement or any other Loan Document, the enforcement of rights hereunder or thereunder or any litigation or proceeding to which the Administrative Agent or any Lender Party or any of its respective Affiliates may be a party, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative or other similar transaction under which payments are to be made by reference to the Obligations under the Loan Documents or to the Borrower and its obligations or to this Agreement or payments hereunder, (iii) to any rating agency when required by it, (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender Party or any of their respective Affiliates on a nonconfidential basis from a source other than an Loan Party; provided that in the case of disclosure under subsections (b) (excluding disclosure to any bank regulatory authority) and (c) of this Section 10.09, such party subject to such requirement or request shall, to the extent permitted by law, provide the applicable Loan Party written notice of such requirement and cooperate with such Loan Party to obtain a protective order or other confidential treatment.  For purposes of this Section, “Information” means all information received from an Loan Party or any of its respective Subsidiaries relating to an Loan Party or any of its respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender Party on a nonconfidential basis prior to disclosure by any Loan Party or any of its respective Subsidiaries.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.10  Treatment of Information.  (a)  Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Loan Parties or their securities (“Restricting Information”).  Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information.  Each Lender Party acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the such issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person.  Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Lender Party, by participating in any conversations or other interactions with a Lender Party or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Related Parties be responsible or liable in any way for any decision a Lender Party may make to limit or to not limit its access to Restricting Information.  In particular, none of the Administrative Agent nor any of its Related Parties (i) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender Party has or has not limited its access to Restricting Information, such Lender Party’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender Party’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party or Lender Party or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Lender Party.

(b)                                 Each Loan Party agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lender Parties whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent and the Lender Parties to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 10.09) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lender Parties and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information.”  Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by an Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Loan Party, any Lender Party or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender Party that may decide not to take access to Restricting Information.  Nothing in this Section 10.10 shall modify or limit a Lender Party’s obligations under Section 10.09 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(c)                                  Each Lender Party acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information.  Accordingly, each Lender Party agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender Party’s Administrative Questionnaire.  Each Lender Party agrees to notify the Administrative Agent from time to time of such Lender Party’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(d)                                 Each Lender Party acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lender Parties generally.  Each Lender Party that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lender Parties may have access to Restricting Information that is not available to such electing Lender Party.  None of the Administrative Agent nor any Lender Party with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender Party or to use such Restricting Information on behalf of such electing Lender Party, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(e)                                  The provisions of the foregoing clauses of this Section 10.10 are designed to assist the Administrative Agent, the Lender Parties and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Lender Parties express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lender Parties hereunder or thereunder may contain Restricting Information.  Neither the Administrative Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that an Loan Party’s or Lender Party’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Lender Party with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lender Parties and each Loan Party assumes the risks associated therewith.

Section 10.11  Patriot Act Notice.  Each Lender Party and each Agent (for itself and not on behalf of any Lender Party) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender Party or such Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.  The Borrower shall, and shall cause each of its Subsidiaries to, provide the extent commercially reasonable, such information and take such actions as are reasonably requested by any Agents or any Lender Party in order to assist the Agents and the Lender Parties in maintaining compliance with the Patriot Act.

Section 10.12  Jurisdiction, Etc.  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b)                                 Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 10.13  Governing Law.  This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York and, to the extent applicable, the Bankruptcy Code.

Section 10.14  Certain Matters Relating to Rollup Revolving Credit Commitments.  Each Rollup Revolving Credit Lender that is party to this Agreement represents and warrants on the date hereof that its ratable share (expressed as a percentage of the aggregate Rollup Revolving Credit Commitments) of the aggregate Rollup Revolving Credit Commitments held by all Rollup Revolving Credit Lenders as of the date hereof equals its ratable share (expressed as a percentage of the aggregate principal amount of Pre-Petition Secured Indebtedness) of the aggregate principal amount of Pre-Petition Secured Indebtedness held of record by all Rollup Revolving Credit Lenders as of the date hereof.

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Section 10.15  Waiver of Jury Trial.  Each of the Guarantors, the Borrower, the Agents and the Lender Parties irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of the Administrative Agent or any Lender Party in the negotiation, administration, performance or enforcement thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CHEMTURA CORPORATION, a debtor and a
debtor-in-possession, as Borrower

By:
Name:
Title:

By:
Name:
Title:

A & M CLEANING PRODUCTS, LLC
As a debtor and a debtor-in-possession, and as a Guarantor

By:
Name:
Title:

AQUA CLEAR INDUSTRIES, LLC
As a debtor and a debtor-in-possession, and as a Guarantor

By:
Name:
Title:

ASCK, INC.
As a debtor and a debtor-in-possession, and as a Guarantor

By:
Name:
Title:

ASEPSIS, INC.
As a debtor and a debtor-in-possession, and as a Guarantor

By:
Name:
Title:

BIOLAB COMPANY STORE, LLC
As a debtor and a debtor-in-possession, and as a Guarantor

By:
Name:
Title:

BIOLAB FRANCHISE COMPANY, LLC
As a debtor and a debtor-in-possession, and as a Guarantor

By:
Name:
Title:

BIOLAB TEXTILE ADDITIVES, LLC
As a debtor and a debtor-in-possession, and as a Guarantor

By:
Name:
Title:

BIO-LAB, INC.
As a debtor and a debtor-in-possession, and as a Guarantor

By:
Name:
Title:

CNK CHEMICAL REALTY CORPORATION
As a debtor and a debtor-in-possession, and as a Guarantor

By:
Name:
Title:

CROMPTON COLORS INCORPORATED
As a debtor and a debtor-in-possession, and as a Guarantor

By:
Name:
Title:

CROMPTON HOLDING CORPORATION
As a debtor and a debtor-in-possession, and as a Guarantor

By:
Name:
Title:

CROMPTON MONOCHEM, INC.
As a debtor and a debtor-in-possession, and as a Guarantor

By:
Name:
Title:

GLCC LAUREL, LLC
As a debtor and a debtor-in-possession, and as a Guarantor

By:
Name:
Title:

GREAT LAKES CHEMICAL CORPORATION
As a debtor and a debtor-in-possession, and as a Guarantor

By:
Name:
Title:

GREAT LAKES CHEMICAL GLOBAL, INC.
As a debtor and a debtor-in-possession, and as a Guarantor

By:
Name:
Title:

GT SEED TREATMENT, INC.
As a debtor and a debtor-in-possession, and as a Guarantor

By:
Name:
Title:

HOMECARE LABS, INC.
As a debtor and a debtor-in-possession, and as a Guarantor

By:
Name:
Title:

ISCI, INC.
As a debtor and a debtor-in-possession, and as a Guarantor

By:
Name:
Title:

KEM MANUFACTURING CORPORATION
As a debtor and a debtor-in-possession, and as a Guarantor

By:
Name:
Title:

LAUREL INDUSTRIES HOLDINGS, INC.
As a debtor and a debtor-in-possession, and as a Guarantor

By:
Name:
Title:

MONOCHEM, INC.
As a debtor and a debtor-in-possession, and as a Guarantor

By:
Name:
Title:

NAUGATUCK TREATMENT COMPANY
As a debtor and a debtor-in-possession, and as a Guarantor

By:
Name:
Title:

RECREATIONAL WATER PRODUCTS, INC.
As a debtor and a debtor-in-possession, and as a Guarantor

By:
Name:
Title:

UNIROYAL CHEMICAL COMPANY LIMITED (DELAWARE)
As a debtor and a debtor-in-possession, and as a Guarantor

By:
Name:
Title:

WEBER CITY ROAD LLC
As a debtor and a debtor-in-possession, and as a Guarantor

By:
Name:
Title:

WRL OF INDIANA, INC.
As a debtor and a debtor-in-possession, and as a Guarantor

By:
Name:
Title:

CITIBANK, N.A., as
Administrative Agent, Initial Lender and Initial Issuing Bank

By:
Name:
Title:

ROYAL BANK OF SCOTLAND PLC, as
Syndication Agent and Initial Lender

By:
Name:
Title: